   As filed with the Securities and Exchange Commission on January 12, 1996
                                                     Registration No. 33-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                          --------------------------
                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                          --------------------------
                             SOUTHTRUST CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                 6711                                  63-0574085
(State or other jurisdiction of         (Primary Standard Industrial                   (I.R.S. Employer
incorporation or organization)           Classification Code Number)                  Identification No.)

                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35203
                                 (205) 254-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             -------------------
                              AUBREY D. BARNARD
                             SOUTHTRUST CORPORATION
                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35203
                                 (205) 254-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:
    C. LARIMORE WHITAKER                                   F. DEAN COPELAND
BRADLEY, ARANT, ROSE & WHITE                                 ALSTON & BIRD
      2001 PARK PLACE                                 1201 WEST PEACHTREE STREET
         SUITE 1400                                      ATLANTA, GEORGIA  30309
  BIRMINGHAM, ALABAMA 35203                                   (404) 881-7000
       (205) 521-8000
    --------------------                                   --------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                 Proposed maximum     Proposed maximum       Amount of
          Title of each class of              Amount to be        offering price     aggregate offering    registration
       securities to be registered             registered            per unit               price               fee
-----------------------------------------------------------------------------------------------------------------------
 Common Stock, par value
   $2.50 per share . . . . . . . . . .     5,880,579 Shares(1)          *           $147,538,591(3)       $46,105.81
 Rights to Purchase Series A Junior
   Participating Preferred Stock . . .     2,613,591 Rights(2)
=======================================================================================================================

*    Not Applicable
(1) This Registration Statement covers (i) the maximum number of shares of the common stock of the Registrant which is expected to be issued in connection with the Merger and (ii) the maximum number of shares of common stock reserved for issuance under various option and other plans of Bankers First Corporation ("BFC"), the obligations under which will be assumed by the Registrant upon consummation of the Merger, but which may be issued prior to consummation of the Merger to the extent such options are then currently exercisable.
(2) Represents 4/9ths of a Right issued in respect of each share of Common Stock issued.
(3) Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(f)(1) under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.
================================================================================

                             SOUTHTRUST CORPORATION

               CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE
               PROXY STATEMENT/PROSPECTUS OF INFORMATION REQUIRED
        BY PART I OF FORM S-4 PURSUANT TO ITEM 501(B) OF REGULATION S-K


                                                                       Location or Heading In Proxy
                Item                                                       Statement/Prospectus
                ----                                                ---------------------------------
         1.   Forepart of Registration Statement and             Forepart of Registration Statement and Outside Front Cover Page of
              Outside Front Cover Page of Prospectus             Prospectus

         2.   Inside Front and Outside Back Cover Pages of       Available Information; Incorporation of Certain Documents by
              Prospectus                                         Reference; Table of Contents


         3.   Risk Factors, Ratio of Earnings to Fixed           Summary
              Charges and Other Information

         4.   Terms of the Transaction                           Summary; The Merger; Description of Capital Stock of SouthTrust;
                                                                 Comparison of the Common Stock of SouthTrust and BFC; Certain
                                                                 Federal Income Tax Considerations

         5.   Pro Forma Financial Information                    Summary; Pro Forma Financial Information

         6.   Material Contacts with the Company Being           Summary; The Merger
              Acquired

         7.   Additional Information Required for                *
              Reoffering by Persons and Parties Deemed to
              be Underwriters

         8.   Interests of Named Experts and Counsel             Legal Matters

         9.   Disclosure of Commission Position on               *
              Indemnification for Securities Act
              Liabilities

         10.  Information With Respect to S-3 Registrants        Summary

         11.  Incorporation of Certain Information by            Incorporation of Certain Documents by Reference
              Reference

         12.  Information With Respect to S-2 or S-3             *
              Registrants

         13.  Incorporation of Certain Information by            *
              Reference

         14.  Information With Respect to Registrants            *
              Other Than S-2 or S-3 Registrants

         15.  Information With Respect to S-3 Companies          Summary; Certain Information Concerning the Business of BFC and
                                                                 the Bank; Incorporation of Certain Documents by Reference

         16.  Information With Respect to S-2 or S-3             *
              Companies

         17.  Information With Respect to Companies Other        *
              than S-2 or S-3 Companies

         18.  Information if Proxies,  Consents or               Introduction; Summary; The Merger; Additional Information
              Authorizations are to be Solicited

         19.  Information if Proxies, Consents or                *
              Authorizations are not to be Solicited, or
              in an Exchange Offer

___________________________________________________
* Not Applicable

[LETTERHEAD OF BFC]


                                                          January 30, 1996

TO THE SHAREHOLDERS OF
BANKERS FIRST CORPORATION:

     You are cordially invited to attend a Special Meeting of the Shareholders (the "Special Meeting") of Bankers First Corporation ("BFC") to be held on February 29, 1996, at 10:00 A.M., local time, at the principal executive offices of BFC at One 10th Street, Augusta, Georgia, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger (the "Merger") of BFC with and into a subsidiary of SouthTrust Corporation ("SouthTrust"). Upon consummation of the Merger, each share of BFC common stock issued and outstanding (except for certain shares held by BFC or SouthTrust, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be exchanged for 1.126 shares of SouthTrust common stock (subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus), with cash being paid in lieu of issuing fractional shares.

     Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, and (iii) Proxy for the Special Meeting. The Proxy Statement/Prospectus describes in more detail the Merger Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of BFC shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     It is important to understand that approval of the Merger Agreement will require the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of the issued and outstanding shares of BFC common stock. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger is a significant step for BFC and your vote on this matter is of great importance.

     ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

     We look forward to seeing you at the Special Meeting.

                                           Sincerely,



                                           H. M. OSTEEN, JR.
                                           President and Chief Executive Officer

                           BANKERS FIRST CORPORATION
                                ONE 10TH STREET
                            AUGUSTA, GEORGIA  30901

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     Notice is hereby given that a Special Meeting of Shareholders of Bankers First Corporation, a Georgia corporation ("BFC"), will be held on February 29, 1996, at 10:00 a.m., local time, at the principal executive offices of BFC at One 10th Street, Augusta, Georgia, for the following purposes (the "Special Meeting"):

         1. To consider and vote upon the Agreement and Plan of Merger dated as of October 31, 1995, (the "Merger Agreement"), a copy of which is annexed as Exhibit A to the accompanying Proxy Statement/Prospectus, by and among BFC, SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Georgia, Inc. ("ST-Sub"), a Georgia corporation and wholly-owned subsidiary of SouthTrust, whereby BFC will be merged with and into ST-Sub and the shareholders of BFC will receive 1.126 shares of common stock of SouthTrust (subject to possible adjustment in the event of certain occurrences), with cash being paid in lieu of any fractional shares of common stock of SouthTrust, pursuant to and in accordance with the terms and conditions of the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus; and

         2. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

     Only those persons who were holders of record of the common stock of BFC at the close of business on January 24, 1996, are entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

     The meeting may be adjourned from time to time without notice other than announcement at the meeting, or at any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

     A Proxy Card and a Proxy Statement/Prospectus for the Special Meeting are enclosed.

                                        By Order of the Board of Directors


                                                            J. RANDAL HALL
                                                            Secretary


Augusta, Georgia
January 30, 1996



         WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT BFC MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT/PROSPECTUS

                              PROXY STATEMENT OF

                          BANKERS FIRST CORPORATION

                  FOR A SPECIAL MEETING OF ITS SHAREHOLDERS
                         TO BE HELD FEBRUARY 29, 1996

         ___________________________________________________________

               THIS PROXY STATEMENT INCLUDES THE PROSPECTUS OF

                            SOUTHTRUST CORPORATION

             RELATING TO UP TO __________ SHARES OF COMMON STOCK
                         (PAR VALUE $2.50 PER SHARE)

             TO BE ISSUED IN CONNECTION WITH A PROPOSED MERGER OF
                 BANKERS FIRST CORPORATION INTO SOUTHTRUST OF
                 GEORGIA, INC., A WHOLLY-OWNED SUBSIDIARY OF
                            SOUTHTRUST CORPORATION
         ___________________________________________________________


         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHTRUST CORPORATION ("SOUTHTRUST") OR BANKERS FIRST CORPORATION ("BFC"). THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER OF ANY KIND TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. ALL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO SOUTHTRUST AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY SOUTHTRUST AND ALL INFORMATION RELATING TO BFC AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY BFC.

         THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF BFC ON OR ABOUT JANUARY 30, 1996.

               _________________________________________________

          THE SECURITIES OF SOUTHTRUST OFFERED IN CONNECTION WITH THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN
       APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
         OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                  STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS,
       ARE NOT OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION, AND ARE NOT
              INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                        OR ANY OTHER GOVERNMENTAL AGENCY

       The date of this Proxy Statement/Prospectus is January 30, 1996.

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Description of SouthTrust Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Pro Forma Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Market and Dividend Information Respecting the Common Stock of SouthTrust and BFC . . . . . . . . . . . . . . . . . .  51
Comparison of the Common Stock of SouthTrust and BFC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Supervision and Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
Certain Information Concerning the Business of BFC and the Bank . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
Beneficial Ownership of BFC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
Incorporation of Certain Documents By Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Exhibit A - Agreement and Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B - Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Exhibit C - Opinion of The Robinson-Humphrey Company, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1

                             AVAILABLE INFORMATION

         SouthTrust and BFC are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         SouthTrust has filed a Registration Statement on Form S-4 (herein, together with all amendments thereto, called the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of Common Stock of SouthTrust offered hereby. This Proxy Statement/Prospectus does not contain all of the information and undertakings set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to SouthTrust and the shares of Common Stock of SouthTrust, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO SOUTHTRUST (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE ON REQUEST WITHOUT CHARGE FROM AUBREY D. BARNARD, SOUTHTRUST CORPORATION, 420 NORTH 20TH STREET, BIRMINGHAM, ALABAMA 35203, TELEPHONE NUMBER (205) 254-5000. THE DOCUMENTS RELATING TO BFC (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM GLENN W. PETERS, BANKERS FIRST CORPORATION, ONE 10TH STREET, AUGUSTA, GEORGIA 30901 TELEPHONE (706) 849-3200. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 23, 1996. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                  INTRODUCTION

GENERAL

         This Proxy Statement/Prospectus is being furnished to the holders of Common Stock, par value $.01 per share ("BFC Common Stock"), of Bankers First Corporation, a Georgia corporation ("BFC"), in connection with the solicitation of proxies by the Board of Directors of BFC for use at a special meeting of shareholders of BFC to be held on February 29, 1996, at 10:00 a.m., local time, at the principal executive offices of BFC at One 10th Street, Augusta, Georgia, and at any adjournment thereof (the "Special Meeting").

         The purpose of the Special Meeting is to consider and vote upon that certain Agreement and Plan of Merger dated as of October 31, 1995 (the "Merger Agreement") among BFC, SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Georgia, Inc., a Georgia corporation and a wholly-owned subsidiary of SouthTrust ("ST- Sub"), providing for the merger of BFC into ST-Sub (the "Merger") and the exchange in the Merger of each outstanding share of BFC Common Stock for 1.126 shares of common stock, par value $2.50 per share, of SouthTrust ("SouthTrust Common Stock"), as the same may be adjusted pursuant to the terms of the Merger Agreement (the "Exchange Ratio"). See "THE MERGER -- Effect of Merger on BFC Common Stock"; "-- Effect of Merger on BFC Stock Options"; and "-- Possible Exchange Ratio Adjustment."

         The 1.126 shares of SouthTrust Common Stock for which each share of BFC Common Stock may be exchanged in the Merger had an aggregate market value, based upon the last sales price of SouthTrust Common Stock on January 26, 1996, of $________. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK--SouthTrust Common Stock" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND BFC." Because the number of shares of SouthTrust Common Stock to be received for each share of BFC Common Stock in the Merger is fixed, a change in the market price of SouthTrust Common Stock before the Merger would affect the value of the SouthTrust Common Stock to be received in the Merger in exchange for each share of BFC Common Stock. The Merger Agreement, however, provides that (i) if the average of the last sales prices of SouthTrust Common Stock as reported on the Nasdaq National Market ("Nasdaq") for the ten consecutive full trading days ending at the close of trading (the "Average Closing Price") on the date on which the approval of the Federal Reserve Board is received (the "Determination Date") is less than $21.675, and if the quotient obtained by dividing the Average Closing Price on such date by $25.50 (the "Acquiror Ratio") shall be less than the quotient obtained by dividing the weighted average of the closing prices of certain bank holding companies as listed in Section 10.1 of the Merger Agreement (the "Index Group") on the Determination Date by the weighted average closing prices of the Index Group on October 30, 1995 and subtracting 0.15 from this quotient (the "Index Ratio"), or (ii) if the Average Closing Price on the Determination Date is less than $19.125, then BFC will have the right to terminate the Merger Agreement unless SouthTrust elects to adjust the Exchange Ratio in the manner described under "THE MERGER-- Possible Exchange Ratio Adjustment." No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of BFC Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of one share of SouthTrust Common Stock at the Effective Time of the Merger (as defined below), as reported by Nasdaq.

         The Merger Agreement also contemplates that, at the Effective Time of the Merger, each award, option, or other right to purchase or acquire shares of BFC Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("BFC Rights") granted by BFC under the BFC Stock Plans (as defined in the Merger Agreement) which are outstanding at the Effective Time of the Merger, whether or not exercisable, will be converted into and become rights with respect to SouthTrust Common Stock on a basis adjusted to reflect the Exchange Ratio. See "THE MERGER -- Effect of Merger on BFC Stock Options."

         Subject to the approval of the Merger Agreement by the shareholders of BFC and the satisfaction or waiver of all conditions contained in the Merger Agreement, the Merger will become effective upon the filing of an appropriate Certificate of Merger with the Secretary of State of the State of Georgia (the "Effective Time of the Merger").

         A copy of the Merger Agreement is attached hereto as Exhibit A, and the description thereof contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to such Exhibit A. See "THE MERGER."

VOTING AT THE SPECIAL MEETING

         The Board of Directors of BFC has fixed the close of business on January 24, 1996 as the record date (the "Record Date") for the determination of holders of shares of BFC Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, BFC had outstanding __________ shares of BFC Common Stock, which constituted the only outstanding class of capital stock of BFC entitled to notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of BFC Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting, and the affirmative vote of the holders of a majority of the outstanding shares of BFC Common Stock entitled to vote thereon is required to approve the Merger Agreement. Each holder of record of shares of BFC Common Stock on the Record Date is entitled to one vote for each share of such stock held of record.

         As of the Record Date, BFC directors and executive officers (a total of 15 persons) beneficially owned a total of 629,815 shares of BFC Common Stock (exclusive of 369,981 shares of BFC Common Stock which may be acquired by such persons pursuant to options exercisable within 60 days of the Record Date), representing approximately 13.20% of the shares of BFC Common Stock entitled to vote at the Special Meeting. All such directors and officers have informed BFC that, as of the date of the Proxy Statement/Prospectus, they intend to vote for approval of the Merger Agreement.

         As of November 30, 1995, 328,195 shares of BFC Common Stock had been allocated to the accounts of participants in the Employee Stock Ownership Plan ("ESOP") of BFC and 57,422 shares of BFC Common Stock had not yet been allocated to the accounts of such participants. The ESOP provides that each participant has the right to direct the Trustee of the ESOP, SouthTrust Estate and Trust Company of Georgia, National Association ("ST-Trust"), as to the manner in which shares of BFC Common Stock allocated to his or her account are to be voted. Under the ESOP, ST-Trust has the authority to vote the shares of BFC Common Stock held pursuant to the ESOP which have not been allocated to the participants' accounts. ST-Trust has informed BFC that, as of the date of the Proxy Statement/Prospectus, ST-Trust intends to vote the unallocated shares of BFC Common Stock for approval of the Merger Agreement.

         The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") has rendered its opinion to the Board of Directors of BFC dated October 31, 1995, and updated as of January 30, 1996 stating that, in its opinion, the Exchange
Ratio is fair from a financial point of view to the shareholders of BFC. See "SUMMARY -- The Merger - Opinion of Financial Advisor" and "THE MERGER -- Opinion of Financial Advisor."

         THE BOARD OF DIRECTORS OF BFC RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND AND REASONS FOR THE MERGER."

         A proxy in the form enclosed, properly completed and returned in time for the voting thereof at the Special Meeting, with instructions specified thereon, will be voted in accordance with such instructions. If no specification is made, a signed proxy will be voted FOR approval of the Merger Agreement. A proxy may be revoked at any time prior to its exercise (i) by filing with the Secretary of BFC either an instrument revoking the proxy or a duly executed proxy bearing a later date or (ii) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not itself revoke a proxy.

         In addition to the use of the mail, proxies may be solicited by telephone, telegraph or personally by the directors, officers and employees of BFC, who will receive no extra compensation for their services. In addition to such solicitations, Morrow & Co., a proxy solicitation firm, will assist BFC in soliciting proxies for the Special Meeting and will be paid a fee of $6,000.00 plus out-of-pocket expenses. The expenses of such solicitation will be paid by BFC. BFC will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of shares of BFC Common Stock.

         SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

                                    SUMMARY

         The following is a brief summary of certain information contained in or incorporated by reference into this Proxy Statement/Prospectus with respect to BFC, SouthTrust and the terms of the Merger. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Exhibits hereto and the documents referred to herein.

PARTIES TO THE MERGER

  SouthTrust

         SouthTrust is a regional bank holding company headquartered in Birmingham, Alabama, and engaged in a full range of banking services from more than 430 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. SouthTrust, through its bank-related subsidiaries, also offers a range of other services, including mortgage banking services, data processing services and securities brokerage services. As of September 30, 1995, SouthTrust had consolidated total assets of approximately $20.0 billion, which ranked it as the largest bank holding company headquartered in Alabama. The largest bank subsidiary of SouthTrust is SouthTrust Bank of Alabama, N.A., the oldest predecessor of which was incorporated in 1887, and which had approximately $10.9 billion in total assets as of September 30, 1995. Of SouthTrust's approximately $20.0 billion in assets as of September 30, 1995, approximately $10.9 billion were in Alabama, approximately $4.0 billion were in Georgia and approximately $3.7 billion were in Florida.

         SouthTrust has pursued a strategy of acquiring banks and financial institutions in or near major metropolitan or growth markets in Florida, Georgia, North Carolina, Mississippi, South Carolina and Tennessee. The purpose of this strategy is to give SouthTrust business development opportunities in metropolitan markets with favorable prospects for population and per capita income growth.

         Through the first three quarters of 1995, SouthTrust effected acquisitions of seven financial institutions, with total assets of approximately $713.0 million. The following table presents certain information as of September 30, 1995 with respect to transactions which are currently pending as of the date of this Proxy Statement/Prospectus, including the
Merger:

                                                                Total          Total             Total
   Institution                           Location               Assets       Deposits            Loans*
-----------------                        --------               ------       --------            -----
                                                                           (in millions)
Bankers First Corporation            Augusta, Georgia      $  1,061.0       $  769.3        $    885.3
Citizens Bank of Macclenny           Macclenny, Florida          84.0           72.4              53.1
FFE Financial Corp.                  Englewood, Florida         140.6          120.6              99.1
First State Bank of Florida          Deltona, Florida            88.4           81.7              61.3

__________________________
*Net of unearned income

         SouthTrust anticipates that the acquisition of BFC and the pending acquisition of Citizens Bank of Macclenny each will be accounted for as a pooling of interests, and that the pending acquisitions of FFE Financial Corp. and First State Bank of Florida each will be accounted for pursuant to the purchase method of accounting. Consummation of the pending transactions is subject, in each case, to, among other things, approval by applicable regulatory authorities.

         As a routine part of its business, SouthTrust evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the SouthTrust Common Stock to be issued to holders of BFC Common Stock in the Merger.

         The principal executive offices of SouthTrust are located at 420 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 254-5000.

  BFC and the Bank

         BFC was organized in September 1983 at the direction of the Board of Directors of Bankers First Savings Bank, FSB (formerly Bankers First Federal Savings and Loan Association) (the "Bank") for the purpose of becoming a holding company to hold all of the outstanding stock of the Bank. The Bank is a federal stock savings bank and a wholly-owned subsidiary of BFC. BFC is primarily engaged in the business of directing, planning and coordinating the business activities of the Bank.

         The Bank was chartered under the name of Bankers First Federal Savings and Loan Association in 1924 as a mutual savings and loan association, offering home mortgage loans and savings accounts, primarily serving the Augusta, Georgia area. The Bank converted from mutual to stock form in April 1984, in connection with the organization of BFC. The Bank now operates 18 full-service offices, six deposit branches and 27 automated teller machines, serving customers primarily in the Augusta, Georgia metropolitan area. The Bank is a member of the Federal Home Loan Bank System, and its savings deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision ("OTS") and the FDIC. See "CERTAIN INFORMATION CONCERNING THE BUSINESS OF BFC AND THE BANK" and "SUPERVISION AND REGULATION."

         The business of the Bank consists primarily of attracting deposits from the general public and using these funds, as well as loan repayments and borrowings, to originate loans, primarily for the purchase, refinancing or construction of residential real estate. The Bank also engages in making commercial real estate, construction, acquisition and development, Small Business Administration ("SBA"), commercial business, home equity and consumer loans. The Bank also invests in securities and mortgage-backed obligations.

         The principal sources of funds for the Bank's lending and investment activities are time deposits, savings accounts and transaction accounts. In addition to deposits, the Bank obtains funds from loan principal repayments, proceeds from sales of loans, mortgage-backed securities and investments, advances from the Federal Home Loan Bank of Atlanta, and the sale of securities under agreements to repurchase. The Bank's principal expenses are interest paid on deposits, borrowings and operating expenses.

         The Bank's primary market area for loans and deposits is the Augusta, Georgia metropolitan area, whose population approximated 280,000 in December 1995. Included among the counties in the Augusta, Georgia metropolitan area are Richmond and Columbia counties.

         BFC and the Bank maintain their principal executive offices at One 10th Street, Augusta, Georgia, and the telephone number at such office is (706) 849-3200.

  SouthTrust of Georgia, Inc.

         ST-Sub, a Georgia corporation, is a wholly-owned subsidiary of SouthTrust. It owns the bank subsidiaries of SouthTrust that are located in Georgia, including SouthTrust Bank of Georgia, National Association ("ST-Bank").

SPECIAL MEETING

         The Special Meeting will be held at 10:00 a.m., local time, on Thursday, February 29, 1996, at the principal executive offices of BFC at One 10th Street, Augusta, Georgia, to consider and vote upon the approval of the Merger Agreement. Only holders of record of shares of BFC Common Stock as of the close of business on January 24, 1996 will be entitled to notice of and to vote at the Special Meeting, including any adjournment thereof.

THE MERGER

  Terms of the Merger

         Subject to approval of the Merger Agreement by the shareholders of BFC at the Special Meeting, the receipt of required regulatory approval, and satisfaction of other conditions, BFC will be merged into ST-Sub pursuant to the Merger Agreement. At the Effective Time of the Merger, each issued and outstanding share of BFC Common Stock (excluding shares held by any BFC Company (as defined in the Merger Agreement) or any SouthTrust Company (as defined in the Merger Agreement), in each case other than in a fiduciary capacity or as a result of debts previously contracted) will cease to be outstanding and shall be converted into and exchanged for the right to receive 1.126 shares of SouthTrust Common Stock, as the same may be adjusted pursuant to the terms of the Merger Agreement. See "THE MERGER -- Effect of Merger on BFC Common Stock."

         If the average of the last sales prices of SouthTrust Common Stock as reported on Nasdaq for the ten consecutive full trading days ending at the close of trading (the "Average Closing Price") on the date on which the consent of the Federal Reserve Board is received (the "Determination Date") is less than $21.675, and if the quotient obtained by dividing the Average Closing Price on such date by $25.50 (the "Acquiror Ratio") shall be less than the quotient obtained by dividing the weighted average of the closing prices of certain bank holding companies as listed in Section 10.1 of the Merger Agreement (the "Index Group") on the Determination Date by the weighted average closing prices of the Index Group on October 30, 1995 and subtracting 0.15 from this quotient (the "Index Ratio") or if the Average Closing Price on the Determination Date is less than $19.125, then BFC will have the right to terminate the Agreement unless SouthTrust elects to adjust the Exchange Ratio in the manner described under "THE MERGER -- Possible Exchange Ratio Adjustment."

         As the Exchange Ratio may be increased at the option of SouthTrust as discussed in the preceding paragraph, the Exchange Ratio may not be definitively determined until just prior to the Effective Time of the Merger. Based upon the last sales price of SouthTrust Common Stock on January 26, 1996 (the last trading day immediately prior to the date of this Proxy Statement/Prospectus), which last sales price is $____, the Exchange Ratio would remain 1.126. In the event that SouthTrust has the right to adjust the Exchange Ratio but chooses not to exercise such right, then BFC is entitled, at its option upon approval by a majority of its Board of Directors, to terminate the Merger Agreement.

         The Exchange Ratio, including the number of shares of SouthTrust Common Stock issuable in the Merger, is also subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust.

         No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of BFC Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of SouthTrust Common Stock on Nasdaq on the last trading day preceding the Effective Time.

         All rights with respect to shares of BFC Common Stock issuable pursuant to the exercise of stock options ("BFC Options") granted by BFC under stock option plans of BFC (the "BFC Stock Option Plans"), and held by each participant thereunder, shall be converted into, as of the Effective Time of the Merger, the right of the holders thereof to receive shares of SouthTrust Common Stock. See "THE MERGER -- Effect of Merger on BFC Stock Options."

         As promptly as practicable after the Effective Time of the Merger, SouthTrust or its agents shall send or cause to be sent to each former holder of record of BFC Common Stock a letter of transmittal for use in exchanging their stock certificates formerly representing such BFC Common Stock for the right to receive certificates representing the appropriate number of shares of SouthTrust Common Stock plus a cash payment for any fractional shares. BFC SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "THE MERGER -- Exchange of Stock Certificates."

  Vote Required

         The affirmative vote of the holders of a majority of the outstanding shares of BFC Common Stock is required to approve the Merger Agreement. Directors and executive officers of BFC, and their affiliates, owned, as of the Record Date, directly or indirectly, 629,815 shares of BFC Common Stock (exclusive of 369,981 shares of BFC Common Stock which may be acquired by such persons pursuant to options exercisable within 60 days of the Record Date), constituting approximately 13.20% of the shares of BFC Common Stock outstanding on the Record Date for the Special Meeting. It is anticipated that all of such shares will be voted for approval of the Merger Agreement.

  Background of and Reasons for the Merger; Recommendations of the Board of Directors of BFC

         The Board of Directors of BFC believes that the Merger Agreement and the Merger are in the best interests of BFC and its shareholders. THE BFC DIRECTORS UNANIMOUSLY RECOMMEND THAT BFC SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. In unanimously approving the Merger Agreement, BFC's directors considered, among other things, BFC's and SouthTrust's financial conditions, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, the views of The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") as to the fairness of the Exchange Ratio, from a financial point of view, to the shareholders of BFC, and in general the fairness of the terms of the Merger to BFC shareholders.

         SouthTrust is engaging in the transactions pursuant to the Merger Agreement because the Merger is consistent with its expansion strategy within the southeastern United States and because the acquisition of BFC and the Bank will augment SouthTrust's existing market share in Georgia and enhance its competitive position in such market.

         See "THE MERGER -- Background of and Reasons for the Merger."

  Opinion of Financial Advisor

         Robinson-Humphrey has rendered opinions to BFC that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinions, the Exchange Ratio is fair, from a financial point of view, to the shareholders of BFC. The opinion of Robinson-Humphrey dated as of the date of this Proxy Statement is attached as Exhibit C to this Proxy Statement/Prospectus. BFC shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "THE MERGER -- Opinion of Financial Advisor."

  Interests of Certain Named Persons in the Merger

         Certain members of BFC's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of BFC generally. Among those interests are certain employment and change in control agreements that provide for severance pay and other benefits upon the occurrence of a merger or other change in control and agreements by SouthTrust to indemnify directors, officers, employees and agents of BFC and its subsidiaries from and after the Merger against certain liabilities arising prior to the Merger to the full extent permitted under Georgia law and BFC's Articles of Incorporation and Bylaws. SouthTrust has also generally agreed to use its reasonable efforts to maintain BFC's existing directors' and officers' liability insurance policy for six years after the Merger, subject to certain limitations.

         See "THE MERGER -- Interests of Certain Named Persons in the Merger" and "THE MERGER -- Business and Management of BFC Following the Merger; Plans for Business of BFC."

  Effective Time of the Merger

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time of the Merger will occur on the date and at the time that the Certificate of Merger becomes effective with the Georgia Secretary of State. Unless otherwise agreed upon by BFC and SouthTrust, and subject to the conditions to the obligations of the parties to effect the Merger, the parties have agreed to use their reasonable efforts to cause the Effective Time of the Merger to occur as soon as practicable following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger and (ii) the date on which the shareholders of BFC approve the matters relating to the Merger Agreement required to be approved by such shareholders by applicable law. See "THE MERGER -- Effective Time of the Merger" and "THE MERGER -- Regulatory Approvals and Certain Other Conditions to Consummation of the Merger; Waiver and Amendment."

         NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. BFC AND SOUTHTRUST ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED DURING THE FIRST HALF OF 1996. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

  Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment

         The respective obligations of SouthTrust and BFC to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger, (ii) the approval of the Merger Agreement by the requisite vote of BFC's shareholders, and (iii) certain other conditions customary in transactions of this kind.

         Consummation of the Merger is subject to receipt of the prior approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act. The Bank Holding Company Act prohibits the Federal Reserve Board from approving the Merger (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Holding Company Act, the Federal Reserve Board also considers whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. In addition, the Merger may not be consummated until the 15th day following the dates of each of the requisite approvals, during which periods the United States Department of Justice may comment adversely on the transaction (which has the effect of extending the waiting period to the 30th day following approval) or challenge such merger on antitrust grounds.
The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.

         The Merger is also subject to the approval of the Georgia Department of Banking and Finance (the "Georgia Department") and to prior notice to the Office of Thrift Supervision (the "OTS") neither of which require any waiting period. In their evaluations, the Georgia Department and the OTS take into account considerations similar to those applied by the Federal Reserve Board.

         SouthTrust has filed with the Federal Reserve Board an application seeking approval to merge BFC into ST-Sub and to merge the Bank into ST-Bank, which application was accepted by the Federal Reserve Board on December 22, 1995. On December 4, 1995 ST-Bank submitted to the OCC an application seeking approval to merge the Bank into ST-Bank. SouthTrust has also transmitted an application to the Georgia Department seeking approval to consummate the transactions contemplated by the Merger Agreement, which application was accepted on December 27, 1995. In addition, BFC has filed the required notice with the OTS on December 21, 1995. Southtrust will take such action, if any, with the OTS as may be necessary to consummate the Merger.

         THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. THERE ALSO CAN BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT IMPOSE CONDITIONS THAT ARE DEEMED BY BFC OR SOUTHTRUST TO MATERIALLY ADVERSELY IMPACT THE ECONOMIC OR BUSINESS ASSUMPTIONS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THERE CAN ALSO BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT

OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE MERGER OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

         At any time before the Merger becomes effective, any party to the Merger Agreement may waive conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition, the Merger Agreement may be amended by written instrument signed on behalf of each of the parties thereto.

         See "THE MERGER -- Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment."

  Termination

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time in any of the following ways:

                 (i)      By mutual consent of SouthTrust and BFC; or

                 (ii) By either SouthTrust or BFC (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in the Merger Agreement which cannot be or had not been cured within 30 days after the giving of written notice of the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in the Merger Agreement; or

                 (iii) By either SouthTrust or BFC in the event of a material breach by the other party of any covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

                 (iv) By either SouthTrust or BFC in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated thereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of BFC fail to vote their approval of the Merger Agreement and the transactions contemplated thereby as required by the Georgia Business Corporation Code at the shareholder meeting where the transactions were presented to such shareholders for approval and voted upon; or

                 (v) By either SouthTrust or BFC in the event that the Merger shall not have been consummated by September 30, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of the Merger Agreement by the party electing to terminate; or

                 (vi) By either SouthTrust or BFC (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by September 30, 1996; or

                 (vii) By BFC, in connection with BFC entering into a definitive agreement with another entity, as contemplated in the Merger Agreement, provided BFC has complied with all of the provisions thereof, including the advice of counsel and notice provisions thereof; or

                 (viii) By BFC if certain conditions with respect to the last sales price of SouthTrust Common Stock are not met and SouthTrust does not elect to increase the Exchange Ratio. See "THE MERGER -- Possible Exchange Ratio Adjustment."

See "THE MERGER -- Termination."

  Stock Option Agreement

         Following the execution of the Merger Agreement, BFC granted SouthTrust an option (the "Stock Option") to purchase, under certain circumstances, 942,854 shares (the "Option Shares") of BFC Common Stock at a price of $29.00 per share pursuant to the terms of a Stock Option Agreement dated October 31, 1995, between SouthTrust and BFC (the "Stock Option Agreement"). The "Spread Value" of the Stock Option (as defined in the Stock Option Agreement) is capped, however, which would have the effect in certain circumstances of reducing the number of shares of BFC Common Stock constituting Option Shares. The Stock Option is exercisable only upon the occurrence of certain events set forth in the Stock Option Agreement, including the receipt of any required regulatory approvals, none of which has occurred as of the date hereof. BFC granted the Stock Option as a condition of and in consideration for the entry by SouthTrust into the Merger Agreement. A copy of the Stock Option Agreement is attached hereto as Exhibit B, and any description thereof contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to such Exhibit B. See "THE MERGER -- Stock Option Agreement."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         BFC and SouthTrust have received an opinion of Alston & Bird to the effect that, for federal income tax purposes, (i) the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) no gain or loss will be recognized by holders of shares of BFC Common Stock who receive shares of SouthTrust Common Stock in the Merger, except that gain or loss will be recognized with respect to cash received in lieu of fractional interests in shares of SouthTrust Common Stock. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

         THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF SHARES OF BFC COMMON STOCK. ALL HOLDERS OF SHARES OF BFC COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

ABSENCE OF RIGHTS OF DISSENT AND APPRAISAL

         Rights of dissent and appraisal are not available to shareholders of BFC under the Georgia Business Corporation Code in connection with Merger. See "THE MERGER - Absence of Rights of Dissent and Appraisal."

COMPARATIVE STOCK PRICES

         SouthTrust Common Stock and BFC Common Stock are traded in the over-the-counter market through the facilities of Nasdaq.

         The following table sets forth the per share last sales prices for SouthTrust Common Stock and BFC Common Stock, respectively, last as of selected dates, and the pro forma equivalent market value of the 1.126 shares of SouthTrust Common Stock to be received in the Merger for each share of BFC Common Stock:

                                    SouthTrust                    BFC                   SouthTrust
                                   Common Stock              Common Stock              Common Stock
                                    Historical                Historical                 Equivalent(3)
                                    ----------                ----------                 ----------
  October 30, 1995 (1)                $  25.50                   $28.25                   $ 28.71
  ____________, 1996 (2)              $ _____                    $ _____                  $  _____

__________________________
(1) Last trading day preceding the announcement of the execution of the Merger Agreement.
(2) Most recent practicable date preceding the date of this Proxy Statement/Prospectus.

(3) Pro forma equivalents calculated using the historical last sales price for SouthTrust Common Stock as of the selected date multiplied by the exchange ratio of 1.126 shares of SouthTrust Common Stock per share of BFC Common Stock.

         BFC's shareholders are advised to obtain current market quotations for SouthTrust Common Stock and BFC Common Stock. No assurance can be given as to the market prices of SouthTrust Common Stock or BFC Common Stock at any time before the Effective Time of the Merger or as to the market price of SouthTrust Common Stock at any time thereafter. Because the exchange ratio of BFC Common Stock for SouthTrust Common Stock is fixed, it will not compensate BFC's shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. As a result, in the event the market price of SouthTrust Common Stock decreases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for BFC Common Stock would decrease. However, in the event the market price for SouthTrust Common Stock increases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for BFC Common Stock would increase. For information as to the circumstances under which BFC may terminate the Merger Agreement, see "THE MERGER -- Termination."

         See "THE MERGER -- Possible Exchange Ratio Adjustment" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND BFC."

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of BFC who are not deemed to be "affiliates" (as that term is defined under the Securities
Act) of BFC and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of BFC may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Under the volume limitations of Rule 145, and based upon the outstanding shares of SouthTrust Common Stock as of September 30, 1995, an affiliate of BFC who otherwise complies with Rule 145, subject to the undertaking described below, will be free to resell, during any given three-month period, up to approximately _____ shares of SouthTrust Common Stock.

         BFC has agreed to use its reasonable efforts to cause each individual or entity identified by BFC as an affiliate to deliver to SouthTrust, on or before thirty (30) days prior to the Effective Time of the Merger, a written agreement in the form provided for in the Merger Agreement providing that such affiliate shall not sell, pledge, transfer or otherwise dispose of such shares of SouthTrust Common Stock to be received by such affiliate upon consummation of the Merger, except (i) in compliance with the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least thirty (30) days of combined operations of BFC and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

         See "THE MERGER -- Resale of SouthTrust Common Stock Received in the Merger."

DIFFERENCES IN RIGHTS OF BFC SHAREHOLDERS

         Upon consummation of the Merger, BFC shareholders will become SouthTrust stockholders. As a result, their rights as shareholders, which now are governed by Georgia corporate law and BFC's Articles of Incorporation and Bylaws, will be governed by Delaware corporate law and will be governed by SouthTrust's Restated Certificate of Incorporation and Bylaws. Because of certain differences between the provisions of Georgia corporate law and Delaware corporate law and of BFC's Articles of Incorporation and Bylaws and SouthTrust's Restated Certificate of Incorporation and Bylaws, the current rights of BFC shareholders will change after the Merger. Some of these differences include anti-takeover provisions. See "COMPARISON OF THE COMMON STOCK OF SOUTHTRUST AND BFC."

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. See "THE MERGER -- Accounting Treatment."

EQUIVALENT SHARE DATA

         The following summary presents comparative historical unaudited per share data for both SouthTrust and BFC. The pro forma amounts assume the Merger had been effective during the periods presented and has been accounted for as a pooling of interests. SouthTrust's pro forma amounts represent the combined pro forma results, and BFC pro forma equivalent amounts are computed by multiplying the combined pro forma amounts by a factor of 1.126, to reflect the Exchange Ratio in the Merger of 1.126 shares of SouthTrust Common Stock for each share of BFC Common Stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated by reference herein, and the pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. Results for the nine months ended September 30, 1995, are not necessarily indicative of results expected for the entire year.


                                                                 Years Ended                   Nine Months
                                                                December 31,                      Ended
                                                  ----------------------------------------    September 30,
                                                     1994          1993            1992            1995
                                                  ---------     ----------      ----------      ---------
Net income per common share:
         SouthTrust . . . . . . . . . . . . .     $    2.15     $     1.94      $     1.66      $    1.75
         BFC  . . . . . . . . . . . . . . . .          2.19           1.41            1.05           1.93
         SouthTrust pro forma combined  . . .          2.13           1.89            1.61           1.75
         BFC pro forma equivalent . . . . . .          2.40           2.13            1.81           1.97

Cash dividends per common share:
         SouthTrust . . . . . . . . . . . . .     $    0.68     $     0.60      $     0.52      $    0.60
         BFC  . . . . . . . . . . . . . . . .          0.45           0.10            0.07           0.45
         SouthTrust pro forma combined(1) . .          0.68           0.60            0.52           0.60
         BFC pro forma equivalent . . . . . .          0.77           0.68            0.59           0.68

Book value per common share (period end):
         SouthTrust . . . . . . . . . . . . .     $   13.94     $    13.25      $    11.55      $   15.83
         BFC  . . . . . . . . . . . . . . . .         18.77          16.90           15.64          19.99
         SouthTrust pro forma combined  . . .         14.10          13.35           11.70          15.94
         BFC pro forma equivalent . . . . . .         15.88          15.03           13.17          17.95

__________________________

(1) SouthTrust pro forma combined dividends represent historical cash dividends of SouthTrust.

SELECTED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial information for BFC and SouthTrust. The historical income statement data included in the selected financial data for the five most recent fiscal years are derived from audited consolidated financial statements of BFC and SouthTrust. The financial data for the interim periods ended September 30, 1995 and 1994 are derived from the unaudited historical financial statements of BFC and SouthTrust, respectively, and reflect, in the respective opinions of management of BFC and SouthTrust, all adjustments (consisting only of recurring adjustments) necessary for a fair presentation of such data. This information should be read in conjunction with the consolidated financial statements of BFC and SouthTrust, and the related notes thereto, included in documents included elsewhere herein or incorporated herein by reference and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

                    SOUTHTRUST CORPORATION AND SUBSIDIARIES

                                                                                                       Nine Months
                                                    Years Ended December 31,                       Ended September 30,
                                  -----------------------------------------------------------     ---------------------
                                    1994         1993         1992        1991       1990           1995         1994
                                  --------     --------    ---------    ------   ------------     --------    ---------
INCOME STATEMENT DATA
  (in thousands except per share data):
  Interest income                $1,108,612  $927,551      $828,080    $823,725    $776,661      $1,084,835      $792,108
  Interest expense                  501,067   397,743       382,930     474,453     498,329         578,869       345,857
                                    -------   -------       -------     -------     -------         -------       -------
    Net interest income             607,545   529,808       445,150     349,272     278,332         505,966       446,251
  Provision for loan losses          44,984    45,032        43,305      38,042      44,635          39,489        33,272
                                     ------    ------        ------      ------      ------          ------        ------
  Net interest income after
    provision for loan losses       562,561   484,776       401,845     311,230     233,697         466,477       412,979
  Non-interest income               184,778   174,702       136,683     108,881      91,084         151,730       137,896
  Non-interest expense              485,999   434,951       373,636     296,796     234,713         396,509       358,900
                                    -------   -------       -------     -------     -------         -------       -------
  Income before income taxes        261,340   224,527       164,892     123,315      90,068         221,698       191,975
  Provision for income taxes         88,338    73,992        50,646      33,309      20,360          76,282        64,340
                                     ------    ------        ------      ------      ------          ------        ------
    Net income                     $173,002  $150,535      $114,246     $90,006     $69,708        $145,416      $127,635
                                   ========  ========      ========     =======     =======        ========      ========

  Net income per common share
    and common share equivalent       $2.15     $1.94         $1.66       $1.42       $1.14           $1.75         $1.59
  Cash dividends declared
    per common share                   0.68      0.60          0.52        0.48        0.46            0.60          0.51
  Average common shares and common
    share equivalents outstanding    80,628    77,772        68,948      63,255      61,148          83,075        80,267

BALANCE SHEET DATA (at period end)
  (in millions):
  Total assets                    $17,632.1 $14,708.0     $12,714.4   $10,158.1    $9,005.9       $20,020.8     $16,955.5
  Total loans, net                 12,121.9   9,448.3       7,546.6     5,965.0     5,531.4        14,077.5      11,472.3
  Total deposits                   12,801.2  11,515.4      10,082.3     8,277.2     7,228.0        14,009.5      12,243.2
  Total stockholders' equity        1,135.3   1,051.8         860.4       662.0       549.6         1,387.3       1,128.5


                   BANKERS FIRST CORPORATION AND SUBSIDIARIES

                                                                                                 Nine Months
                                                  Years Ended December 31,                    Ended September 30,
                                -----------------------------------------------------------   -------------------
                                  1994       1993         1992      1991           1990         1995        1994
                                --------   --------    ---------  ---------      --------     --------   ---------
INCOME STATEMENT DATA
  (in thousands except per share data):
  Interest income . . . . . .    $71,743    $65,391     $69,828    $113,382       $143,752     $63,257     $51,995
  Interest expense  . . . . .     37,647     36,841      45,768      83,119        108,585      35,673      27,035
                                  ------     ------      ------    --------       --------    --------    --------
    Net interest income . . .     34,096     28,550      24,060      30,263         35,167      27,584      24,960
  Provision for loan
    losses  . . . . . . . . .      1,800      3,012       4,787       5,850         18,971         925         700
                                   -----      -----      ------    --------       --------    --------    --------
  Net interest income after
    provision for loan
    losses  . . . . . . . . .     32,296     25,538      19,273      24,413         16,196      26,659      24,260
  Non-interest income . . . .      8,613      8,984       6,947       8,468         11,427       6,471       6,139
  Non-interest expense  . . .     24,037     23,357      22,878      29,717         46,033      18,680      18,050
                                  ------     ------      ------    --------      ---------    --------    --------
  Income (loss) before
    income taxes  . . . . . .     16,872     11,165       3,342       3,164       (18,410)      14,450      12,349
  Provision (benefit)
    for income taxes  . . . .      6,047      4,380     (1,394)         984          (139)       4,697       4,549
                                  ------     ------     ------     --------      ---------    --------    --------
    Net income (loss) . . . .    $10,825    $ 6,785     $ 4,736       2,180       (18,271)       9,753       7,800
                                  ======     ======      ======    ========      =========    ========    ========

  Net income (loss)
    per common share
    and common share
    equivalent  . . . . . . .      $2.19      $1.41       $1.05       $0.50        $(4.21)       $1.93       $1.58
  Cash dividends declared
    per common share  . . . .       0.45       0.10        0.07        0.07           0.28        0.45        0.30
  Average common shares
    and common share
    equivalents
    outstanding . . . . . . .      4,937      4,810       4,499       4,361          4,335       5,062       4,939

BALANCE SHEET DATA (at period end)
  (in millions):
  Total assets  . . . . . . .   $1,063.8     $909.2      $910.6      $904.4       $1,455.9    $1,061.0    $1,040.5
  Total loans, net  . . . . .      886.6      688.4       609.0       557.0          984.6       885.3       852.6
  Total deposits  . . . . . .      683.9      631.9       654.9       737.2        1,182.2       769.3       690.9
  Total stockholders' equity        84.5       75.2        68.6        63.8           61.9        95.0        82.2

 SELECTED PRO FORMA INFORMATION

         The following table sets forth certain unaudited pro forma combined financial information for SouthTrust and BFC giving effect to the Merger. The unaudited pro forma combining condensed financial presentation is presented for information purposes only and is not necessarily indicative of the combined financial position or results of operations which would actually have occurred if the transactions had been consummated in the past or which may be obtained in the future. This information should be read in conjunction with the consolidated financial statements of BFC and SouthTrust and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. Details of pro forma adjustments affecting the historical combined amounts are included in the Pro Forma Combining Condensed Financial Statements set forth on pages 46 through 50, inclusive, herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

                         PRO FORMA COMBINED INFORMATION
              SOUTHTRUST CORPORATION AND BANKERS FIRST CORPORATION



                                                           Year Ended December 31,               Nine months
                                                   -----------------------------------------        Ended
                                                       1994           1993           1992    September 30, 1995
                                                   ----------     -----------     ---------- ------------------


      INCOME STATEMENT DATA
         (in thousands except per share data):
      Interest income . . . . . . . . . . . .      $1,180,355     $   992,942     $ 897,908      $  1,148,092
      Interest expense  . . . . . . . . . . .         538,714         434,584       428,698           614,542
                                                   ----------     -----------     ---------      ------------
        Net interest income . . . . . . . . .         641,641         558,358       469,210           533,550
      Provision for loan losses . . . . . . .          46,784          48,044        48,092            40,414
                                                   ----------     -----------     ---------      ------------
      Net interest income after provision for
        loan losses . . . . . . . . . . . . .         594,857         510,314       421,118           493,136
      Non-interest income . . . . . . . . . .         193,391         183,686       143,630           158,201
      Non-interest expense  . . . . . . . . .         510,036         458,308       396,514           415,189
                                                   ----------     -----------     ---------      ------------
      Income before income taxes  . . . . . .         278,212         235,692       168,234           236,148
      Provision for income taxes  . . . . . .          94,385          78,372        49,252            80,979
                                                   ----------     -----------     ---------      ------------
        Net income  . . . . . . . . . . . . .      $  183,827     $   157,320     $ 118,982      $    155,169
                                                   ==========     ===========     =========      ============

      Net income per common share and
        common share equivalent . . . . . . .      $     2.13     $      1.89     $    1.61      $       1.75
      Average common shares and common
        share equivalents outstanding . . . .          86,187          83,188        74,014            88,775

      BALANCE SHEET DATA
         (in millions)
      Total assets  . . . . . . . . . . . . .      $ 18,695.9     $  15,617.2     $13,625.0      $   21,081.8
      Total loans, net  . . . . . . . . . . .        13,008.5        10,136.7       8,155.6          14,962.8
      Total deposits  . . . . . . . . . . . .        13,485.1        12,147.3      10,737.2          14,778.8
      Total stockholders' equity  . . . . . .         1,219.8         1,127.0         929.0           1,482.3

                                   THE MERGER

         The terms of the Merger are set forth in the Merger Agreement. The description of the Merger which follows summarizes the principal provisions of the Merger Agreement, is not complete and is qualified in all respects by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit A.

GENERAL

         The Merger Agreement has been approved by the Boards of Directors of BFC, SouthTrust and ST-Sub, and by SouthTrust as the sole shareholder of ST-Sub. No approval of the Merger by the stockholders of SouthTrust is required.


         Pursuant to the Merger Agreement, BFC will be merged with and into ST-Sub pursuant to the Georgia Business Corporation Code, and ST-Sub shall be the Surviving Corporation. Upon the effectiveness of the Merger, each issued and outstanding share of BFC Common Stock (excluding shares held by any BFC Company or any SouthTrust Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) shall cease to be outstanding and shall be converted into and exchanged for the right to receive
1.126 shares of SouthTrust Common Stock as the same may be adjusted pursuant to the terms of the Merger Agreement. See "-- Effect of Merger on BFC Common Stock."

         If the Average Closing Price on the Determination Date is less than $21.675 and if the Acquiror Ratio shall be less than the Index Ratio, or if the Average Closing Price on the Determination Date is less than $19.125, then BFC will have the right to terminate the Agreement unless SouthTrust elects to adjust the Exchange Ratio in the manner described under "THE MERGER -- Possible Exchange Ratio Adjustment."

         The Exchange Ratio, including the number of shares of SouthTrust Common Stock issuable in the Merger, is also subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust.

         All rights with respect to shares of BFC Common Stock issuable pursuant to the exercise of stock options ("BFC Options") granted by BFC under stock option plans of BFC (the "BFC Stock Option Plans"), and held by each participant thereunder, shall be converted into, as of the Effective Time of the Merger, the right of the holders thereof to receive shares of SouthTrust Common Stock. See "-- Effect of Merger on Stock Options."

         No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of BFC Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of SouthTrust Common Stock on Nasdaq on the last trading day preceding the Effective Time.

         As the Exchange Ratio may be increased at the option of SouthTrust as discussed above, the Exchange Ratio may not be definitively determined until just prior to the Effective Time of the Merger. Based upon the last sales price of SouthTrust Common Stock on January 26, 1996 of $___________ (the last trading day immediately prior to the date of this Proxy Statement/Prospectus) the Exchange Ratio would remain 1.126. In the event that SouthTrust has the right to adjust the Exchange Ratio but chooses not to exercise such right, then BFC is entitled, at its option upon approval by a majority of its Board of Directors, to terminate the Merger Agreement. See "-- Possible Exchange Ratio Adjustment."

         Subject to the approval of the Merger Agreement by the shareholders of BFC, the satisfaction or waiver of the conditions contained in the Merger Agreement, and the filing of an appropriate Certificate of Merger with the Secretary of State of Georgia, unless otherwise mutually agreed upon in writing by the Chief Executive Officers or Chief Financial Officers of SouthTrust and BFC, the parties have agreed to use their reasonable efforts to cause the Effective Time of the Merger to be the third business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of BFC approve the Merger Agreement to the extent such approval is required by applicable law. See "-- Effective Time of the Merger."

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger

         The years 1990 through 1992 were difficult financially for BFC as they were for a number of other thrifts and banks. In early 1992 the Board suspended the quarterly cash dividend, and later that year the Board reviewed strategic alternatives with its financial advisor. The strategy adopted contemplated a period during which BFC would improve its operating performance and eliminate the major impediments to realizing the highest valuation for the institution in the market, namely poor asset quality and heavy real estate investments. At the same time, BFC sought to improve its loan and other products, cut expenses and expand its branch system in certain locations in order to increase the value of the franchise.

         This strategy was announced publicly and repeated in various letters and releases to shareholders in 1993 and 1994 as the financial condition and earnings performance of BFC improved with implementation of this strategy. The Board revisited this strategy for increasing shareholder value from time to time during this period and reaffirmed it as earnings increased, asset quality improved and real estate investments were sold.

         In mid-1993, Mid-Atlantic Investors filed a Schedule 13D with the Securities and Exchange Commission as a result of acquiring more than five percent of the outstanding BFC Common Stock and indicated therein its interest in encouraging a possible business combination involving BFC. This filing was widely interpreted in the stock market as meaning that an activist shareholder, who had publicly supported the sale of other thrifts in which it had made material investments, was promoting the sale of BFC. Consequently, the shareholder base of BFC began to change to include a larger number of shareholders anticipating and supporting the immediate sale of BFC, and the stock price began reflecting a speculative sale premium.

         During the period from mid-1993 through early 1995, there were several discussions between representatives of BFC and partners of Mid-Atlantic. It was clear that a major point of disagreement related not so much to whether BFC should be merged with another financial institution but the best timing of such a transaction to realize highest shareholder value.

         In connection with the annual meeting of BFC shareholders in 1995, Mid-Atlantic solicited proxies for a single candidate for the Board who was not on BFC's slate of nominees and for two shareholder proposals related to management compensation, and one of Mid-Atlantic's partners sponsored a shareholder proposal seeking immediate sale or merger of BFC. The BFC proxy statement, dated March 27, 1995, indicated that the Board continued to consider the amount of real estate investments and level of nonperforming assets as being too high to obtain the highest value for shareholders but noted that the question would be revisited with BFC's financial advisor during the second quarter of 1995.

         The Board discussed with its legal counsel the fiduciary duties of directors in the context of considering a possible sale of BFC at its meeting on May 9, 1995, and met with its financial advisor and legal counsel on May 16 and May 24, 1995 to reassess the issue. The Board determined that it was appropriate for its financial advisor to contact other institutions (some of which had recently expressed interest in acquiring BFC) in order to ascertain whether a merger could be negotiated in mid-1995 on terms that would be in the best interests of BFC and its shareholders. The decision of the Board concerning potential merger discussions was announced at the reconvened annual meeting of shareholders on June 7, 1995. At that time, it was also announced that the shareholder proposal seeking a sale or merger of BFC was approved by approximately 60% of the shareholders voting on the proposal.

         Initial contacts with the most probable potential acquirors, who were viewed as having the financial and operational capacity to pay the highest prices, indicated reasonably strong interest in BFC. The interest level of a number of potential acquirors was discussed with the BFC Board at its meeting on June 27, 1995, and three potential acquirors were selected for further negotiations and due diligence. It was anticipated that due diligence could be performed and negotiations completed with one of these parties reasonably promptly.

         The summer and fall of 1995 was a period of very active consolidation among banks and thrifts generally as larger institutions sought to acquire other institutions that would complement their franchise and expansion strategies. This considerable acquisition activity had a disruptive effect on BFC's merger discussions, because certain of the selected potential acquirors had pending or subsequently announced significant acquisitions, which changed the expansion priorities and levels of pricing interest of these acquirors. Certain structural issues also surfaced during this time period. One such issue related to an institution that did not want to acquire certain real estate holdings that BFC had not had an opportunity to dispose of in the ordinary course. Another such issue related to a certain smaller potential acquiror who expressed concern about the prospect of having a shareholder activist as part of its shareholder base following a stock merger and the likely inability to make arrangements to eliminate such a shareholder in a pooling transaction.On July 25, 1995, the BFC Board reviewed the status of the process, found the prospects for reaching agreement with any of those three potential acquirors for a per share price in the low to mid-$30s not sufficiently promising, and authorized its financial advisor to revisit certain institutions and open the process to a wider group of institutions.

         Throughout the entire process, efforts were made by BFC and its financial advisor (i) to accommodate requests by potential acquirors to change the due diligence schedule and bid deadlines, (ii) to accommodate requested delays in discussions while certain institutions that expressed interest but were temporarily occupied with other acquisitions could become responsive again, (iii) to consider delays for certain institutions that had expressed some interest but were themselves dealing with whether to be acquired by larger institutions, and (iv) to consider whether there were alternative approaches to deal with the structural issues described above.

         During the period beginning May 24, 1995, and continuing until execution of the Merger Agreement, BFC's financial advisor contacted 31 financial institutions and sent non-public information to 12 institutions, following up with appropriate discussions. Preliminary bids were submitted by six institutions during the period, and varying degrees of discussions were held with these six institutions over this period as BFC and its financial advisor sought to develop the transaction that would provide the best value for the BFC Board to consider for its shareholders. Two bids from large bank holding companies were withdrawn before the process ended, one bid from a large bank holding company was regarded as inadequate, and two bids from smaller bank holding companies presented structural and financial issues that could not be resolved in a manner that indicated sufficient likelihood that a desirable transaction could be ultimately negotiated.

         SouthTrust submitted a non-binding proposal on October 13, 1995, contemplating a tax-free exchange in a stock merger accounted for as a pooling of interests. The proposal was presented to the BFC Board at its meeting on October 17, 1995. The principal events of the process were summarized for the Board, and BFC's financial advisor, Robinson-Humphrey, reviewed with the Board the discussions with each potential acquiror, including the most recent contacts with certain institutions where there was a question as to their position in an effort to determine whether there was any reasonable prospect of further discussions with the institution being productive and whether any further contact was necessary to resolve the issue. Robinson-Humphrey reviewed the SouthTrust proposal in the context of the current banking and thrift environment and presented financial analyses of the transaction on the basis of precedent acquisition transactions, comparable company trading analysis, and a dividend discount valuation analysis. Alston & Bird reviewed certain fiduciary obligations of directors in the context of considering a sale of the institution and commented on the application of those rules to the process that was being undertaken as the Board sought to obtain the best value for the BFC shareholders. After further discussion by the Board of the positions of the principal potential acquirors, the Board authorized its financial advisor to pursue further price negotiation with SouthTrust and prompt due diligence and the negotiation of a definitive agreement with SouthTrust, all subject to further consideration by the Board.

         On October 23, 1995, SouthTrust submitted a proposal providing for an increased exchange ratio of 1.126 shares of SouthTrust Common Stock for each share of BFC Common Stock (which based on the then current market value of SouthTrust Common Stock on October 22, 1995 represented approximately $28.99 per share of BFC

Common Stock). Following receipt of the October 23, 1995 proposal, due diligence proceeded promptly and the parties' legal advisors negotiated the final terms of the definitive agreements.

         On October 31, 1995, the BFC Board met again to review the final proposal from SouthTrust in the context of the previous financial analysis by Robinson-Humphrey. The results of due diligence were reported to the Board. Alston & Bird reported on the negotiation of the Merger Agreement and SouthTrust's requirement of a customary stock option agreement as a condition to the transaction. The legal advisors also discussed a provision providing for downside protection in case of a significant decline in SouthTrust Common Stock, the definition of "material adverse effect," and certain charges that were contemplated to be taken by BFC prior to closing. Robinson-Humphrey confirmed the issuance of its opinion as to the fairness of the financial terms of the Merger to the shareholders from a financial point of view. The BFC Board unanimously approved and authorized execution of the Merger Agreement and the Stock Option Agreement.

  BFC's Reasons for the Merger

         In reaching its conclusion to approve the Merger Agreement, the BFC Board consulted with BFC's senior management, as well as its financial and legal advisors, and considered various factors, including the following:

         (i) The financial terms of the Merger. The presentation by Robinson-Humphrey indicating that the Merger transaction multiples for BFC, based on the Exchange Ratio in the Merger and the SouthTrust Common Stock price on October 30, 1995, were within the range of fairness with other transactions reviewed by Robinson-Humphrey, and represented multiples of 1.51 times BFC's per common share fully diluted tangible book value, 11.35 times last 12-months earnings, and 13.77 % of total assets.

         (ii) The effect on shareholder value if BFC remained independent compared to the value of combining with SouthTrust. In this respect the Board considered several matters in the course of its eight meetings during which the issue of sale of BFC was considered between May 9 and October 31, 1995. First, the Board considered whether it was reasonable to anticipate that BFC, as an independent enterprise, could meet the earnings projections necessary to produce a value comparable to the value to be received in the Merger, particularly if the market price of BFC Common Stock did not reflect some takeover premium. Second, the Board took into account the fact that BFC's financial advisor had engaged in a publicly announced auction process which continued over five months and involved contacts with 31 financial institutions, including extensive discussions with the institutions regarded as having capacity to pay the higher prices; and there was no reasonable probability that further delaying the merger of BFC would result in a better value for the BFC shareholders. Third, the general prospects for the thrift industry in the future were uncertain, as was the franchise value of institutions like BFC to acquirors. Fourth, the Board considered that, based on the current dividend payouts by BFC and SouthTrust, there would be a 25% percent increase in dividends for BFC shareholders. Fifth, a decision to remain independent in the context of the SouthTrust proposal and after five months of an auction process would likely have a material adverse effect on the market price of BFC Common Stock. Sixth, the vote of the shareholders at the 1995 annual meeting approving the shareholder proposal to take steps to immediately sell or merge BFC suggested that there would be further action by shareholders in the future if BFC were not sold.

         (iii) Certain financial information about BFC and SouthTrust. Such information included, but was not limited to, information with regard to recent and historical stock performance, valuation analyses, pro forma analyses, comparative financial and operating performance data, acquisition capacity analyses, and comparable precedent merger and acquisition transactions presented by Robinson-Humphrey. The Board also considered the results of due diligence on SouthTrust, particularly regarding the views of Robinson-Humphrey about SouthTrust Common Stock.

         (iv) Advice of financial advisor and fairness opinion. The opinion of Robinson-Humphrey (including the assumptions and financial information and projections relied on by Robinson-Humphrey in arriving at such opinion) that, as of October 31, 1995, the terms of the Merger were fair to the stockholders of BFC from a financial point of view. See "-- Opinion of Financial Advisor."

         (v) Certain nonfinancial information and terms of agreements. Alston & Bird distributed copies of the Merger Agreement and Stock Option Agreement to the Board and generally summarized their material provisions. The Board considered that under the Merger Agreement it would have the right to terminate the Merger Agreement in the event of a significant decline in the price of SouthTrust Common Stock prior to consummation of the Merger unless SouthTrust then elected to increase the Exchange Ratio as specified in the Merger Agreement. The Board was advised that SouthTrust made the Stock Option Agreement a condition to the transaction, and the Board considered that the existence of such an agreement might generally discourage third parties from bidding but under the circumstances of BFC's extensive auction process such effect was unlikely to be detrimental to BFC's shareholders and granting the Stock Option may have assisted in obtaining the SouthTrust transaction at a higher price. See "--Stock Option Agreement."

         (vi) Regulatory approvals. The likelihood of obtaining the regulatory approvals that would be required with respect to the Merger. See "
- Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment."

         (vii) Impact on BFC constituencies. The general impact of the Merger on various constituencies served by BFC, including its customers, employees, communities and other.

         The foregoing discussion of the information and factors considered by the BFC Board is not intended to be exhaustive but is believed to include all material factors considered by the BFC Board. In reaching its determination to approve the Merger, the BFC Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated thereby, and considering, among other things, the matters discussed above and the opinion of Robinson-Humphrey referred to above, the BFC Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Stock Option Agreement, as being in the best interests of BFC and its shareholders.

         For the reasons described above, the BFC Board unanimously approved the Merger Agreement and believes the Merger is fair to, and in the best interests of, its shareholders. Accordingly, the BFC Board unanimously recommends that BFC shareholders vote "FOR" approval of the Merger Agreement.

  SouthTrust's Reasons for the Merger

         SouthTrust is engaging in the transactions pursuant to the Merger Agreement because the Merger is consistent with its expansion strategy within the southeastern United States and because the acquisition of BFC and the Bank will augment SouthTrust's existing market share in Georgia and enhance its competitive position in such market.

OPINION OF FINANCIAL ADVISOR

  General

         BFC retained Robinson-Humphrey to act as its financial advisor in connection with the Merger. Robinson-Humphrey has rendered opinions, dated October 31, 1995, and the date hereof, to BFC's Board of Directors that, based on the matters set forth therein, the consideration to be received pursuant to the Merger is fair, from a financial point of view, to BFC's shareholders. The text of such opinion dated the date hereof is set forth in Exhibit C to this Proxy Statement/Prospectus and should be read in its entirety by shareholders of BFC. The opinion set forth in Exhibit C is substantially the same as the opinion delivered to BFC's Board of Directors on October 31, 1995.

         The consideration to be received by BFC shareholders in the Merger was determined by BFC and SouthTrust in their negotiations. No limitations were imposed by the Board of Directors or management of BFC upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

         In connection with rendering its opinions to BFC's Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analyses and in arriving at its opinions, has not conducted a physical inspection of any of the properties or assets of BFC, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of BFC. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by BFC or that was publicly available. Its opinions are necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses.

  Valuation Methodologies

         In connection with its opinions on the Merger and the presentation of its October 31, 1995 opinion to BFC's Board of Directors, Robinson-Humphrey performed two valuation analyses with respect to BFC: (i) an analysis of comparable prices and terms of recent transactions involving financial institutions purchasing thrifts; and (ii) a discounted cash flow analysis. For purposes of the comparable transaction analyses, SouthTrust's stock was valued at $25.50 per share. Each of these methodologies is discussed briefly below.

         (i) Comparable Transaction Analysis. Robinson-Humphrey performed analyses of premiums paid for selected thrifts with comparable characteristics to BFC. Comparable transactions were considered to be transactions where the seller was a thrift with assets less than or equal to $1.75 billion since January 1, 1995.

         Based on the first of the foregoing transactions, financial institutions purchasing thrifts with assets less than or equal to $1.75 billion since January 1, 1995, the analysis yielded a range of transaction values to book value of 0.72 times to 2.48 times, with a mean of 1.45 times and a median of 1.45 times. These compare to a transaction value for the Merger of approximately 1.44 times BFC's book value as of September 30, 1995.

         The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 0.72 times to
3.82 times, with a mean of 1.50 times and a median of 1.46 times. These compare to a transaction value to tangible book value at September 30, 1995 of approximately 1.51 times for the Merger.

         The analysis yielded a range of transaction values as a multiple of trailing 12-month earnings per share. These values ranged from 7.67 times to
35.22 times, with a mean of 17.25 times and a median of 16.78 times. These compare to a transaction value to BFC's last twelve months earnings as of September 30, 1995 of approximately 11.35 times for the Merger.

         The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 3.05 percent to 31.96 percent, with a mean of 14.69 percent and a median of 14.51 percent. These compare to a transaction value to the September 30, 1995 total assets of 13.77 percent for the Merger.

         No company or transaction used in the comparable transaction analyses is identical to BFC. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

         (ii) Discounted Cash Flow Analysis. Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that BFC could produce through 1999, under various circumstances, assuming that BFC performed in accordance with the earnings/return projections of management at the time that BFC entered into acquisition discussions in mid-1995. Robinson-Humphrey estimated the terminal value for BFC at the end of the period by applying multiples of earnings ranging from 9.0 to 11.0 times and then discounting the cash flow streams, dividends paid to shareholders and terminal value using differing discount rates ranging from 9.0 percent to 13.5 percent chosen to reflect different assumptions regarding the required rates of return of BFC and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $144.2 million to $183.9 million, or $27.58 to $35.16 per share, for BFC.

  Compensation of Robinson-Humphrey

         Pursuant to an engagement letter dated May 23, 1995, between BFC and Robinson-Humphrey, BFC agreed to pay Robinson-Humphrey a $300,000 fairness opinion fee and an incremental success fee (to be paid at closing) equal to approximately 1.00% of the total value of the transaction less the fairness opinion fee. BFC has also agreed to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Robinson-Humphrey.

         As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. BFC's Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southeastern region of the United States, and its knowledge of financial institutions and BFC in particular.

INTERESTS OF CERTAIN NAMED PERSONS IN THE MERGER

         Certain members of BFC management and of the BFC Board of Directors have interests in the Merger that are in addition to any interests they may have as shareholders of BFC generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification of BFC's directors and officers, directors' and officers' liability insurance, and certain severance and other employee benefits, as described below.

         SouthTrust has agreed in the Merger Agreement that it shall, and shall cause ST-Sub, to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the BFC Companies (as defined in the Merger Agreement) against all Liabilities (as defined in the Merger Agreement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) to the full extent permitted under Georgia law and by BFC's Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any Litigation (as defined in the Merger Agreement). SouthTrust has also agreed to use its reasonable efforts to maintain in effect BFC's existing directors' and officers' liability insurance policy for six years after the Effective Time of the Merger, subject to certain limitations, including the right to substitute policies and to limit the premium costs of such coverage.

         Pursuant to the Merger Agreement, appropriate steps will be taken to terminate all employee benefit plans of BFC as of the Effective Time of the Merger or as promptly as practicable thereafter, other than the Retirement Plan and Trust of Bankers First Corporation (the "BFC Retirement Plan") and the Bankers First Corporation Employee Stock Ownership Plan (the "ESOP").
Following the termination of all such employee benefit plans (other than the BFC Retirement Plan and the ESOP), and subject to certain conditions described below, SouthTrust has agreed that the officers and employees of any BFC Company who SouthTrust or any of its affiliates employs shall be eligible to participate in the employee benefits plans of SouthTrust, including welfare and fringe benefit plans, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that (i) with respect to SouthTrust's group medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under BFC's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and
(ii) credit for each such employee's past service with BFC prior to the Effective Time of the Merger shall be given by SouthTrust to employees for purposes of: (1) determining vacation and sick leave benefits and accruals, in accordance with the established policies of SouthTrust; and (2) establishing eligibility for participation in, and vesting under, SouthTrust's employee benefits plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service; provided, however, notwithstanding anything contained in the Merger Agreement to the contrary, such credit for past service shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust.

         The Merger Agreement further provides that the BFC Retirement Plan will, in SouthTrust's discretion, either be (i) merged into the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan") or (ii) terminated as of such date prior to, on or after the Effective Time of the Merger, as SouthTrust shall determine and specify. From and after January 1 following the termination of the BFC Retirement Plan or the merger of the BFC Retirement Plan into the ST Retirement Plan, for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST Retirement Plan and the SouthTrust Corporation Employee's Profit Sharing Plan, employment by BFC Companies shall be credited as if it were employment by SouthTrust, except to the extent otherwise required by applicable law, but such service shall not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

         The Merger Agreement further provides that the ESOP, as amended to the extent, if any, necessary to obtain a favorable determination letter from the Internal Revenue Service, will be terminated as of such date prior to, on, or after the Effective Time of the Merger, as SouthTrust and BFC shall mutually determine and specify. In the Merger Agreement, SouthTrust and BFC have agreed that distributions shall be made from the ESOP in accordance with the terms and provisions of the ESOP prior to receipt from the Internal Revenue Service of a favorable determination letter with respect to the effect of such termination upon the qualified status of the ESOP; subject, however, to the trustee's right to retain such amounts as it reasonably deems appropriate as a reserve for any Taxes (as defined in the Merger Agreement) which may be imposed against the ESOP.

         SouthTrust also has agreed that it shall, for a period of 12 months after the Effective Time of the Merger, provide generally to officers and employees of the BFC Companies severance benefits in accordance with the policies of either BFC as disclosed in connection with the Merger Agreement, or SouthTrust, whichever provides greater benefit to the officer or employee.

         On October 31, 1995, BFC entered into a Termination Agreement with H.M. Osteen, Jr., President and Chief Executive Officer of BFC (the "1995
Termination Agreement"). The 1995 Termination Agreement was entered into in lieu of renewal of a Termination Agreement, dated as of October 19, 1993 (the "1993 Termination Agreement"), with Mr. Osteen, which agreement expired on September 30, 1995. Pursuant to the 1995 Termination Agreement (which provides for less compensation to Mr. Osteen than would have the 1993 Termination Agreement if that agreement had been extended) Mr. Osteen has agreed to remain in the employ of BFC to facilitate the transition between execution of the Merger Agreement and closing of the Merger (the "Transition Period"), and that his employment with BFC will cease as of the Effective Time of the Merger or such earlier date during the Transition Period, but not before February 1, 1996 (except for Cause as defined in the 1993 Termination Agreement), as specified by BFC's Board of Directors. His salary and current employee benefits will be continued until such termination date. From and after such termination date and for a period of one year thereafter (the "Consulting Period"), Mr. Osteen
(i) will remain available to serve BFC in a consulting capacity at no additional compensation, and (ii) will not serve in a management capacity with another financial institution in BFC's market area. Unless Mr. Osteen is terminated for Cause, he will receive, upon termination of his employment pursuant to the terms of the 1995 Termination Agreement, (i) a cash payment of $350,000, (ii) title to the automobile currently at his disposal and the computer, related equipment and office furnishings that are currently in his office at BFC, (iii) any vested benefits he may have under BFC's employee benefit plans as are applicable to him on the date of termination (such benefits to be in accordance with and subject to the applicable terms and conditions of such plans), (iv) any salary, bonus or other benefits that have been earned or become payable through the date of termination, but which have not yet been paid, and (v) any right to purchase continued insurance coverage following his termination, as provided by law. The 1995 Termination Agreement provides that it will terminate in the event the Merger is abandoned or fails to close on or before September 30, 1996.

EFFECT OF MERGER ON BFC COMMON STOCK

         At the Effective Time of the Merger, each issued and outstanding share of BFC Common Stock (excluding shares held by any BFC Company or any SouthTrust Company (as defined in the Merger Agreement), in each case other than in a fiduciary capacity or as a result of debts previously contracted) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.126 shares of SouthTrust Common Stock, subject to possible adjustment as described in "THE MERGER -- Possible Exchange Ratio Adjustment."

         The Exchange Ratio, including the number of shares of SouthTrust Common Stock issuable in the Merger, is subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of a share of BFC Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment (without interest) in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of SouthTrust Common Stock on Nasdaq on the last trading day preceding the Effective Time.

         Because, except as described above, the exchange ratio of shares of SouthTrust Common Stock for BFC Common Stock is fixed, it will not compensate BFC's shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. Further, in the event the market price of SouthTrust Common Stock decreases after February 29, 1996, the date of the Special Meeting, the value of the SouthTrust Common Stock to be received in the Merger in exchange for BFC Common Stock would decrease below the value prevailing at the time the shareholders of BFC consider and act upon the proposal to approve and adopt the Merger Agreement. However, in the event the market price of SouthTrust Common Stock increases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for BFC Common Stock would increase. BFC's shareholders are advised to obtain current market quotations for SouthTrust Common Stock and BFC Common Stock. No assurance can be given as to the market prices of SouthTrust Common Stock or BFC Common Stock on the date the Merger becomes effective or as to the market price of SouthTrust Common Stock thereafter.

POSSIBLE EXCHANGE RATIO ADJUSTMENT

         The Merger Agreement provides that it may be terminated by the BFC Board, at its sole option, if either:

                 (i) both (a) the Average Closing Price on the Determination Date (i.e., the average last sale price of SouthTrust Common Stock for the ten full trading days ending on the date on which approval of the Federal Reserve Board is received) is less than $21.625 and (b) the number obtained by dividing the Average Closing Price on the Determination Date by $25.50 (the "Acquiror Ratio") is less than the number obtained by dividing the weighted average closing price per share of the common stocks of the Index Group on the Determination Date by the weighted average closing price per share of the common stocks of the Index Group on October 30, 1995 and subtracting 0.15 from this quotient (the "Index Ratio"); or

                 (ii) the Average Closing Price on the Determination Date is less than $21.125;

provided, however, that the Merger Agreement would not be so terminated if SouthTrust elects, in its sole option, to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated below. There can be no assurance that the BFC Board would exercise its rights to terminate the Merger Agreement if a Termination Event (i.e., the condition in clauses (i) or (ii) above) exists and if the BFC Board does elect to so terminate the Merger Agreement, there can be no assurance that SouthTrust would elect to increase the Exchange Ratio as provided in the Merger Agreement and as illustrated below.

         Certain possible effects of the above provisions on the Exchange Ratio may be illustrated by the following four scenarios:

         (1) If the Average Closing Price on the Determination Date is not less than $21.675, there would be no Termination Event and no adjustment to the Exchange Ratio.

         (2) If the Average Closing Price on the Determination Date is less than $21.675 and greater than $19.125, but the Acquiror Ratio is equal to or greater than the Index Ratio, there would be no Termination Event and no increase in the Exchange Ratio.

         (3) If the Average Closing Price on the Determination Date is less than $21.675 and the Acquiror Ratio is less than the Index Ratio, there would be a Termination Event and the BFC Board could, at its sole option, elect to terminate the Agreement; provided that SouthTrust could, at its sole option, override such termination by electing to increase the Exchange Ratio to equal the lesser of (i) the result of dividing the product of $21.675 and the Exchange Ratio (as then in effect) by the Average Closing Price on the Determination Date, and (ii) the result of dividing the product of the Index Ratio and the Exchange Ratio (as then in effect) by the Acquiror Ratio.

         (4) If the Average Closing Price on the Determination Date is less than $19.125, there would be a Termination Event and the BFC Board could, at its sole option, elect to terminate the Agreement; provided that SouthTrust could, at its sole option, override such termination by electing to increase the Exchange Ratio to equal the quotient obtained by dividing the product of $19.125 and the Exchange Ratio (as then in effect) by the Average Closing Price on the Determination Date.

         If there were to be a Termination Event described in both paragraphs
(3) and (4) above, the BFC Board could elect which Termination Event to assert. The above scenarios are for illustrative purposes only and are not intended to, and do not, reflect the value of the SouthTrust Common Stock that may actually be received by holders of BFC Common Stock in the Merger, nor do they reflect all possible termination/increase scenarios.

         BFC shareholders should be aware that the Average Closing Price on the Determination Date on which the occurrence of a Termination Event and the subsequent increase, if any, in the Exchange Ratio may be determined, will be based on the average of the last sale prices of SouthTrust Common Stock during a ten-day period ending on the Determination Date. Accordingly, because the market price of SouthTrust Common Stock between the Determination Date and the Effective Time of the Merger, as well as on the date certificates representing shares of SouthTrust Common Stock are delivered in exchange for shares of BFC Common Stock following consummation of the Merger, will fluctuate, the value of the SouthTrust Common Stock actually received by holders of BFC Common Stock may be more or less than (i) the Average Closing Price on the Determination Date, or (ii) the value of the SouthTrust Common Stock at the Effective Time resulting from the Exchange Ratio or any possible adjustment to the Exchange Ratio as illustrated above.

         The Index Group consists of 20 bank holding companies selected by SouthTrust and BFC as being directly relevant for purposes of distinguishing changes in SouthTrust's stock prices that are unique from those reflective of general changes in comparable companies. The 20 bank holding companies are AmSouth Bancorporation, Barnett Banks, Inc., Central Fidelity Banks, Inc., Compass Bancshares, Inc., Crestar Financial Corporation, Deposit Guaranty Corporation, First American Corporation, First Commerce Corporation, First Tennessee National Corporation, First Virginia Banks, Inc., Hibernia Corporation, Mercantile Bankshares Corporation, National Commerce Bancorporation, Regions Financial Corporation, Signet Banking Corporation, Southern National Corporation, SunTrust Banks, Inc., Trustmark Corporation, Union Planters Corporation, and Wachovia Corporation. If SouthTrust or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between October 30, 1995 and the Determination Date, the prices of SouthTrust Common Stock or such other common stocks shall be appropriately adjusted for all purposes, including determining whether there is a Termination Event or determining any possible increase in the Exchange Ratio as illustrated above (and, in the case of any such transaction by SouthTrust, the Exchange Ratio also shall be appropriately adjusted). In the event there shall have been, between October 30, 1995 and the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization, such company will be removed from the Index Group and the weights will be redistributed proportionately for purposes of computing the Index Price (which, as described above, is used to determine the Index Ratio which in turn is used in determining whether there has been a Termination Event and, in the case of a Termination Event described in (3) above, is used to determine the increase in the Exchange Ratio, if any).

         It is not possible to know whether a Termination Event will occur until after the Determination Date. The BFC Board has made no decision as to whether to exercise its termination right in such situation. The BFC Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the shareholders of BFC at the Special Meeting will confer on the BFC Board the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event of a Termination Event whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the shareholders of BFC. If the BFC Board elects to exercise its termination right, BFC must give SouthTrust prompt notice of that decision during a ten-day period beginning two days after the Determination Date, but the BFC Board may withdraw such notice, at its sole option, at any time during such ten-day period. During the five-day period commencing with receipt of such notice, SouthTrust has the option, in its sole discretion, to increase the Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above and thereby avoid such termination of the Agreement. SouthTrust is under no obligation to increase the Exchange Ratio, and there can be no assurance that SouthTrust would elect to increase the Exchange Ratio if the BFC Board were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision would be made by SouthTrust in light of the circumstances existing at the time SouthTrust has the opportunity to make such an election. If SouthTrust elects to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give BFC prompt notice of that election and such increased Exchange Ratio, in which case no termination of the Agreement would occur as a result of a Termination Event.

         The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Exhibit A to this Proxy Statement/Prospectus) relating to possible increase in the Exchange Ratio as the result of a Termination Event.

EFFECT OF THE MERGER ON BFC STOCK OPTIONS

         At the Effective Time of the Merger, all rights with respect to BFC Common Stock pursuant to stock options or stock appreciation rights ("BFC Options") granted by BFC under the BFC Stock Plans (as defined in the Merger Agreement), which are outstanding at the Effective Time of the Merger, whether or not exercisable, shall be converted and become rights with respect to SouthTrust Common Stock and will be assumed by SouthTrust in accordance with the terms of the particular BFC Stock Plan under which such BFC Options were issued and the stock option agreement by which such BFC Options are evidenced. From and after the Effective Time of the Merger, (i) each BFC Option assumed by SouthTrust may be exercised solely for shares of SouthTrust Common Stock, (ii) the number of shares of SouthTrust Common Stock subject to such BFC Option shall be equal to the number of shares of BFC Common Stock subject to such BFC Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such BFC Option shall be adjusted by dividing the per share exercise price under each such BFC Option by the Exchange Ratio and rounding up to the nearest cent.

         As soon as practicable after the Effective Time of the Merger, SouthTrust has agreed in the Merger Agreement to file a registration statement on Form S-3 or Form S-8, as the case may be, with respect to the shares of SouthTrust Common Stock subject to the BFC Options and to use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the BFC Options remain outstanding.

         It is intended that such assumption of BFC Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code") as to any stock option which is an incentive stock option as defined in Section 422 of the Code. All restrictions or limitations on transfer with respect to shares of BFC Common Stock awarded under a BFC Stock Plan ("Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the shares of SouthTrust Common Stock into which such Restricted Stock is converted unless such restrictions arise under the Securities Act of 1933 and are eliminated by virtue of the Registration Statement filed by SouthTrust of which this Proxy Statement/Prospectus is a part.

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia. The Merger Agreement provides that, unless otherwise mutually agreed upon in writing, the parties thereto will use their reasonable efforts to cause such effective time to occur on the third business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority, and (ii) the date on which the shareholders of BFC approve the Merger Agreement. The Merger cannot become effective until BFC's shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken.

         No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. BFC and SouthTrust anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first half of 1996. However, delays in the consummation of the Merger could occur.

         The Board of Directors of either BFC or SouthTrust generally may terminate the Agreement if the Merger is not consummated by September 30, 1996, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "-- Regulatory Approvals and Certain Other Conditions to Consummation of the Merger; Waiver and Amendment" and "-- Termination."

EXCHANGE OF STOCK CERTIFICATES

         Promptly after the Effective Time of the Merger, SouthTrust and BFC shall cause the exchange agent selected by SouthTrust (the "Exchange Agent") to mail to each former holder of record of shares of BFC Common Stock appropriate transmittal materials for use in exchanging their certificates formerly representing shares of BFC Common Stock for exchange and conversion in accordance with the procedures provided for herein and in the Merger Agreement. The letter of transmittal will specify that delivery shall be effected and risk of loss and title to the certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent. BFC SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time of the Merger, each holder of shares of BFC Common Stock shall surrender the certificates representing such shares to the Exchange Agent and shall promptly receive in exchange therefor the Merger consideration, together with all undelivered dividends or distributions in respect of such shares (without interest thereon), and cash in lieu of any fractional shares of SouthTrust Common Stock to which the stockholder may otherwise be entitled. Until the stock certificates evidencing the shares of BFC Common Stock are surrendered pursuant to the Merger Agreement, no Merger consideration will be delivered or remitted to such holders. In addition, holders of shares of BFC Common Stock will not be entitled to receive any interest respecting any dividends or distributions payable in respect of shares of SouthTrust Common Stock, or on any cash in lieu of fractional shares. Neither SouthTrust nor the Exchange Agent shall be liable to a holder of BFC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

         Whenever a divided or other distribution is declared by SouthTrust on SouthTrust Common Stock, the record date for which is at or after the Effective Time of the Merger, the declaration will include dividends or other distributions on all shares issuable pursuant to the Merger Agreement, but, beginning 60 days after the Effective Time of the Merger, no dividend or other distribution payable after the Effective Time of the Merger with respect to SouthTrust Common Stock will be paid to the holder of any certificate representing shares of BFC Common Stock issued and outstanding at the Effective Time of the Merger until the holder duly surrenders such certificate. Upon surrender of such BFC Common Stock certificate, however, both the SouthTrust Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share represented by such certificate.

         After the Effective Time of the Merger, there will be no transfers of shares of BFC Common Stock on BFC's stock transfer books. If certificates formerly representing shares of BFC Common Stock are presented for transfer after the Effective Time of the Merger, they will be canceled and exchanged for the shares of SouthTrust Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.


RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of BFC who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of BFC and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of BFC may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Under the volume limitations of Rule 145, and based upon the outstanding shares of SouthTrust Common Stock as of September 30, 1995 (exclusive of shares of SouthTrust Common Stock to be issued in the Merger), each affiliate of BFC will be free to resell, during any given three-month period, up to approximately _____ shares of SouthTrust Common Stock, provided that such affiliate otherwise complies with the provisions of Rule 145.

         This Proxy Statement/Prospectus does not cover any resales of SouthTrust Common Stock received by persons who may be deemed to be affiliates of BFC or SouthTrust.

         BFC has agreed to use its reasonable efforts to cause each individual or entity identified by BFC as an affiliate to deliver to SouthTrust, on or before 30 days prior to the Effective Time of the Merger, a written agreement in the form provided for in the Merger Agreement providing that such affiliate shall not sell, pledge, transfer or otherwise dispose of such shares of SouthTrust Common Stock to be received by such affiliate upon consummation of the Merger, except (i) in compliance with the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least 30 days of combined operations of BFC and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of BFC and SouthTrust will be carried forward at their previously recorded amounts. The Merger Agreement provides, as a condition of both SouthTrust and BFC to consummate the Merger, that both SouthTrust and BFC shall have received a letter, dated as of the Effective Time of the Merger, in form and substance reasonably acceptable to SouthTrust and BFC, from Arthur Andersen LLP to the effect that the Merger will qualify for pooling of interests accounting treatment, and SouthTrust and BFC also shall have received a letter, dated as of the Effective Time of the Merger, in form and substance reasonably acceptable to SouthTrust and BFC, from KPMG Peat Marwick LLP to the effect that such firm is not aware of any matters relating to BFC and its subsidiaries which would preclude the Merger from qualifying for pooling of interests accounting treatment. For information concerning certain restrictions to be imposed on the transferability of the shares of SouthTrust Common Stock received by the affiliates of BFC in the Merger in order, among other things, to assure the availability of pooling of interests accounting treatment, see "-- Resale of SouthTrust Common Stock Received in the Merger."

REGULATORY APPROVALS AND CERTAIN OTHER CONDITIONS TO THE MERGER; WAIVER AND AMENDMENT

         The respective obligations of SouthTrust and BFC to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger, (ii) the approval of the Merger Agreement by the requisite vote of BFC's shareholders, and (iii) certain other conditions as described in more detail below.

         Applications for the approvals described below have been submitted to the appropriate regulatory agencies. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. There also can be no assurance that any such approvals will not impose conditions or be restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either SouthTrust or BFC would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the Agreement.

         BFC and SouthTrust are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it currently is contemplated that such approval or action would be sought.

         Consummation of the Merger is subject to receipt of the prior approval by the Federal Reserve Board under the Bank Holding Company Act. The Bank Holding Company Act requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The Bank Holding Company Act prohibits the Federal Reserve Board from approving the Merger (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Holding Company Act, the Federal Reserve Board also considers whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. In addition, the Merger may not be consummated until the 15th day following the dates of each of the requisite approvals, during which periods the United States Department of Justice may comment adversely on the transaction (which has the effect of extending the waiting period to the 30th day following approval) or challenge such Merger on antitrust grounds.
The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.

         The Merger also is subject to the approval of the Georgia Department. In its evaluations, the Georgia Department will take into account considerations similar to those applied by the Federal Reserve Board. There are no waiting periods applicable to approval by the Georgia Department.

         The Merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that the United States Department of Justice or a State Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof.

         SouthTrust has filed with the Federal Reserve Board an application seeking approval to merge BFC into ST-Sub and to merge the Bank into ST-Bank, which application was accepted by the Federal Reserve Board on December 22, 1995. SouthTrust has also transmitted an application to the Georgia Department seeking approval to consummate the transactions contemplated by the Merger Agreement which application was accepted on December 27, 1995.

         In connection with the Merger, it is contemplated that, either contemporaneously with or shortly following the Effective Time of the Merger, the Bank will be merged into ST-Bank, whereupon the Bank will cease to be a separate entity (the "Subsidiary Merger"). Because ST-Bank, the surviving bank in the transaction, is a national bank, the merger of the banking subsidiaries will be subject to the approval of the Office of the Comptroller of the Currency ("OCC") under the Bank Merger Act, which prohibits the merger or consolidation of any insured institution with any other depository institution without the approval of the insured institution's primary supervisory federal regulatory agency. The approval standards to be applied by the OCC under the Bank Merger Act are identical to those applicable to the Merger under Section 3 of the Bank Holding Company Act. The merger of ST-Bank and the Bank also is subject to prior notice to the OTS by BFC.

         On December 4, 1995, ST-Bank submitted to the OCC an application seeking approval to merge the Bank into ST-Bank. In addition, BFC has filed the required notice with the OTS on December 21, 1995. SouthTrust will take such action, if any, with the OTS as may be necessary to consummate the merger.

         Approval by the OCC of the Subsidiary Merger is not a condition to the obligation of SouthTrust to consummate the Merger. Accordingly, it is possible that, if all conditions to the respective obligations of SouthTrust and BFC to consummate the Merger are satisfied, but the OCC and all other regulatory approvals with respect to the Subsidiary Merger have not been obtained, the Merger could be consummated even though consent to the Subsidiary Merger were to be delayed.

         In addition to receipt of all necessary regulatory approvals and the expiration of all required notice and waiting periods following the granting of such approvals, and the approval of the Merger Agreement by the requisite vote of the shareholders of BFC, consummation of the Merger is subject to the satisfaction of certain other conditions on or before the Effective Time of the Merger. Such additional conditions include, among others, the following:

                 (i) The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing and all necessary approvals under state securities laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of SouthTrust Common Stock issuable pursuant to the Merger shall have been received;

                 (ii) The representations and warranties of SouthTrust and BFC, respectively, made in the Merger Agreement and assessed as of the time of the Merger Agreement and the Effective Time shall be accurate to the extent provided for in the Merger Agreement; provided, however, that the aggregate effect of any inaccuracies is not reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on the party making the representations and warranties;

                 (iii) SouthTrust and BFC, respectively, shall have performed and complied, in all material respects with all of their respective agreements and covenants pursuant to the Merger Agreement;

                 (iv) The receipt of opinions of counsel for SouthTrust and BFC, respectively, as to certain matters including certain tax matters (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES");

                 (v) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the Merger Agreement;

                 (vi) The shares of SouthTrust issuable pursuant to the Merger shall have been approved for listing on Nasdaq;

                 (vii) The receipt of letters from Arthur Andersen LLP and KPMG Peat Marwick LLP respecting certain accounting treatment and financial information regarding the respective parties;

                 (viii) The opinion of Robinson-Humphrey to the effect that the consideration to be received by the shareholders of BFC shall have been received on or before the date this Proxy Statement/Prospectus is mailed to the shareholders of BFC; and

                 (ix) SouthTrust shall have received from each affiliate of BFC the affiliates letter to assure in the reasonable judgment of SouthTrust that the transaction will qualify for pooling of interest accounting treatment.

         At any time before the Effective Time of the Merger, any party to the Merger Agreement in writing may (i) waive any Default (as defined in the Merger Agreement) in the performance of any term of the Merger Agreement by the other party, (ii) waive or extend the time for compliance or fulfillment of obligations of the other party, and (iii) waive any and all of the conditions precedent to its own obligations. In addition, the Merger Agreement may be amended by written instruments signed on behalf of each of the parties thereto; provided, however, that after approval by the holders of BFC Common Stock, no amendment may be made that reduces or modifies in any material respect the consideration to be received by the holders of BFC Common Stock without further approval of such shareholders.

TERMINATION

         The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time in any of the following ways:

                 (i)      By mutual consent of SouthTrust and BFC; or

                 (ii) By either SouthTrust or BFC (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement in the event of an inaccuracy of any representation or warranty of the other party contained in the Merger Agreement which cannot be or had not been cured within 30 days after the giving of written notice of the breaching party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in the Merger Agreement; or

                 (iii) By either SouthTrust or BFC in the event of a material breach by the other party of any covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

                 (iv) By either SouthTrust or BFC in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated thereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of BFC fail to vote their approval of the Merger Agreement and the transactions contemplated thereby as required by the Georgia Business Corporation Code at the shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon; or

                 (v) By either SouthTrust or BFC in the event that the Merger shall not have been consummated by September 30, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of the Merger Agreement by the party electing to terminate; or

                 (vi) By either SouthTrust or BFC (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by September 30, 1996; or

                 (vii) By BFC, in connection with BFC entering into a definitive agreement with another entity, as contemplated in the Merger Agreement, provided BFC has complied with all of the provisions thereof, including the advice of counsel and notice provisions thereof; or

                 (viii) By BFC if certain conditions relating to the last sales price of SouthTrust Common Stock are not met and SouthTrust does not elect to increase the Exchange Ratio. See "THE MERGER -- Possible Exchange Ratio Adjustment."

         In the event of the termination and abandonment of the Merger Agreement pursuant to the above, the Merger Agreement shall become void and have no effect, except with respect to certain circumstances involving an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination and with respect to the survival of confidentiality obligations and provisions regarding construction of the Merger Agreement. The Stock Option Agreement shall be governed by its own terms as to termination. See "THE MERGER -- Stock Option Agreement."


CERTAIN EXPENSES

         The Merger Agreement provides that the parties thereto shall bear their own expenses incurred in connection with consummating the transactions contemplated thereby except that each of the parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

ABSENCE OF RIGHTS OF DISSENT AND APPRAISAL

         The Georgia Business Corporation Code does not provide rights of dissent and appraisal to the holders of shares of capital stock listed on Nasdaq on the date fixed to determine the shareholders entitled to vote at a meeting of shareholders called to act upon a plan of merger. Because the BFC Common Stock was listed on Nasdaq on the Record Date, shareholders of BFC will not have rights of dissent and appraisal in connection with the Merger.

CONDUCT OF BUSINESS BY BFC PENDING THE MERGER

         The Merger Agreement provides that, until the Effective Time of the Merger, and except with the prior approval of SouthTrust, BFC will and will cause its subsidiaries to operate its business only in the usual, regular and ordinary course, preserve intact its business organization and assets and maintain its rights and franchises, and take no action which would adversely affect the ability of any party to obtain required consents or to perform its covenants and agreements under the Merger Agreement. The Merger Agreement further provides that, until the Effective Time of the Merger, BFC will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of SouthTrust, which consent shall not be unreasonably withheld:

         (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any BFC Company; or

         (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a BFC Company to another BFC Company) in excess of an aggregate of $250,000 (for the BFC Companies on a consolidated basis) except in the ordinary course of the business of BFC subsidiaries consistent with past practices (which shall include, for BFC subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of any BFC Company of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Merger Agreement that are disclosed to SouthTrust); or

         (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any BFC Company, or declare or pay any dividend or make any other distribution in respect of BFC's capital stock, provided that BFC may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of BFC Common Stock at a rate not in excess of $0.15 per share with usual and regular record and payment dates in accordance with past practice as disclosed in the Merger Agreement and such dates may not be changed without the prior written consent of SouthTrust, provided however, that SouthTrust and BFC shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of BFC Common Stock do not become entitled to receive both a dividend in respect of their BFC Common stock and a dividend in respect of SouthTrust Common Stock or fail to be entitled to receive any dividend; or

         (d) except for the Merger Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date of the Merger Agreement, or pursuant to the Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of BFC Common Stock or any other capital stock of any BFC Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

         (e) adjust, split, combine or reclassify any capital stock of any BFC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of BFC Common Stock, or, except as disclosed to SouthTrust, sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any BFC Subsidiary (as such term is defined in the Merger Agreement) (unless any such shares of stock are sold or otherwise transferred to another BFC Company) or any asset having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or

         (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, asset transfers, or purchase of any assets, in any Person (as defined in the Merger Agreement) other than a wholly owned BFC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement; or

         (g) grant any increase in compensation or benefits to the employees or officers of any BFC Company, except in accordance with past practice as disclosed to SouthTrust pursuant to the Merger Agreement or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Merger Agreement and as disclosed to SouthTrust pursuant to the Merger Agreement, and enter into or amend any severance agreement with officers of any BFC Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any BFC Company except in accordance with past practice as disclosed to SouthTrust pursuant to the Merger Agreement; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

         (h) enter into or amend any employment contract between any BFC Company and any Person (unless such amendment is required by law) that the BFC Company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; or

         (i) with certain exceptions, adopt any new employee benefit plan of any BFC Company or make any material change in or to any existing employee benefit plans of any BFC Company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

         (j) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; or

         (k) commence any litigation other than in accordance with past practice, settle any litigation involving any liability of any BFC Company for material money damages or restrictions upon the operations of any BFC Company; or

         (l) except in the ordinary course of business, modify, amend or terminate any material contract (including any loan contract with an unpaid balance exceeding $250,000) or waive, release, compromise or assign any material rights or claims.

         In addition, BFC has agreed that no BFC Company nor any Affiliate thereof nor any Representative (as these terms are defined in the Merger Agreement) shall directly or indirectly solicit any Acquisition Proposal (as defined in the Merger Agreement) by any Person. Except to the extent necessary to comply with fiduciary duties of BFC's Board, as advised by counsel, no BFC Company or any Affiliate or Representative may furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to any Acquisition Proposal, but BFC may communicate information about such acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. BFC must promptly notify SouthTrust orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction.

         BFC and SouthTrust have further agreed in the Merger Agreement that they will consult with respect to (i) their loan, accrual, reserve, litigation and real estate evaluation policies and practices (including loan classifications and levels of reserves) and (ii) the character, amount and timing of any restructuring charges to be taken by each of SouthTrust and BFC in connection with such matters or otherwise in connection with the transactions contemplated by the Merger Agreement, including (a) any charge in respect to the write off or write down of any asset, (b) any reserve or other charge relating to the fees and expenses of advisors and other third parties in connection with the transactions contemplated by the Merger Agreement, (c) any reserve or other charge relating to severance, termination, and retirement payments in connection with the transactions contemplated by the Merger Agreement, (d) recapture of the bad-debt reserve of the BFC Companies arising from the conversion of the Bank into a national banking association or state bank, and (e) in respect of any SAIF recapitalization special assessment (to the extent permitted by applicable Law), and any other appropriate accounting adjustment.

BUSINESS AND MANAGEMENT OF BFC FOLLOWING THE MERGER; PLANS FOR BUSINESS OF BFC

         Upon consummation of the Merger, BFC will be merged into ST-Sub, with ST-Sub being the surviving corporation in the Merger (the surviving corporation being sometimes referred to herein as the "Surviving Corporation"). As of the Effective Time of the Merger, it is anticipated that the Board of Directors of the Surviving Corporation shall consist of those persons who are serving as directors of ST-Sub as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger. It is further anticipated that the officers of the Surviving Corporation shall be those persons serving as officers of ST-Sub as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         Following the Merger, the Bank will be merged into ST-Bank in the Subsidiary Merger. Upon consummation of the Subsidiary Merger, it is anticipated that the Board of Directors of ST-Bank, as the surviving entity in the Subsidiary Merger, shall consist of those persons who are serving as directors of ST-Bank as of the effective time of the Subsidiary Merger, and such other persons as may be designated in writing by SouthTrust at or prior to such time. It is further anticipated that the officers of ST-Bank, as the surviving association in the Subsidiary Merger, shall be those persons serving as officers of ST-Bank at the effective time of the Subsidiary Merger and such other persons as may be designated in writing by SouthTrust at or prior to the effective time of such merger.

         After the Effective Time of the Merger, the Surviving Corporation will operate as a subsidiary corporation of SouthTrust acting as a holding company for certain of its banking operations headquartered in Georgia. After the effectiveness of the Subsidiary Merger, the operations of the Bank will be integrated into the operations of ST-Bank, with efforts directed toward preserving the existing customer and banking relationships of the Bank as part of ST-Bank.

         The parties have agreed in the Merger Agreement that appropriate steps shall be taken to terminate all employee benefit plans of BFC other than the Retirement Plan and Trust of Bankers First Corporation (the "BFC Retirement Plan") and the Bankers First Corporation Employee Stock Ownership Plan (the "ESOP"), as of the Effective Time or as promptly as practicable thereafter. Following the Effective Time of the Merger, SouthTrust has agreed to cover the officers and employees of BFC or the Bank who are employed by ST-Sub or ST-Bank under employee benefit plans of SouthTrust other than the SouthTrust Corporation Revised Retirement Income Plan ("Retirement Plan") and the SouthTrust Corporation Employees' Profit Sharing Plan ("Profit Sharing Plan"); to grant such employees coverage and benefits under such employee benefit plans comparable to those granted SouthTrust employees of comparable position and seniority; and, subject to the provisions discussed in the following paragraph, to credit service with BFC or the Bank prior to the Effective Time of the Merger for purposes of determining eligibility of such employees to participate in such employee benefit plans.

         The Merger Agreement further provides that the BFC Retirement Plan will either be (i) merged into the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan") or (ii) terminated as of such date prior to, on or after the Effective Time of the Merger, all as SouthTrust shall determine and specify. The determination as to whether the BFC Retirement plan shall terminated or merged into the ST Retirement Plan shall be made by SouthTrust. From and after (i) January 1 following the termination of the BFC Retirement Plan or (ii) the merger of the BFC Retirement Plan into the ST Retirement Plan, for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST Retirement Plan and the SouthTrust Corporation Employee's Profit Sharing Plan (the "ST PS Plan"), employment by BFC shall be credited as if it were employment by SouthTrust, except to the extent otherwise required by applicable law, but such service shall not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

         In addition, the Merger Agreement provides that the ESOP, as amended to the extent, if any, necessary to obtain a determination letter from the Internal Revenue Service, shall be terminated as of such date prior to, on, or after the Effective Time of the Merger, as SouthTrust and BFC shall mutually determine and specify. Distributions shall be made from the ESOP in accordance with the terms and provisions of the ESOP prior to receipt from the Internal Revenue Service of a favorable determination letter with respect to the effect of such termination upon the qualified status of the ESOP; subject, however, to the trustee's right to retain such amounts as it reasonably deems appropriate as a reserve for any taxes which may be imposed against the ESOP.

STOCK OPTION AGREEMENT

         As an inducement and a condition to SouthTrust to enter into the Merger Agreement, SouthTrust and BFC entered into the Stock Option Agreement, whereby BFC granted SouthTrust the Stock Option entitling SouthTrust to purchase up to 942,854 shares (which shall include the option shares before and after the transfer of such Option Shares, but in no event exceed 19.9% of the issued and outstanding shares of BFC) of BFC Common Stock, at a price of $29.00 per share, under the circumstances described below. The following description of the Stock Option Agreement and the Stock Option does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, which is incorporated herein by reference and attached hereto as Exhibit B.

         The Stock Option is exercisable only if both a Preliminary Purchase Event (as hereinafter defined) and a Purchase Event (as hereinafter defined) shall have occurred after the date of the Stock Option Agreement and prior to the Effective Time of the Merger.

         The term "Preliminary Purchase Event" shall mean any of the following events or transactions:

                 (i) any person (other than SouthTrust or any subsidiary of SouthTrust) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of BFC Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of BFC Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively), or

                 (ii) the holders of BFC Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or BFC's Board of Directors shall have withdrawn or modified in a manner adverse to SouthTrust the recommendation of BFC's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than SouthTrust or any subsidiary of SouthTrust) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction (as hereinafter defined), (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act, the Bank Merger Act, the Home Owners' Loan Act, or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction. As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation, or similar transaction involving BFC or any of its Subsidiaries (other than transactions solely between BFC's Subsidiaries), (B) except as permitted pursuant to Section 7.2 of the Merger Agreement, the disposition, by sale, lease, exchange, or otherwise, of Assets of BFC or any of its Subsidiaries representing in either case 25% or more of the consolidated Assets of BFC and its Subsidiaries, or (C) the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 25% or more of the voting power of BFC or any of its Subsidiaries (each of (A), (B), or (C), an "Acquisition Transaction"); or

                 (iii) any person (other than SouthTrust or any subsidiary of SouthTrust) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, or

                 (iv) any person (other than SouthTrust or any subsidiary of SouthTrust) shall have filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act, the Bank Merger Act, the Home Owner's Loan Act, or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

As used in the Stock Option Agreement, "person" shall have the meaning specified in Section 3(a)(9) and 13(d)(3) of the Exchange Act.

         The term "Purchase Event" shall mean any of the following events subsequent to the date of the Stock Option Agreement:

                 (i) without SouthTrust's prior written consent, BFC shall have authorized, recommended, publicly proposed, or publicly announced an intention to authorize, recommend, or propose, or entered into an agreement with any person (other than SouthTrust or any subsidiary of SouthTrust) to effect an Acquisition Transaction; or

                 (ii) any person (other than SouthTrust or any subsidiary of SouthTrust) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act), other than a group of which SouthTrust or any subsidiary of SouthTrust is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 25% or more of the then-outstanding shares of BFC Common Stock.

         The Stock Option shall terminate and be of no further force and effect upon the earliest to occur of: (i) the Effective Time; (ii) termination of the Stock Option Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by SouthTrust pursuant to Section 10.1(b) or 10.1(c) thereof (but, in each case, only if the breach giving rise to such termination was willful) (each a "Default Termination")); (iii) 12 months after a Default Termination; and (iv) 12 months after termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event (each such event referred to herein as an "Exercise Termination Event").

         In the event of any change in BFC Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares subject to the Stock Option, and the purchase price will be adjusted appropriately. After the occurrence of a Purchase Event, SouthTrust may assign the Stock Option Agreement and its rights thereunder in whole or in part.

         Upon the occurrence of a Repurchase Event (as defined below) that occurs prior to an Exercise Termination Event, at the request of Holder (as defined in the Stock Option Agreement), delivered prior to an Exercise Termination Event, BFC will, subject to regulatory restrictions, be obligated to repurchase the Stock Option and any shares of Common Stock theretofore purchased pursuant to the Stock Option, at a specified price. As defined in the Stock Option Agreement, a "Repurchase Event" shall occur if (i) any person other than SouthTrust or a SouthTrust subsidiary shall have acquired beneficial ownership (as such term is defined in Rule 13(d) promulgated under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of BFC Common Stock, or (ii) any of the following transactions are consummated: (x) BFC consolidates with or merges into any person, other than SouthTrust or a SouthTrust subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger,
(y) BFC permits any person, other than SouthTrust or a SouthTrust subsidiary, to merge into BFC and BFC shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of BFC Common Stock shall be changed into or exchanged for stock or other securities of BFC or any other person or cash or any other property or the outstanding shares of BFC Common Stock immediately prior to such Merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (z) BFC sells or otherwise transfers all or substantially all of its assets to any person, other than SouthTrust or a SouthTrust subsidiary.

         In the event that prior to the exercise or termination of the Stock Option, BFC enters into an agreement to engage in any of the transactions described in clause (ii) of the definition of Repurchase Event above, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the terms and conditions set forth in the Stock Option Agreement, Holder shall receive for each Option Share with respect to which the Stock Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of BFC Common Stock less $29.00, subject to certain provisions in the Stock Option Agreement. Following the termination of the Merger Agreement, BFC has agreed to file with the Commission and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by SouthTrust and its assigns of all or part of the Stock Option and/or any shares of BFC Common Stock into which the Stock Option is exercisable.

         Notwithstanding any other provision of the Stock Option Agreement to the contrary, the Stock Option Agreement provides that in no event may SouthTrust purchase under the terms of the Stock Option Agreement that number of Option Shares which have a "Spread Value" in excess of $5,650,000. For purposes of the Stock Option Agreement, "Spread Value" is defined to mean the difference between (i) the product of (1) the sum of the total number of Option Shares (x) SouthTrust intends to purchase at the Closing Date (as defined in the Stock Option Agreement) pursuant to the exercise of the Stock Option and
(y) previously purchased pursuant to the prior exercise of the Stock Option, and (2) the higher of (I) the closing bid price of BFC Common Stock as quoted on Nasdaq on the last trading day immediately preceding the Closing Date and
(II) the consideration per share of BFC Common Stock to be offered or paid to or received by holders of BFC Common Stock in connection with an Acquisition Transaction (provided, that if the consideration to be offered, paid, or received shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by SouthTrust and reasonably acceptable to BFC, which determination shall be conclusive for all purposes of the Stock Option Agreement), and (ii) the product of (1) the total number of Option Shares (x) SouthTrust intends to purchase at the Closing Date pursuant to the exercise of the Stock Option and (y) previously purchased pursuant to the prior exercise of the Stock Option and (2) the applicable Purchase Price of such Option Shares. The Stock Option Agreement further provides that in the event the Spread Value exceeds $5,650,000, the number of Option Shares which SouthTrust is entitled to purchase at the Closing Date shall be reduced to that number of shares necessary such that the Spread Value equals or is less than $5,650,000.

         The purpose of the Stock Option Agreement and the Stock Option is to increase the likelihood that the Merger will occur, by making it more difficult for another party to acquire BFC. The ability of SouthTrust to exercise the Stock Option and to cause up to an additional 942,854 shares of BFC Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of BFC, as it is likely to increase the cost of an acquisition of all the shares of BFC Common Stock which would then be outstanding.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of certain of the federal income tax consequences of the Merger to holders of BFC Common Stock. The discussion is included for general information purposes only, applies only to a holder of BFC Common Stock who holds such stock as a capital asset, and may not apply to special situations, such as holders of BFC Common Stock, if any, who received their BFC Common Stock upon the exercise of employee stock options or otherwise as compensation and holders that are insurance companies, securities dealers, financial institutions or foreign persons.

         EACH HOLDER OF BFC COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES IN HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Neither SouthTrust, ST-Sub nor BFC has requested or will receive an advance ruling from the Internal Revenue Service ("IRS") as to any of the federal income tax consequences of the Merger to holders of BFC Common Stock of any of the federal income tax consequences of the Merger to SouthTrust, ST-Sub or BFC. The consummation of the Merger is conditioned upon the receipt by BFC and SouthTrust of an opinion of Alston & Bird as to certain of the federal income tax consequences of the Merger to the holders of BFC Common Stock. The opinion of Alston & Bird is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change, possibly retroactively. It is also based on certain assumptions, including the assumption that the holders of BFC Common Stock will maintain a sufficient equity ownership interest in SouthTrust after the Merger. The IRS takes the position for purposes of issuing an advance ruling on reorganizations that the stockholders of the target corporation (i.e., BFC) must maintain a continuing equity ownership interest in the corporation in control of the acquiring corporation (i.e., SouthTrust) equal, in terms of value, to at least 50 percent of their interest in the target corporation. Pursuant to this requirement, the management of BFC has represented to Alston & Bird that there is no plan or intention by any of the holders of BFC Common Stock who own five percent or more of the outstanding BFC Common Stock and, to the best knowledge of the management of BFC, the remaining holders of BFC Common Stock have no plan or intention to sell, exchange, or otherwise dispose of a number of shares of the SouthTrust Common Stock that they will receive in the Merger that would reduce on the part of the holders of BFC Common Stock such holders' ownership to a number of shares of SouthTrust Common Stock having an aggregate value as of the Effective Time of less than 50% of the aggregate value of all of the outstanding BFC Common Stock immediately prior to the Effective Time. For purposes of this representation, shares of BFC Common Stock that are disposed of or exchanged for cash in lieu of fractional share interests of SouthTrust Common Stock will be treated as outstanding BFC Common Stock at the Effective Time. Moreover, shares of BFC Common Stock and shares of SouthTrust Common Stock held by such holders and otherwise sold, redeemed or disposed of prior or subsequent to the Effective Time of the Merger will be considered in making this representation. In addition, management of SouthTrust has represented to Alston & Bird that it has no plan or intention to cause SouthTrust to redeem or otherwise reacquire the shares of SouthTrust Common Stock issued in the Merger.

         Unlike a ruling from the IRS, an opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the IRS.

         In the opinion of Alston & Bird the following federal income tax consequences to the holders of BFC Common Stock should result from the Merger:

                 (i) The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

                 (ii) No gain or loss will be recognized by the shareholders of BFC upon the receipt of SouthTrust Common Stock in exchange for their shares of BFC Common Stock. In addition, no gain or loss will be recognized by BFC stockholders upon receipt of the Rights attached to the SouthTrust Common Stock.

                 (iii) The basis of the SouthTrust Common Stock to be received by the BFC shareholders will be the same as the basis of the BFC Common Stock surrendered in exchange therefor.

                 (iv) The holding period of the shares of SouthTrust Common Stock to be received by the shareholders of BFC will include the period during which the BFC Common Stock surrendered in exchange therefor was held, provided that the shares of BFC Common Stock were held as capital assets as of the Effective Time.

                 (v) The payment of cash to a BFC shareholder in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be a capital gain or loss, provided the fractional share would constitute a capital asset in the hands of such holder.

         A successful IRS challenge to the "reorganization" status of the Merger would result in a BFC shareholder recognizing gain or loss with respect to each share of BFC Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the SouthTrust Common Stock received in exchange therefor. In such event, a BFC shareholder's aggregate basis in the SouthTrust Common Stock received would equal its fair market value and his or her holding period for such stock would begin the day after the Merger, which would mean that the BFC shareholder must hold his or her shares of SouthTrust Common Stock for longer than six months in order to receive long-term capital gain treatment upon the sale of such stock.

         No opinion is expressed as to the federal tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.

                    DESCRIPTION OF SOUTHTRUST CAPITAL STOCK

GENERAL

         The authorized capital stock of SouthTrust consists of 200,000,000 shares of common stock, par value $2.50 per share (referred to throughout this Proxy Statement/Prospectus as "SouthTrust Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("SouthTrust Preferred Stock"). As of December 31, 1995, there were 87,903,683 shares of SouthTrust Common Stock issued and outstanding, exclusive of shares held as treasury stock, and no shares of SouthTrust Preferred Stock were outstanding. As of December 31, 1994, there were 2,741,834 shares of SouthTrust Common Stock reserved for issuance pursuant to employee benefit plans, and there were 90,812 shares reserved for issuance upon the conversion of convertible debentures assumed in connection with a 1988 acquisition by SouthTrust. In addition, 500,000 shares of SouthTrust Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "-- SouthTrust Common Stock-Stockholder Rights Plan."

         Since SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and stockholders of SouthTrust, to participate in any distribution of assets of any subsidiary (including SouthTrust Bank of Alabama, N.A.) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of SouthTrust itself as a creditor of the subsidiary may be recognized.

         The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of Delaware and SouthTrust's Restated Certificate of Incorporation, including the Certificate of Designation describing the Series A Junior Participating Preferred Stock.

SOUTHTRUST COMMON STOCK

  Dividend Rights

         Holders of SouthTrust Common Stock are entitled to dividends when, as and if declared by SouthTrust's Board of Directors out of funds legally available therefor. Under Delaware law, SouthTrust may pay dividends out of surplus (whether capital surplus or earned surplus) or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiaries are banks, payments made by such subsidiaries to SouthTrust are limited by law and regulations of the bank regulatory authorities. See "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND BFC."

  Voting Rights and Other Matters

         The holders of SouthTrust Common Stock are entitled to one vote per share on all matters brought before the stockholders. The holders of SouthTrust Common Stock do not have the right to cumulate their shares of SouthTrust Common Stock in the election of directors. SouthTrust's Restated Certificate of Incorporation provides that in the event of a transaction or a series of transactions with an "Interested Stockholder" (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transactions requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of SouthTrust's Board of Directors who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

         Holders of SouthTrust Common Stock are not entitled to any preemptive rights to subscribe for any additional securities which may be issued.

  Liquidation Rights

         In the event of liquidation, holders of the SouthTrust Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any SouthTrust Preferred Stock hereafter issued by SouthTrust.

  Provisions with Respect to Board of Directors

         SouthTrust's Restated Certificate of Incorporation provides that the members of SouthTrust's Board of Directors are divided into three classes as nearly equal in number as possible. Each class is elected for a three-year term. At each annual meeting of stockholders of SouthTrust, one-third of the members of SouthTrust's Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of SouthTrust's Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of SouthTrust's Board of Directors can be changed.

  Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

         The General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation and Bylaws of SouthTrust provide that, because the Board of Directors of SouthTrust is classified, a director, or SouthTrust's entire Board of Directors, may be removed by the stockholders only for cause. The Restated Certificate of Incorporation and Bylaws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office. Certain portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.

  Possible Effects of Special Provisions

         Certain of the provisions contained in the Restated Certificate of Incorporation and Bylaws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's Board of Directors, and may make SouthTrust's Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

  Stockholder Rights Plan

         On February 22, 1989, the Board of Directors of SouthTrust declared a dividend to holders of SouthTrust Common Stock of record on March 6, 1989 of one right (a "Right"; collectively, the "Rights") for, and to be attached to, each share of SouthTrust Common Stock outstanding on March 6, 1989. Each Right entitles the holder thereof to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $75.00 (the "Purchase Price"). Such resolutions also provide that as long as the Rights are attached to shares of SouthTrust Common Stock as provided in the Rights Agreement referred to below, the appropriate number of Rights shall be issued with each share of SouthTrust Common Stock issued after March 6, 1989. The number of Rights attached to or to be issued with each share of SouthTrust Common Stock as well as the redemption price for each such Right, were appropriately decreased as a result of a three-for-two stock split effected by SouthTrust on January 24, 1992, and a three-for-two stock split effected by SouthTrust on May 19, 1993. Accordingly, at the present time four-ninths of a Right is attached to each share of SouthTrust Common Stock and four-ninths of a Right will be issued with each share of SouthTrust Common Stock exchanged in the Merger for BFC Common Stock.

         The Rights will expire on February 22, 1999 unless redeemed earlier and will not be exercisable or transferable separately from the shares of SouthTrust Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person (an "Acquiring Person") or any associate or affiliate of an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding SouthTrust Common Stock (the "Stock Acquisition Date"); or (ii) the tenth day following commencement of a tender or exchange offer which would result in the ownership of 20% or more of the outstanding SouthTrust Common Stock; or (iii) the tenth day after SouthTrust's Board of Directors declares, upon a determination by at least a majority of SouthTrust's Disinterested Directors, that a person, alone or with affiliates and associates (an "Adverse Person"), has become the beneficial owner of a substantial amount (not to be less than 10%) of outstanding SouthTrust Common Stock and that such person's ownership either is intended to cause SouthTrust to take action adverse to its long-term interests or may cause a material adverse impact on SouthTrust to the detriment of SouthTrust's stockholders.

         In the event that (i) SouthTrust's Board of Directors determines that a person is an Adverse Person; (ii) SouthTrust is the surviving corporation in a merger with an Acquiring Person and SouthTrust's Common Stock remains outstanding and unchanged and is not exchanged for securities of the Acquiring Person or other property; (iii) an Acquiring Person receives a financial benefit or advantage, through certain self-dealing transactions involving SouthTrust, greater than that received by other stockholders of SouthTrust or that which would have resulted from arms- length negotiations; (iv) a person becomes the beneficial owner of 30% or more of the outstanding SouthTrust Common Stock (except pursuant to a "Fair Offer" as determined by the Disinterested Directors); or (v) while there is an Acquiring Person, an event involving SouthTrust or any of its subsidiaries occurs which results in the Acquiring Person's proportionate ownership interest being increased by more than 1%, each holder of a Right will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of SouthTrust Common Stock (or, in certain circumstances, cash or other property) having a value equal to twice the Purchase Price. Rights are not exercisable following the occurrence of any of the events set forth in this paragraph until the expiration of the period during which the Rights may be redeemed by SouthTrust as described below. Notwithstanding the foregoing, after the occurrence of any of the events set forth in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be null and void.

         Unless the Rights are redeemed earlier, if, after the Distribution Date, SouthTrust is acquired in a merger or other business combination in which SouthTrust is not the surviving corporation or in which SouthTrust Common Stock is changed into or exchanged for securities of any other person or other property (other than a merger which follows a Fair Offer) or 50% or more of the assets or earning power of SouthTrust and its subsidiaries (taken as a whole) are sold or transferred, the Rights Agreement provides that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has value equal to twice the Purchase Price.

         At any time until ten days following the Stock Acquisition Date (subject to certain provisions requiring action by a majority of the Disinterested Directors, as defined in the Rights Agreement), SouthTrust may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Prior to the Distribution Date, SouthTrust may, except with respect to the Purchase Price, redemption price or date of expiration of the Rights, amend the Rights in any manner. At any time after the Distribution Date, SouthTrust may amend the Rights in any manner that does not adversely affect the interest of holders of the Rights as such.

         The Rights have certain anti-takeover effects and may adversely affect a third party's attempt to acquire SouthTrust. The Rights will cause substantial dilution to a person or group that attempts to acquire SouthTrust. The Rights should not interfere with any merger or other business combination approved by SouthTrust's Board of Directors since, among other things, the Board of Directors may, at its option, under certain circumstances, redeem all but not less than all of the then outstanding Rights at the redemption price, as discussed below.

         The foregoing description of the Rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between SouthTrust and Mellon Bank, N.A., as Rights Agent, and the Certificate of Designation for the Series A Preferred Stock, copies of each of which are exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

  Transfer Agent

         The transfer agent for SouthTrust Common Stock is Mellon Securities Trust Company.

SOUTHTRUST PREFERRED STOCK

  General

         Under SouthTrust's Restated Certificate of Incorporation, the Board of Directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust Preferred Stock, in one or more series, by adoption of a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust Preferred Stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust Preferred Stock upon the rights of holders of SouthTrust Common Stock unless and until SouthTrust's Board of Directors determines the price and specific rights of the holders of a series of SouthTrust Preferred Stock. Such effects might include, however, (i) restrictions on dividends on SouthTrust Common Stock if dividends on SouthTrust Preferred Stock have not been paid; (ii) dilution of the voting power of SouthTrust Common Stock to the extent that SouthTrust Preferred Stock has voting rights, or that any SouthTrust Preferred Stock series is convertible into SouthTrust Common Stock; (iii) dilution of the equity interest of SouthTrust Common Stock unless the SouthTrust Preferred Stock is redeemed by SouthTrust; and (iv) SouthTrust Common Stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust Preferred Stock. While the ability of SouthTrust to issue SouthTrust Preferred Stock is, in the judgment of SouthTrust's Board of Directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

  Series A Junior Participating Preferred Stock

         In connection with the adoption of the Stockholder Rights Plan described above, SouthTrust's Board of Directors designated 500,000 shares of SouthTrust's authorized but unissued SouthTrust Preferred Stock as Series A Junior Participating Preferred Stock (which has been previously referred to as the "Series A Preferred Stock"). The terms of the Series A Preferred Stock are such that one share of Series A Preferred Stock will be approximately equivalent in terms of dividend and voting rights, before adjustment for the three-for-two stock split effected on January 24, 1992 and a further three-for-two stock split effective on May 19, 1993, to 100 shares of SouthTrust Common Stock. No shares of Series A Preferred Stock have been issued as of the date of this Proxy Statement/Prospectus.

                        PRO FORMA FINANCIAL INFORMATION

         The following pro forma combining condensed financial presentation of SouthTrust was prepared to provide information on the combined financial statements of SouthTrust and BFC, as well as the previously consummated acquisitions by SouthTrust of Plant State Bank, CNB Capital Corp, Southern Bank Group, First Commercial Financial Corporation and FBC Holding Company, and the pending acquisitions of Citizens Bank of Macclenny, FFE Financial Corp. and First State Bank of Florida. The pro forma presentation assumes that these transactions had been consummated at September 30, 1995 for purposes of the pro forma statement of condition and, for purposes of the pro forma income statement, at the inception of each income statement period. Both the Merger and the acquisition of Citizens Bank of Macclenny will be accounted for as poolings of interests, with the remaining pending transactions being accounted for under the purchase method of accounting. In connection with the pending acquisition of FFE Financial Corp. and First State Bank of Florida, management of SouthTrust will review the carrying amounts of assets and liabilities to be acquired to determine if any adjustment to the carrying amounts is necessary. Actual purchase accounting adjustments will be determined at the respective consummation dates of each transaction, and are not expected to materially change the pro forma financial statements presented herein. The pro forma effect of SouthTrust's acquisition of various branches is not presented because the operations of such branches, when acquired by SouthTrust, will differ substantially from available historical financial information of such branches.

         The unaudited pro forma combining condensed financial presentation is presented for information purposes only and is not necessarily indicative of the combined financial position or results of operations which would actually have occurred if the transactions had been consummated in the past or which may be obtained in the future and should be read in conjunction with the audited financial statements incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         See the Selected Pro Forma Information table herein on page 15, which sets forth, for the years ended December 31, 1994, 1993 and 1992, and the nine-months ended September 30, 1995, certain unaudited pro-forma combined financial information for SouthTrust and BFC giving effect to the Merger.

                            SOUTHTRUST CORPORATION
PRO FORMA COMBINING CONDENSED STATEMENT OF CONDITION AS OF SEPTEMBER 30, 1995
                                (IN THOUSANDS)

                                                                       Pro Forma
                             SouthTrust                                Combined
                             Corporation                Pooling        SouthTrust     Other          Pro Forma         Pro Forma
                            Consolidated      BFC (1)  Adjustments      and BFC    Acquisitions     Adjustments        Combined
                            ------------    --------   -----------    -----------  ------------     -----------      ------------
ASSETS
Cash and due from banks     $   747,390    $   25,054    $     0      $   772,444     $  8,208       $(15,818)(4)     $   764,834
Short-term investments          242,904         3,766          0          246,670       14,390              0             261,060
Securities available
  for sale  . . . . . .       2,023,635        52,312          0        2,075,947       37,038              0           2,112,985
Investment securities .       2,036,057        55,042          0        2,091,099       31,351              0           2,122,450
Loans, net of unearned
  income  . . . . . . .      14,077,496       885,268          0       14,962,764      213,519              0          15,176,283
Less
     Allowance for
       loan losses  . .         194,962         7,952          0          202,914        2,534              0             205,448
                            -----------    ----------    -------      -----------     --------       --------         -----------
     Net loans  . . . .      13,882,534       877,316          0       14,759,850      210,985              0          14,970,835
Other assets  . . . . .       1,088,243        47,554          0        1,135,797       11,082          8,798 (5)       1,155,677
                            -----------    ----------    -------      -----------     --------       --------         -----------
     Total assets . . .     $20,020,763    $1,061,044         $0      $21,081,807     $313,054        $(7,020)        $21,387,841
                            ===========    ==========    =======      ===========     ========        =======         ===========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits:
  Interest bearing  . .     $11,908,785      $759,210         $0      $12,667,995     $250,090             $0         $12,918,085
  Other . . . . . . . .       2,100,759        10,092          0        2,110,851       24,721              0           2,135,572
                            -----------    ----------    -------      -----------     --------       --------         -----------
Total deposits  . . . .      14,009,544       769,302          0       14,778,846      274,811              0          15,053,657
Federal funds purchased
  and securities sold
  under agreements to
  repurchase  . . . . .       2,661,899        15,612          0        2,677,511            0              0           2,677,511
Short-term borrowings .         751,595       111,000          0          862,595        9,000              0             871,595
Other liabilities . . .         319,189        12,274          0          331,463        3,421              0             334,884
Long-term debt  . . . .         891,281        57,855          0          949,136            0              0             949,136
                            -----------    ----------    -------      -----------     --------       --------         -----------
   Total liabilities  .      18,633,508       966,043          0       19,599,551      287,232              0          19,886,783

Stockholders' equity:
  Common Stock  . . . .         220,289            48     13,328 (2)      233,665        1,068          1,659 (3)         236,392
  Capital surplus . . .         337,358        56,891    (13,328)(2)      380,921        7,420         (1,504)(3)         386,837
  Retained earnings . .         849,031        37,350          0          886,381       17,430         (7,175)(3)         896,636
  Unrealized loss on
    securities available
    for sale  . . . . .         (13,267)          712          0          (12,555)         (96)             0             (12,651)
  Treasury stock, at
    cost  . . . . . . .          (6,156)            0          0           (6,156)           0              0              (6,156)
                            -----------    ----------    -------      -----------     --------       --------         -----------
Total stockholders'
  equity  . . . . . . .       1,387,255        95,001          0        1,482,256       25,822         (7,020)          1,501,058
                            -----------    ----------    -------      -----------     --------       --------         -----------
   TOTAL LIABILITIES AND
     STOCKHOLDERS'
     EQUITY . . . . . .     $20,020,763    $1,061,044         $0      $21,081,807     $313,054        $(7,020)        $21,387,841
                            ===========    ==========    =======      ===========     ========        =======         ===========

See Notes to Pro Forma Combining Condensed Financial Statements.

                             SOUTHTRUST CORPORATION
               PRO FORMA COMBINING CONDENSED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

                                                               Pro Forma
                                                                Combined
                       SouthTrust               Pro Forma      SouthTrust       Other          Pro Forma      Pro Forma
                      Consolidated    BFC (1)   Adjustments     and BFC      Acquisitions     Adjustments      Combined
                      ------------    -------   -----------   -----------    ------------     -----------      --------
INTEREST INCOME
Interest and fees on
  loans . . . . . . .   $ 880,930     $56,649      $     0     $937,579         $22,786         $     0       $  960,365
Interest on
  securities  . . . .     193,294       6,289            0      199,583           5,550          (1,366)(6)      203,767
Interest on short-term
  investments . . . .      10,611         319            0       10,930           1,384               0           12,314
                        ---------     -------      -------     --------         -------         -------       ----------
  Total interest
    income  . . . . .   1,084,835      63,257           0     1,148,092          29,720          (1,366)       1,176,446

INTEREST EXPENSE
Interest on deposits      413,680      24,838            0      438,518          13,715               0          452,233
Interest on
  borrowings  . . . .     165,189      10,835            0      176,024             699               0          176,723
                        ---------     -------      -------     --------         -------         -------       ----------
  Total interest
    expense . . . . .     578,869      35,673            0      614,542          14,414               0          628,956
                        ---------     -------      -------     --------         -------         -------       ----------
  Net interest
    income  . . . . .     505,966      27,584            0      533,550          15,306          (1,366)         547,490
Provision for loan
  losses  . . . . . .      39,489         925            0       40,414           1,455               0           41,869
                        ---------     -------      -------     --------         -------         -------       ----------
  Net interest income
    after provision
    for loan losses .     466,477      26,659            0      493,136          13,851          (1,366)         505,621
Non-interest income
Service charge on
  deposit accounts  .      68,595       4,085            0       72,680           1,653               0           74,333
   Mortgage origination
     and service fees      22,902         927            0       23,829             124               0           23,953
   Other  . . . . . .      60,233       1,459            0       61,692           1,038               0           62,730
                        ---------     -------      -------     --------         -------         -------       ----------
     Total  . . . . .     151,730       6,471            0      158,201           2,815               0          161,016
Non-interest expense
   Salaries and
     employee
     benefits . . . .     209,105       8,552            0      217,657           6,318               0          223,975
   Net occupancy and
     equipment
     expenses . . . .      32,047       3,441            0       35,488           2,627               0           38,115
   Other  . . . . . .     155,357       6,687            0      162,044           5,094             440 (7)      167,578
                        ---------     -------      -------     --------         -------         -------       ----------
     Total  . . . . .     396,509      18,680            0      415,189          14,039             440          429,668
                        ---------     -------      -------     --------         -------         -------       ----------
   Income before
     income taxes . .     221,698      14,450            0      236,148           2,627          (1,806)         236,969
Income tax expense  .      76,282       4,697            0       80,979           1,620            (478)(8)       82,121
                        ---------     -------      -------     --------         -------         -------       ----------
     Net income . . .   $ 145,416     $ 9,753      $     0     $155,169         $ 1,007         $(1,328)      $  154,848
                        =========     =======      =======     ========         =======         =======       ==========
     Earnings per
       share  . . . .   $    1.75                              $   1.75                                       $     1.71
     Average common
       shares . . . .      83,075                                88,775                                           90,799

____________________

                             SOUTHTRUST CORPORATION
               PRO FORMA COMBINING CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                                   Pro Forma
                                                                   Combined
                        SouthTrust                  Pro Forma     SouthTrust        Other         Pro Forma        Pro Forma
                       Consolidated       BFC      Adjustments     and BFC       Acquisitions    Adjustments       Combined
                       ------------    --------    -----------    ----------     ------------    -----------      -----------
INTEREST INCOME
Interest and fees
  on loans  . . . . .   $  868,461      $62,703      $      0     $  931,164        $32,658        $     0         $  963,822
Interest on
  securities  . . . .      229,568        8,030             0        237,598          8,093         (1,652)(6)        244,039
Interest on short-term
  investments . . . .       10,583        1,010             0         11,593          1,056              0             12,649
                        ----------      -------      --------     ----------        -------        -------         ----------
    Total interest
      income  . . . .    1,108,612       71,743                    1,180,355         41,807         (1,652)         1,220,510

INTEREST EXPENSE
Interest on deposits       377,643       25,922             0        403,565         16,507              0            420,072
Interest on
  borrowings  . . . .      123,424       11,725             0        135,149            638              0            135,787
                        ----------      -------      --------     ----------        -------        -------         ----------
    Total interest
      expense . . . .      501,067       37,647             0        538,714         17,145              0            555,859
                        ----------      -------      --------     ----------        -------        -------         ----------
  Net interest income      607,545       34,096             0        641,641         24,662         (1,652)           664,651
Provision for loan
  losses  . . . . . .       44,984        1,800             0         46,784          1,106              0             47,890
                        ----------      -------      --------     ----------        -------        -------         ----------
  Net interest income
    after provision
    for loan losses .      562,561       32,296             0        594,857         23,556         (1,652)           616,761

NON-INTEREST INCOME
Service charges on
  deposit accounts  .       86,304        4,793             0         91,097          2,855              0             93,952
Mortgage origination
  and service fees  .       27,760        1,226             0         28,986             58              0             29,044
Other . . . . . . . .       70,714        2,594             0         73,308          1,580              0             74,888
                        ----------      -------      --------     ----------        -------        -------         ----------
 Total  . . . . . . .      184,778        8,613             0        193,391          4,493              0            197,884

NON-INTEREST EXPENSE
Salaries and employee
  benefits  . . . . .      257,637       10,375             0        268,012          9,866              0            277,878
Net occupancy and
  equipment expenses        68,172        4,435             0         72,607          3,672              0             76,279
Other . . . . . . . .      160,190        9,227             0        169,417          8,211            663 (7)        178,291
                        ----------      -------      --------     ----------        -------        -------         ----------
  Total . . . . . . .      485,999       24,037             0        510,036         21,749            663            532,448
                        ----------      -------      --------     ----------        -------        -------         ----------
  Income (loss) before
    income taxes  . .      261,340       16,872             0        278,212          6,300         (2,315)           282,197
Income tax expense
  (benefit) . . . . .       88,338        6,047             0         94,385          2,080           (578)(8)         95,887
                        ----------      -------      --------     ----------        -------        -------         ----------
Net income (loss) . .   $  173,002      $10,825      $      0     $  183,827        $ 4,220        $(1,737)        $  186,310
                        ==========      =======      ========     ==========        =======        =======         ==========
Earnings (loss) per
  share . . . . . . .   $     2.15                                $     2.13                                       $     2.09
Average common shares       80,628                                    86,187                                           89,212

__________________

          NOTES TO PRO FORMA COMBINING CONDENSED FINANCIAL STATEMENTS

Note: The results of operations for SouthTrust for the nine months ended September 30, 1995 include a charge to earnings of approximately $6.5 million ($4.0 million after tax) related to the accrual of the proposed assessment on Savings Association Insurance Fund ("SAIF") insured deposits. Since legislation has not been enacted to levy such a charge, SouthTrust will reverse the earlier accrual in the fourth quarter of 1995.

(1) SouthTrust anticipates incurring the following expenses subsequent to the Merger. These amounts are estimates based on recent available information and are subject to change. Because they are non-recurring in nature, they have not been included among the adjustments in the pro forma statements of income. The recurring impact of certain purchase related adjustments have not been reflected in the pro forma financial statements since they are not material. The non-recurring expenses are as follows:


         (In Thousands)
             Severance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   1,800
             Write-down of fixed assets . . . . . . . . . . . . . . . . . . . .          1,200
             Write-down of other real estate owned  . . . . . . . . . . . . . .            500
             Merger related expenses  . . . . . . . . . . . . . . . . . . . . .            600*
                                                                                      --------
                                                                                     $   4,100
             Tax benefits at 35%  . . . . . . . . . . . . . . . . . . . . . . .          1,225
                                                                                      --------
             Net effect on retained earnings  . . . . . . . . . . . . . . . . .      $   2,875
                                                                                      ========

__________________________
* Merger related expenses are not currently tax deductible.


         Additionally, BFC recorded in the fourth quarter of 1995 a restructuring charge of approximately $1.6 million, which includes $0.5 million in severance amounts for employees terminated before December 31, 1995, incurred merger related expenses of $0.9 million and miscellaneous other costs of $0.2 million. During the fourth quarter of 1995, BFC assessed the adequacy of its allowance for loan losses in light of a softening economy and possible future credit quality declines in commercial real estate, real estate construction, and the consumer loan portfolio which BFC has significantly increased over the past 24 months. Based on this analysis, BFC recorded a fourth quarter provision for loan losses of approximately $1.9 million, which is approximately $1.0 million larger than the provision for the nine months ended September 30, 1995. During 1995, BFC has been studying the potential benefits of a proposed conversion of the Bank from a savings bank to a national bank. On December 19, 1995, the boards of directors of BFC and the Bank formally authorized management to take the appropriate steps necessary to effect such a conversion. The conversion, which is not contingent on the consummation of the Merger between SouthTrust and BFC, resulted in a 1995 fourth quarter charge to tax expense of approximately $4.4 million to BFC. Legislation is currently pending in Congress which, if passed, could reduce or eliminate this charge. Because these amounts are non-recurring in nature, they have not been included among the adjustments in the pro-forma statements of income, but will result in an additional reduction in retained earnings in the amount of $7.0 million.

(2) Reflects the issuance of 5,350,318 shares of SouthTrust Common Stock for the 4,751,615 shares of BFC Common Stock outstanding at September 30, 1995 at the exchange ratio of 1.126 shares of SouthTrust Common Stock for each share of BFC Common Stock per BFC share. Amounts do not reflect the conversion of 478,588 BFC Options which will be converted into SouthTrust Options at a conversion ratio of 1.126 to 1, or the proceeds from the exercise of such options.

(3) Reflects the issuance of 785,000 shares of SouthTrust Common Stock for the outstanding shares of Citizens Bank of Macclenny in a pooling-of-interest business combination, and 305,721 shares of SouthTrust Common Stock in the acquisitions of FFE Financial Corp., net of eliminated equity of FFE Financial Corp., and the cash acquisition of First State Bank of Florida, both of which are accounted for as purchases. Does not reflect the conversion of stock options or the proceeds from conversion. Aggregate options assumed will result in 26,271 additional options on SouthTrust Common Stock.

(4)      Represents cash purchase portion of other acquisitions.

(5)      Goodwill resulting from other acquisitions.

(6) To reflect the loss on earning assets for the cash portion of the purchase price on other acquisitions at the weighted average yield on earning assets of 7.62% in 1994 and 8.49% for the nine months ended September 30, 1995.

(7) To reflect the amortization of goodwill resulting from other acquisitions over a 20 year life on a straight-line basis.

(8)      Tax benefit resulting from adjustment (6) above.

                 MARKET AND DIVIDEND INFORMATION RESPECTING THE
                       COMMON STOCK OF SOUTHTRUST AND BFC


COMPARATIVE STOCK PRICES PER SHARE

         The following table sets forth certain information as to the high and low last sales price per share of SouthTrust Common Stock and BFC Common Stock for the calendar quarters indicated. The information listed below with respect to the high and low last sales prices was obtained from Nasdaq, and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

                                                    SouthTrust                                BFC
                                                   Common Stock                           Common Stock
                                               ---------------------                 ---------------------
                                                 High         Low                      High         Low
                                               --------     --------                 ---------    --------
1994:
    First Quarter   . . . . . . . . . . .    $    19 5/8   $    17 7/8                $   21 1/4   $    17 1/4
    Second Quarter  . . . . . . . . . . .         22 1/8        18 1/8                    20 3/4        18 5/8
    Third Quarter   . . . . . . . . . . .         21 7/8        19 5/8                    21 1/4        19
    Fourth Quarter  . . . . . . . . . . .         20 1/4        17                        20 1/4        17 3/4

1995:
    First Quarter   . . . . . . . . . . .    $    21 3/8   $    18                    $   26 1/2   $    19
    Second Quarter  . . . . . . . . . . .         23 3/8        20 5/8                    30 1/4        25 1/4
    Third Quarter   . . . . . . . . . . .         27 1/4        23                        31 1/8        26 7/8
    Fourth Quarter  . . . . . . . . . . .         26            24 1/2                    29            26

1996:
    First Quarter
       (through ________, 1996)   . . . .


         On October 30, 1995 and November 1, 1995 (the trading days immediately before and after the public announcement of the Merger), the last sale prices of SouthTrust Common Stock, as obtained from Nasdaq, were $25 1/2 and $24 1/2, respectively, and the last sale prices of BFC Common Stock, as obtained from Nasdaq, were $28 1/4 and $26 1/8, respectively; and on January 26, 1996, the last sale price of SouthTrust Common Stock as obtained from Nasdaq was $______, and the last sale price of BFC Common Stock on January 26, 1996, as obtained from Nasdaq was $_______.

DIVIDENDS

         The following table sets forth the respective cash dividends per share declared on SouthTrust Common Stock and BFC Common Stock during the periods indicated:

                                                           Dividends Declared         Dividends Declared
                                                              per share of               per share of
                                                         SouthTrust Common Stock       BFC Common Stock
                                                         -----------------------       ----------------
          1994:
              First Quarter . . . . . . . . . . . . . .       $   0.17                      $  0.10
              Second Quarter  . . . . . . . . . . . . .           0.17                         0.10
              Third Quarter . . . . . . . . . . . . . .           0.17                         0.10
              Fourth Quarter  . . . . . . . . . . . . .           0.17                         0.15

          1995:
              First Quarter . . . . . . . . . . . . . .       $   0.20                      $  0.15
              Second Quarter  . . . . . . . . . . . . .           0.20                         0.15
              Third Quarter . . . . . . . . . . . . . .           0.20                         0.15
              Fourth Quarter  . . . . . . . . . . . . .           0.20                         0.15


         Dividends paid by SouthTrust on the SouthTrust Common Stock are at the discretion of SouthTrust's Board of Directors and depend upon the restrictions on the payment of dividends by banks as described below, SouthTrust's earnings and financial condition and other relevant factors. SouthTrust has increased the dividend paid on its Common Stock for 25 consecutive years. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the restrictions on the payment of dividends by banks described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to the SouthTrust Common Stock.

         There are certain limitations on the payment of dividends to SouthTrust by its subsidiary banks. The amount of dividends that each subsidiary national bank of SouthTrust may declare in one year, without approval of the OCC, is the sum of the bank's net profits for that year and its retained net profits for the preceding two years. Under the rules of the OCC, the calculation of net profits is more restrictive under certain circumstances. The banking authorities in the states where SouthTrust owns state-chartered banks also regulate the payment of dividends by banks organized in such states. Under the Alabama Banking Code, a state bank may not declare or pay a dividend in excess of 90% of the net earnings of such bank until the surplus of the bank is equal to at least 20% of its capital, and thereafter the prior written approval of the Superintendent of Banks is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net earnings for that year combined with its retained net earnings for the preceding two years. No dividends, withdrawals or transfers may be made from the bank's surplus without prior written approval of the Superintendent of Banks.

         Under the Florida Banking Code, a state bank may not declare or pay a dividend in excess of 80% of the net earnings of such bank until the surplus is equal to the amount of common stock. If the amount of the surplus is equal to the amount of common stock, the bank may pay out an amount equal to the current year plus the prior two years undistributed earnings.

         Under the Financial Institutions Code of Georgia, a bank shall not pay dividends when it is insolvent, or would be rendered insolvent, and dividends may only be paid out of retained earnings and when the bank has paid-in capital and appropriated retained earnings, in combination, equal to at least 20% of its capital stock.

         Under the North Carolina Banking Code, a state chartered bank with common stock in excess of $15,000 may not declare a dividend until the surplus is equal to at least 50% of the amount of common stock.

         The South Carolina Banking Code provides that, before a state chartered bank can pay a dividend, approval must be obtained from the South Carolina Commissioner of Banking.

         Under the Tennessee Banking Code, a state bank may not declare dividends in excess of 90% of the net earnings during the past year until the surplus is equal to the amount of common stock.

         Under Title 81 of the Mississippi Code of 1972 (the "Mississippi Banking Code"), no state bank may declare or pay any dividend upon its common stock unless it has received the written approval of the Commissioner of Banking and Consumer Finance.

         Under the foregoing laws and regulations, at September 30, 1995, approximately $290.5 million was available for payment of dividends to SouthTrust by its bank subsidiaries.

         Dividends paid by BFC on the BFC Common Stock are at the discretion of BFC's Board of Directors and are dependent on the restrictions on the payment of dividends by corporations chartered in Georgia as described in "COMPARISON OF THE COMMON STOCK OF SOUTHTRUST AND BFC -- Dividends" below, the restrictions on the payment of dividends by federal savings banks described below, and BFC's earnings and financial condition and other relevant factors. Under OTS regulations, a savings association that is well capitalized is permitted to declare dividends of up to the greater of (i) the sum of 100% of its current net income plus one-half of its capital in excess of the minimum regulatory requirements or (ii) 75% of its net income during the most recent four-quarter period. The current policy of BFC is to pay dividends on a quarterly basis as shown in the table above.


                         COMPARISON OF THE COMMON STOCK
                                       OF
                               SOUTHTRUST AND BFC


         The rights of BFC's shareholders are governed by the Articles of Incorporation of BFC, the Bylaws of BFC and the laws of the State of Georgia. The rights of SouthTrust stockholders are governed by the Restated Certificate of Incorporation of SouthTrust, the Bylaws of SouthTrust and the laws of the State of Delaware. After the Merger becomes effective, the rights of BFC's shareholders who become SouthTrust stockholders will be governed by the laws of the State of Delaware and by SouthTrust's Restated Certificate of Incorporation and Bylaws. The following summary of the rights of the holders of SouthTrust Common Stock and the holders of BFC Common Stock is qualified in its entirety by reference to the Restated Certificate of Incorporation and Bylaws of SouthTrust, the Articles of Incorporation and Bylaws of BFC, the General Corporation Law of the State of Delaware, and the Georgia Business Corporation Code.

DIVIDENDS

         The sources of funds for payments of dividends by SouthTrust and BFC are their subsidiaries. Because the primary subsidiaries of SouthTrust and BFC are financial institutions, payments made by such subsidiaries of SouthTrust and BFC to their shareholders are limited by law and regulations of the bank regulatory authorities. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK-SouthTrust Common Stock-Dividend Rights" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND BFC" for information concerning the effect of such limitations on SouthTrust's and BFC's ability to pay dividends. Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Georgia Business Corporation Code provides that a corporation may not make distributions to its shareholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they became due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

VOTING RIGHTS AND OTHER MATTERS

         Subject to the rights, if any, of any series of their respective classes of preferred stock, all voting rights of SouthTrust and BFC are vested in the holders of shares of SouthTrust Common Stock and BFC Common Stock, respectively, with the holder of each of such share being entitled to one vote. The holders of SouthTrust Common Stock and BFC Common Stock do not have the right to cumulate their votes in the election of directors.

         As described above under the caption "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK--SouthTrust Common Stock--Voting Rights and Other Matters," the Restated Certificate of Incorporation of SouthTrust provides that in the event of a transaction or a series of transactions with an Interested Stockholder (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transaction requires the vote of the holder of 70% of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of the Board of Directors of SouthTrust who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder. The Articles of Incorporation and Bylaws of BFC do not contain any prohibitions of or limitations on transactions between BFC and a related party or shareholder.

         SouthTrust is subject to Section 203 of the Delaware General Corporation Law. That section generally provides that a corporation may not engage in a business combination, except with extraordinary corporate approval, with any person deemed to be an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder. An "interested stockholder" is defined as any person who directly or indirectly owns 15% or more of the outstanding voting stock of the corporation within the three-year period beginning immediately prior to the date on which such determination is made. The extraordinary corporate approval must consist of board approval prior to the time the person became an interested stockholder or approval of the transaction by the board of directors and at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; in the absence of such approval, the interested stockholder must own at least 85% of the voting stock of the corporation.

         BFC is subject to Section 14-2-1132 of the Georgia Business Corporation Code. It provides that a corporation may not engage in any business combination with any "interested shareholder" for a period of five years following the time that the shareholder became an interested shareholder, unless the board of directors approves either the transaction which resulted in the shareholder becoming an interested shareholder or the business combination or the interested shareholder beneficially owns at least 90 percent of the outstanding voting stock of the corporation. In addition, Section 14-2-1133 of the Georgia Business Corporation Code provides that Section 14-3-1132 shall not apply unless the Bylaws of the corporation specifically provide for its applicability. The Bylaws of BFC provide that all of the requirements of the Georgia Business Corporation Code pertaining to business combinations with interested shareholders shall be applicable to BFC. Since the BFC Board has approved the transaction by which SouthTrust would become an "interested shareholder" of BFC, the provisions of Section 14-2-1132 are not applicable to the Merger or the transactions contemplated by the Stock Option Agreement.

         BFC is also subject to Section 14-2-1111 of the Georgia Business Corporation Code which provides, in addition to any vote otherwise required by law or the articles of incorporation, a business combination shall be (i) unanimously approved by the board of directors, or (ii) recommended by at least two-thirds of the directors and approved by a majority of the votes entitled to be cast by holders of voting shares other than shares beneficially held by an interested stockholder who is, or whose affiliate is, a party to the business combination. Section 14-2-1112 of the Georgia Business Corporation Code provides that the vote requirement in Section 14-2-1111 does not apply to a business combination if certain fair price conditions are satisfied, the consideration to be received by holders of outstanding shares is in cash or in the same form as the interested shareholder has previously paid, no reduction in or elimination of dividends has occurred without disinterested director approval, and the interested shareholder has not received any disproportionate benefit of any loans, advances, guarantees, pledges or other financial assistance or tax benefit provided by the corporation. Since the BFC Board has unanimously approved the Merger, the rate requirement of Section 14-2-1111 does not apply to the Merger.

         The effect of the business combination and affiliated transactions provisions, respectively, is to make more difficult the acquisition of a majority control of a corporation or the use of its assets to finance such acquisition.

         The Delaware General Corporation Law enumerates several situations in which class voting is required with respect to amendments to a corporation's certificate of incorporation, whether or not the holders of such shares are entitled to vote thereon by the provisions of the certificate of incorporation, if such amendments: (i) increase or decrease the aggregate number of authorized shares, (ii) increase or decrease the par value of the shares of such class, or (iii) alter or change the powers, preferences or special rights of the shares of such class as to affect them adversely; provided, that only the shares of the series so affected by the amendment shall be considered a separate class for the purpose of the class voting requirements; and provided, further, that the authorized shares of any class of stock may be increased or decreased by the affirmative vote of a majority of the stockholders, irrespective of the class voting requirement set forth above, if so provided in the original certificate of incorporation, in any amendments thereto which created such class of stock or in any amendments thereto which was authorized by a resolution adopted by the affirmative vote of the holders of a majority of shares of such class.

         Under the Georgia Business Corporation Code, the holders of the outstanding shares of a class are entitled to vote as a separate voting group on a proposed amendment, unless shareholder voting is not required because an amendment may be made solely by the board of directors, if the amendment would:
(i) increase or decrease the aggregate number of authorized shares of the class; provided, however, that if the Articles of Incorporation specifically authorize the shares of any class to be increased or decreased without a shareholder vote, under such circumstances, the authorized number, terms, conditions, designations, preferences, limitations, and relative rights of those shares may be fixed as provided in the Articles of Incorporation; (ii) effect an exchange or reclassification of all or part of the shares of the class into shares of another class; (iii) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class; (iv) change the designation, rights, preferences, or limitations of all or part of the shares of the class; (v) change the shares of all or part of the class into a different number of shares of the same class; (vi) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class; (vii) increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class; (viii) limit or deny an existing preemptive right of all or part of the shares of the class; (ix) cancel or otherwise affect rights to distributions of dividends that have accumulated but not yet been declared on all or part of the shares of the class; or (x) cancel, redeem, or repurchase all or part of the shares of the class.

         The Bylaws of SouthTrust provide that the members of the board of directors are to be divided into three (3) classes as nearly equal as possible. Each such class is elected for a three-year term. At each annual meeting of stockholders, one-third of the members of the board of directors will be elected for a three-year term, and the other directors will remain in office. Therefore, control of the board of directors cannot be changed in one (1) year, and at least two (2) annual meetings must be held before a majority of the members of the board of directors can be changed. But for this provision in the Bylaws, all directors would stand for election at each annual meeting. The Bylaws of BFC provide that the entire board of directors of BFC is to be elected by plurality vote of the shares entitled to vote at an annual meeting of shareholders at which such election is to occur. Directors so elected shall serve for a term of one (1) year and until their successors shall be elected and shall qualify.

         Both the Delaware General Corporation Law and Georgia Business Corporation Code provide (unless otherwise provided in a corporation's charter or bylaws), that a director, or the entire Board of Directors, may be removed by the shareholders with or without cause by vote of the holders of a majority of the shares of capital stock of the corporation then entitled to vote on the election of directors. The Restated Certificate of Incorporation and Bylaws of SouthTrust, however, provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from the office and such removal may be effected only for cause. The vacancy created by any such removal shall then be filled by majority vote of the directors then in office and the successor director so elected shall fill the unexpired term of the director removed from office. The Bylaws of BFC provide that directors may be removed with or without cause by a vote of 75% of the votes entitled to be cast in the election of directors.

         The Bylaws of SouthTrust also provide that vacancies on the Board of Directors, caused by the death or resignation of a director or the creation of a new directorship, may be filled by the remaining directors. A person selected by the remaining directors to fill a vacancy will serve until the annual meeting of stockholders at which the term of the class of directors to which such director has been appointed expires. Therefore, if a director who was recently elected to a three-year term resigns, the remaining directors will be able to select a person to serve the remainder of that three-year term, and such person will not be required to stand for election until the third annual meeting of stockholders after such director's appointment. The Bylaws of BFC provide that in the event of a vacancy on the Board of Directors by reason of an increase in the number of directors by an amendment to the Bylaws of BFC, or through death, resignation, disqualification, removal, or other cause, a new director or a successor director may be elected by the members of the Board of Directors to serve until a successor director shall be elected by the shareholders, but pending election by the shareholders, any such new or successor director shall be fully qualified to act.

         Under the Delaware General Corporation Law (unless otherwise provided in a corporation's charter), any action required or permitted to be taken by the stockholders of a corporation may be taken without a meeting and without a stockholder vote if a written consent is signed by the holders of the shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. Under the Restated Certificate of Incorporation of SouthTrust, action by written consent of the stockholders is prohibited. Further, under the Restated Certificate of Incorporation and Bylaws of SouthTrust, the stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call such a meeting. Under the Georgia Business Corporation Code, any action required or permitted to be taken by the shareholders of a corporation may be taken without a meeting and without a shareholder vote if a written consent is signed by all of the holders of the outstanding capital
stock of the corporation.   Under the Bylaws of BFC, any action required to be
taken by the Board of Directors or a committee of the Board at a meeting may be taken without a meeting if written consent, setting forth the action taken, shall be signed by all the directors or committee members and filed with the minutes of the proceedings of the Board or committee. Such consent shall have the same effect as though the action had been taken at a regular meeting.

         Certain portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the proceeding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of 70% of the outstanding voting stock of SouthTrust. BFC's Articles of Incorporation generally may be amended as prescribed by law. The Bylaws of BFC may be amended by the affirmative vote of a majority of all the directors then holding office at any meeting of the Board if notice of the proposed amendment is contained in the notice of the meeting. Any bylaws adopted by the Board of Directors of BFC may be altered, amended or repealed, and new bylaws may be adopted by the shareholders. Shareholders of BFC, by an affirmative vote of the holders of 75% of the votes entitled to be cast, may alter, amend or repeal the Bylaws of BFC and adopt new bylaws at any meeting if notice of the proposed amendment is contained in the notice of the meeting. The shareholders may prescribe that any bylaw adopted by them shall not be altered, amended or repealed by the Board of Directors.

         The provisions contained in the Restated Certificate of Incorporation of SouthTrust described above have the effect of making it more difficult to change the Board of Directors, and may make the Board of Directors less responsive to shareholder control. Those provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure. This also can affect the price that a potential purchaser would be willing to pay for the stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the stock of SouthTrust.

DISSENT AND APPRAISAL RIGHTS

         A shareholder of BFC has dissent and appraisal rights pursuant to
Section 14-2-1301 et seq. of the Georgia Business Corporation Code (the "Georgia Dissent Provisions") in the event of any of the following corporate actions: (i) consummation of a plan of merger to which the corporation is a party if shareholder approval is required; (ii) consummation of a plan of share exchange to which the corporation is a party if shareholder approval is required; (iii) consummation of a sale or exchange of all or substantially all of the property of the corporation if shareholder vote is required; (iv) an amendment to the articles of incorporation that materially and adversely affects the rights in respect of a dissenter's shares; and (v) any corporate action taken pursuant to a shareholder vote to the extent that the voting or nonvoting shareholders of the corporation, if any, are entitled to dissent pursuant to the articles of incorporation, bylaws or resolutions of the board of directors of the corporation. See "THE MERGER - Rights of Dissent and Appraisal." A stockholder of SouthTrust has similar dissent and appraisal rights pursuant to Section 262 of the General Corporation Law of Delaware (the "Delaware Dissent Provisions"), but only in the event of a merger or consolidation. Both the Georgia Dissent Provisions and the Delaware Dissent Provisions provide that there is no right to dissent if, at the record date, the shares of the corporation were listed on a national securities exchange, designated as a national market system security on Nasdaq or held by more than 2,000 shareholders. Since the shares of SouthTrust Common Stock are listed on Nasdaq and held by more than 2,000 stockholders of record, and the shares of BFC are listed on Nasdaq, neither the stockholders of SouthTrust nor the shareholders of BFC have any right to dissent pursuant to either the Delaware Dissent Provisions or the Georgia Dissent Provisions.

RIGHTS ON LIQUIDATION

         In the event of liquidation, the holders of SouthTrust Common Stock and the holders of BFC Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any preferred stock presently outstanding or hereafter issued by either corporation.

PREEMPTIVE RIGHTS

         The holders of SouthTrust Common Stock and BFC Common Stock do not have any preemptive rights to purchase additional shares of any class of securities, including common stock, of SouthTrust or BFC, respectively, which may hereafter be issued.

REPORTS TO STOCKHOLDERS

         The SouthTrust Common Stock is registered under the Exchange Act, and, therefore, SouthTrust is required to provide annual reports containing audited financial statements to stockholders and to file other reports with the Commission and solicit proxies in accordance with the rules of the Commission. SouthTrust also provides reports to its stockholders on an interim basis containing unaudited financial information.

         The BFC Common Stock is registered under the Exchange Act, and, therefore, BFC is required to provide annual reports containing audited financial statements to shareholders, file other reports with the Commission and solicit proxies in accordance with the rules of the Commission. BFC also provides reports to its shareholders on an interim basis containing unaudited financial information.

STOCKHOLDERS' RIGHTS PLAN

         As described above under the caption "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock - Stockholder Rights Plan," presently attached to each share of SouthTrust Common Stock is four-ninths of a Right issued pursuant to the Rights Agreement described under such caption. Each Right entitles the holder thereof to purchase from SouthTrust 1/100th of a share of the Series A Preferred Stock at the Purchase Price. BFC has not adopted any similar plan.

                           SUPERVISION AND REGULATION

SOUTHTRUST CORPORATION

  Bank Holding Company Regulation

         SouthTrust is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and is registered with the Federal Reserve Board. SouthTrust's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to SouthTrust and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to SouthTrust or any non-banking subsidiary are limited in amount to 10% of the subsidiary bank's capital and surplus and, with respect to SouthTrust and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in non-banking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         As a bank holding company, SouthTrust is required to file with the Federal Reserve Board semi-annual reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and each of its subsidiaries.

         According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Furthermore, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of SouthTrust or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of SouthTrust may be assessed for the FDIC's loss, subject to certain exceptions.

         Various federal and state statutory provisions limit the amount of dividends the subsidiary banks can pay to SouthTrust without regulatory approval. The approval of the OCC is required for any dividend by a national bank to its holding company if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by the OCC, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. Comparable prohibitions on the declaration of dividends are imposed by the Alabama Banking Code, the Florida Banking Code, the North Carolina Banking Code, the South Carolina Banking Code, the Tennessee Banking Code, the Financial Institution Code of Georgia, and the Mississippi Banking Code. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its loan losses and bad debts. For this purpose, bad debts are defined to include, generally, the principal amount of loans which are in arrears with respect to interest by six months or more or are past due as to payment of principal (in each case to the extent that such debts are in excess of the reserve for possible credit losses). Under the foregoing laws and regulations, at September 30, 1995, approximately $290.5 million was available for payment of dividends to SouthTrust by its bank subsidiaries. The payment of dividends by any subsidiary bank may also be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank. In addition to the foregoing restrictions, the Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Furthermore, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice.

  Risk-Based Capital Guidelines

         Under the Federal Reserve Board's risk-based capital guidelines applicable to SouthTrust, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank or bank holding company under the guidelines, a bank or bank holding company must have a total risk-based capital ratio in excess of 10%. At December 31, 1994, SouthTrust and all of SouthTrust's subsidiary banks were sufficiently capitalized to be considered "well capitalized." See " -- Recent Legislation." At least half of the total capital is to consist of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves ("Tier 2 capital"). SouthTrust's national banking subsidiaries are subject to similar capital requirements adopted by the OCC, and its state non-member bank subsidiaries are subject to similar capital requirements adopted by the FDIC. In addition, the Federal Reserve Board, the OCC and the FDIC have adopted a minimum leverage ratio (Tier 1 capital to total assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets. On September 30, 1995, SouthTrust had a Tier 1 capital ratio of 7.82%, a total risk-based capital ratio of 11.45% and a leverage ratio of 6.41%.

         The following table sets forth the various regulatory capital ratios of SouthTrust as of the periods indicated:

                                                                                    SEPTEMBER 30,
                                                                              -------------------------
                                                                                1995             1994
                                                                                ----             ----
     REGULATORY CAPITAL RATIOS:
          Tier 1 risk-based capital*  . . . . . . . . . . . . . .                7.82%            7.86%
          Total risk-based capital  . . . . . . . . . . . . . . .               11.45            12.04
          Leverage ratio* . . . . . . . . . . . . . . . . . . . .                6.41             6.19
---------------------

* Under the risk-based and leverage capital guidelines, regulatory required minimums are 4% and 8% for Tier 1 and Total Capital ratios, respectively. The leverage ratio must be maintained at a level generally considered to be in excess of 3%.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

  Recent Legislation

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in regulations. The critically under-capitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions became subject to restrictions on borrowing from the Federal Reserve System, effective as of December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         FDICIA provides authority for special assessments against insured deposits and for the development of a general risk-based deposit insurance assessment system. The risk-based insurance assessment system would be used to calculate a depository institution's semiannual deposit insurance assessment based on the probability (as defined in the statute) that the deposit insurance fund will incur a loss with respect to the institution. In accordance with FDICIA, effective January 1, 1993, the FDIC implemented a transitional risk-based insurance premium system and an increase in the deposit insurance premium for commercial banks and thrifts to an average of 25.4 basis points.

         Effective with fiscal years beginning after December 31, 1992, each insured institution having over $500 million in total assets is required to submit to the FDIC and make available to the public an annual report on the institution's financial condition and management. The institution's independent public accountant is required to audit and attest to certain of the statements made in that annual report.

         FDICIA amended the prior law with respect to the acceptance of brokered deposits by insured depository institutions to permit only a "well capitalized" (as defined in the statute as significantly exceeding each relevant minimum capital level) depository institution to accept brokered deposits without prior regulatory approval. A depository institution which has a capital level category of "adequately capitalized" may not accept brokered deposits without prior regulatory approval. FDICIA also established new uniform disclosure requirements for the interest rates and terms of deposits accounts.

         FDICIA also contains various provisions related to an institution's interest rate risk. Under certain circumstances, an institution may be required to provide additional capital or maintain higher capital levels to address interest rate risks.

         The foregoing necessarily is a general description of certain provisions of FDICIA and does not purport to be complete. Several of the provisions of FDICIA will be implemented through the adoption of regulations by the various federal banking agencies. FDICIA is not expected to have a material effect on the results of operations of SouthTrust or BFC.

  Source of Strength

         According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking subsidiary or SouthTrust or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of SouthTrust may be assessed for the FDIC's loss, subject to certain exceptions.

  The Riegle-Neal Interstate Banking and Branching Efficiency Act

         In September 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") became law. The Interstate Banking Act has two major provisions regarding the merger, acquisition and operation of banks across state lines. First it provides that effective September 29, 1995, adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks will be preempted as of the effective date. States cannot enact laws opting out of this provision; however, states may adopt a minimum restriction requiring that target banks located with the state be in existence for a period of years, up to a maximum of five years, before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps which prohibit acquisitions that would result in the acquiror controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of- state acquirors, and the federal deposit caps apply only to initial entry acquisitions.

         In addition to the foregoing, the Interstate Banking Act provides that as of June 1, 1997, adequately capitalized and managed banks will be able to engage in interstate branching by merging banks in different states. However, unlike the interstate banking provision, states may opt out of the application of this provision by enacting specific legislation before June 1, 1997. If a state does not opt-out, banks will be required to comply with the state's provisions with respect to branching across state lines.

         Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such changes and the impact such changes might have on SouthTrust and its subsidiaries, however, cannot be determined at this time.

BFC

         BFC is registered with the OTS as a savings and loan holding company and is subject to OTS regulation, examination, supervision and reporting requirements. The Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the FDIC under SAIF. The Bank is subject to regulation by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE -- Information with Respect to BFC."


        CERTAIN INFORMATION CONCERNING THE BUSINESS OF BFC AND THE BANK


         A complete description of the business of BFC and the Bank for the year ended December 31, 1994 is contained in BFC's Annual Report on Form 10-K for the year ended December 31, 1994, which Annual Report on Form 10-K is incorporated herein by reference. The following description of certain aspects of the business of BFC and the Bank sets forth certain developments regarding the business of BFC and the Bank which have occurred subsequent to December 31, 1994. Additional information regarding the business of BFC and the Bank is contained in BFC's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, June 30, 1995 and March 31, 1995, which Quarterly Reports are incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE - Information with Respect to BFC."

                    BENEFICIAL OWNERSHIP OF BFC COMMON STOCK


         The following table sets forth information as of the Record Date with respect to those persons known by BFC to be the beneficial owners of more than 5% of the outstanding shares of BFC Common Stock, and as to shares of BFC Common Stock beneficially owned by the directors of BFC individually and by all officers and directors of BFC as a group, exclusive of the 942, 854 shares of BFC Common Stock subject to the SouthTrust Option. See "THE MERGER - Background of and Reasons for the Merger."

                                                        Amount
                                                      and Nature
        Name and Address of                          of Beneficial                              Percent
          Beneficial Owner                             Ownership                             of Class (1)
         -----------------                             ---------                             ------------
5% Shareholder:

         Mid-Atlantic Investors                            385,617  (2)                           8.08%
          Jerry Zucker
          H. Jerry Shearer
          P.O. Box 7574
          Columbia, SC  29202
         SouthTrust Estate and Trust Company
          of Georgia, N.A. as Trustee for the
          Bankers First Employee Stock
          Ownership Plan                                   399,811  (3)                           8.38%
          Corporate Trust Department
          P.O. Box 1001
          Atlanta, GA  30301
         H. M. Osteen, Jr.                                 360,754  (4)                           7.26% (5)
          One 10th Street
          Augusta, GA  30901

Directors and Executive Officers:

         T. Richard Daniel                                  11,276  (6)                            *
         Larry DeMeyers                                    172,426  (7)                           3.56
         Edward M. Gillespie                                38,186                                 *
         William B. Kuhlke, Jr.                             19,272  (8)                            *
         H. M. Osteen, Jr.                                 360,754  (9)                           7.26
         R. Lee Smith, Jr.                                  48,059  (10)                          1.00
         Robert E. Stagg                                    11,597  (11)                           *
         J. William Weltch                                   2,000                                 *
         Arthur J. Gay, Jr.                                 87,877  (12)                          1.83
         Charles O. Parker                                  39,445  (13)                           *
         Glenn W. Peters                                    63,517  (14)                          1.33
         All Officers and Directors
          of BFC as a Group
         (15 persons)                                    1,999,796  (15)                         19.45

__________________________________
* Indicates ownership of less than one percent (1%).

(1) Ownership interest is based upon 4,770,523 shares eligible to be voted, adjusted when applicable to reflect the stock options which are exercisable within 60 days of the Record Date.

(2) Includes 124,600 shares beneficially owned by Jerry Zucker, H. Jerry Shearer and Mid-Atlantic, a partnership comprised of Messrs. Zucker and Shearer, over which they share voting, investment and dispositive power. Mr. Zucker beneficially owns an additional 325,000 shares of the Company's Common Stock over which he has sole voting, investment and dispositive power.

(3) The Trust has disclaimed beneficial ownership of the shares pursuant to Rule 13d-4 by virtue of the existence of substantial limitations on the power to vote or dispose of the shares. With respect to voting of the shares held by the Trust, participants in the Bankers First Employee Stock Ownership Plan ("Participants") are entitled to direct the Trustee as to the manner in which shares which have been allocated to their respective accounts shall be voted on any matter requiring the vote of shareholders. The Trust provides that shares which have not been allocated to Participants' accounts, or for which voting instructions are not received, shall be voted by the Trustee.

(4) Includes 195,421 shares covered by stock options exercisable by Mr. Osteen within 60 days of the Record Date. Also includes 5,000 shares owned by Mr. Osteen's children as to which he may be deemed to share voting and investment power.

(5) Mr. Osteen's percentage ownership has been adjusted to include stock options which are exercisable within 60 days of the Record Date.

(6) Includes 3,325 shares beneficially owned by Mr. Daniel's wife as to which he may be deemed to share voting and investment power.

(7) Includes 73,450 shares covered by stock options exercisable by Dr. DeMeyers within 60 days of the Record Date.

(8) Includes 443 shares beneficially owned by Mr. Kuhlke's wife and as to which he may be deemed to share voting and investment power.

(9) Includes 195,421 shares covered by stock options exercisable by Mr. Osteen within sixty days of the Record Date. Also includes 5,000 shares owned by Mr. Osteen's children as to which he may be deemed to share voting and investment power.

(10) Includes 36,810 shares covered by stock options exercisable by Mr. Smith within 60 days of the Record Date.

(11)     Includes 3,940 shares owned jointly by Mr. Stagg and his wife.

(12) Includes 33,800 shares covered by stock options exercisable by Mr. Gay within 60 days of the Record Date.

(13) Includes 9,500 shares covered by stock options exercisable by Mr. Parker within 60 days of the Record Date.

(14) Includes 8,000 shares covered by stock options exercisable by Mr. Peters within 60 days of the Record Date.

(15) Includes 369,981 shares covered by stock options of the executive officers and directors of BFC as a group, exercisable within 60 days of the Record Date. Also includes an aggregate of 12,708 shares of BFC Common Stock with respect to which the directors and executive officers may be deemed to share voting and investment power and 65,300 shares of BFC Common Stock held in the BFSB Retirement Plan and Trust and of which certain executive officers have the power to vote.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

INFORMATION WITH RESPECT TO SOUTHTRUST

         The following documents filed by SouthTrust with the Commission are incorporated by reference herein:

                 (i) SouthTrust's Annual Report on Form 10-K for the year ended December 31, 1994 (including therein SouthTrust's Proxy Statement for its Annual Meeting of Stockholders held April 19, 1995) (Commission File No. 0-3613);

                 (ii) SouthTrust's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, June 30, 1995 and March 31, 1995 (Commission File No. 0-3613); and

                 (iii) SouthTrust's Current Report on Form 8-K dated January 9, 1996 (Commission File No. 0- 3613).

         All documents filed by SouthTrust pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy
Statement/Prospectus and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Proxy
Statement/Prospectus from the date of the filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         The audited financial statements of SouthTrust incorporated herein by reference should only be read in conjunction with (i) the discussion of consummated and pending acquisitions set forth under the caption "SUMMARY - Parties to the Merger - SouthTrust"; (ii) the discussion of contingencies included in SouthTrust's Quarterly Report on Form 10-Q for the quarters ended June 30, 1995 and September 30, 1995; (iii) the discussion of non-interest expense included in SouthTrust's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; and (iv) SouthTrust's Current Report on Form 8-K.

         Copies of all documents with respect to SouthTrust incorporated by reference (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated into the documents incorporated by reference) will be provided without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered upon written or oral request. Requests for such copies should be directed to Mr. Aubrey
D. Barnard, Secretary, Treasurer and Controller, SouthTrust Corporation, 420 North 20th Street, 34th Floor, Birmingham, Alabama, 35203, telephone number
(205) 254-5000.

INFORMATION WITH RESPECT TO BFC

         The following documents filed by BFC with the Commission are incorporated by reference herein:

                 (i) BFC's Annual Report on Form 10-K for the year ended December 31, 1994 (Commission File 0-12120);

                 (ii) BFC's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, June 30, 1995 and March 31, 1995 (Commission File No. 0-12120);

                 (iii) BFC's Current Reports on Form 8-K dated November 2, 1995 and December 28, 1995 (Commission File No. 0-12120).

         All documents filed by BFC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         Copies of all documents pertaining to BFC incorporated by reference (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated into the documents incorporated by reference) will be provided without charge to each person to whom a copy of this Proxy Statements/Prospectus is delivered upon written or oral request. Requests for such copies should be directed to Glenn W. Peters, Bankers First Corporation, One 10th Street, Augusta, Georgia 30901, telephone number (706) 849-3200.


                                 LEGAL MATTERS

         Certain legal matters in connection with the SouthTrust Common Stock being offered hereby will be passed upon by Bradley, Arant, Rose & White, Birmingham, Alabama, counsel for SouthTrust. As of September 30, 1995, the partners and associates of the firm of Bradley, Arant, Rose & White beneficially owned approximately 2,034,000 shares of SouthTrust Common
Stock.

         Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."


                                    EXPERTS

         The Consolidated Financial Statements of SouthTrust and subsidiaries incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, for the periods indicated in their reports thereon and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

         The Consolidated Financial Statements of BFC and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three year period ended December 31, 1994, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP regarding the December 31, 1994 consolidated financial statements refers to a change in the method of accounting for investments to adopt the provisions of Statement of Finanical Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities" in 1994, and also refers to a change in accounting for post-retirement benefits other than pensions in 1993 to adopt the provisions of SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions."


                             ADDITIONAL INFORMATION

AVAILABLE INFORMATION; DELISTING AND DEREGISTRATION

         After the Effective Time of the Merger, the BFC Common Stock will not be registered pursuant to the Exchange Act, and BFC will not be subject to the information requirements of the Exchange Act. Accordingly, BFC will no longer be required to file periodic reports, proxy statements and other information with the Commission or to transmit certain documents to its shareholders. See "Available Information."

OTHER BUSINESS

         The Board of Directors of BFC does not know of any matter to be brought before the Special Meeting other than as described in the Notice of Special Meeting accompanying this Proxy Statement. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matters.

SHAREHOLDER PROPOSALS

         No proposals to be presented at BFC's 1996 Annual Meeting of Shareholders which would be held if the Merger is not consummated were received by BFC prior to November 18, 1995, the date on which, under the rules of the Commission, such proposals were required to be submitted to BFC in order for a shareholder of BFC to have the right to have such proposal included in BFC's proxy materials for such annual meeting.

                                                                   EXHIBIT A





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           BANKERS FIRST CORPORATION,

                             SOUTHTRUST CORPORATION

                                      AND

                          SOUTHTRUST OF GEORGIA, INC.



                          DATED AS OF OCTOBER 31, 1995

  PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
  -------
  PREAMBLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
  --------

                                                        ARTICLE 1
                                             TRANSACTIONS AND TERMS OF MERGER
                                             --------------------------------

      1.1    MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
             ------
      1.2    TIME AND PLACE OF CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
             -------------------------
      1.3    EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
             --------------
      1.4    EXECUTION OF STOCK OPTION AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
             -----------------------------------

                                                        ARTICLE 2
                                                     TERMS OF MERGER
                                                     ---------------

      2.1    CHARTER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
             -------
      2.2    BYLAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
             ------
      2.3    DIRECTORS AND OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
             ----------------------

                                                        ARTICLE 3
                                               MANNER OF CONVERTING SHARES
                                               ---------------------------

      3.1    CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
             --------------------
      3.2    ANTI-DILUTION PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
             ------------------------
      3.3    SHARES HELD BY BFC OR ACQUIROR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
             ------------------------------
      3.4    FRACTIONAL SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
             -----------------
      3.5    CONVERSION OF STOCK OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
             ---------------------------

                                                        ARTICLE 4
                                                    EXCHANGE OF SHARES
                                                    ------------------

      4.1    EXCHANGE PROCEDURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
             -------------------
      4.2    RIGHTS OF FORMER BFC SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
             ---------------------------------

                                                        ARTICLE 5
                                          REPRESENTATIONS AND WARRANTIES OF BFC
                                          -------------------------------------

      5.1    ORGANIZATION, STANDING, AND POWER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
             ---------------------------------
      5.2    AUTHORITY; NO BREACH BY AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-9
             ---------------------------------
      5.3    CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-9
             -------------
      5.4    BFC SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
             ----------------
      5.5    SEC FILINGS; FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
             ---------------------------------
      5.6    ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
             ------------------------------------
      5.7    TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-11
             -----------
      5.8    ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
             ------
      5.9    ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
             ---------------------
      5.10   COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
             --------------------
      5.11   LABOR RELATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-13
             ---------------
      5.12   EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-13
             ----------------------
      5.13   MATERIAL CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
             ------------------
      5.14   LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
             -----------------
      5.15   REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
             -------
      5.16   STATEMENTS TRUE AND CORRECT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
             ---------------------------
      5.17   ACCOUNTING, TAX AND REGULATORY MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
             --------------------------------------
      5.18   STATE TAKEOVER LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
             -------------------
      5.19   CHARTER PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
             ------------------
      5.20   STATUS OF LOAN PORTFOLIO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
             ------------------------
      5.21   ADEQUACY OF ALLOWANCE AND OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
             ---------------------------------------

      5.22   DERIVATIVE CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
             --------------------
      5.23   ABSENCE OF UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
             ----------------------------------

                                                        ARTICLE 6
                                REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND S-T GEORGIA
                                ----------------------------------------------------------

      6.1    ORGANIZATION, STANDING, AND POWER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
             ---------------------------------
      6.2    AUTHORITY; NO BREACH BY AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
             ---------------------------------
      6.3    CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
             -------------
      6.4    SEC FILINGS; FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
             ---------------------------------
      6.5    ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
             ------------------------------------
      6.6    COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
             --------------------
      6.7    LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
             -----------------
      6.8    REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
             -------
      6.9    STATEMENTS TRUE AND CORRECT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
             ---------------------------
      6.10   ACCOUNTING, TAX AND REGULATORY MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
             --------------------------------------
      6.11   RIGHTS AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
             ----------------

                                                        ARTICLE 7
                                         CONDUCT OF BUSINESS PENDING CONSUMMATION
                                         ----------------------------------------

      7.1    AFFIRMATIVE COVENANTS OF BFC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
             ----------------------------
      7.2    NEGATIVE COVENANTS OF BFC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
             -------------------------
      7.3    COVENANTS OF ACQUIROR AND S-T GEORGIA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
             -------------------------------------
      7.4    ADVERSE CHANGES IN CONDITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
             ----------------------------
      7.5    REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
             -------

                                                        ARTICLE 8
                                                  ADDITIONAL AGREEMENTS
                                                  ---------------------

      8.1    REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL  . . . . . . . . . . . . . . . . . . . .  A-22
             -------------------------------------------------------------
      8.2    EXCHANGE LISTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
             ----------------
      8.3    APPLICATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
             ------------
      8.4    FILINGS WITH STATE OFFICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
             --------------------------
      8.5    AGREEMENT AS TO EFFORTS TO CONSUMMATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
             -------------------------------------
      8.6    INVESTIGATION AND CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
             ---------------------------------
      8.7    PRESS RELEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
             --------------
      8.8    CERTAIN ACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
             ---------------
      8.9    ACCOUNTING AND TAX TREATMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
             ----------------------------
      8.10   STATE TAKEOVER LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
             -------------------
      8.11   CHARTER PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
             ------------------
      8.12   AGREEMENT OF AFFILIATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
             -----------------------
      8.13   EMPLOYEE BENEFITS AND CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
             -------------------------------
      8.14   INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
             ---------------
      8.15   CERTAIN MODIFICATIONS; RESTRUCTURING CHARGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
             --------------------------------------------

                                                        ARTICLE 9
                                    CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
                                    -------------------------------------------------

      9.1    CONDITIONS TO OBLIGATIONS OF EACH PARTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
             ---------------------------------------
      9.2    CONDITIONS TO OBLIGATIONS OF ACQUIROR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
             -------------------------------------
      9.3    CONDITIONS TO OBLIGATIONS OF BFC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
             --------------------------------

                                                        ARTICLE 10
                                                       TERMINATION
                                                       -----------
      10.1   TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
             -----------
      10.2   EFFECT OF TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
             ---------------------
      10.3   NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
             ---------------------------------------------

                                                        ARTICLE 11
                                                      MISCELLANEOUS
                                                      -------------

      11.1   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
             -----------
      11.2   EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
             --------
      11.3   BROKERS AND FINDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
             -------------------
      11.4   ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
             ----------------
      11.5   AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
             ----------
      11.6   WAIVERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
             -------
      11.7   ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-40
             ----------
      11.8   NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-40
             -------
      11.9   GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-40
             -------------
      11.10  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-40
             ------------
      11.11  CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
             --------
      11.12  INTERPRETATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
             ---------------
      11.13  ENFORCEMENT OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
             ------------------------
      11.14  SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
             ------------

                                                     LIST OF EXHIBITS
                                                     ----------------

      EXHIBIT 1   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-44
      ---------
      EXHIBIT 2   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45
      ---------
      EXHIBIT 3   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-48
      ---------
      EXHIBIT 4   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
      ---------

                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 31, 1995, by and among BANKERS FIRST CORPORATION ("BFC"), a Georgia corporation having its principal office located in Augusta, Georgia; SOUTHTRUST CORPORATION ("Acquiror"), a Delaware corporation having its principal office located in Birmingham, Alabama; and SOUTHTRUST OF GEORGIA, INC. ("S-T Georgia") , a Georgia corporation having its principal office located in Atlanta, Georgia.


                                    PREAMBLE

      The Boards of Directors of BFC, S-T Georgia and Acquiror are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of BFC by Acquiror pursuant to the merger of BFC with and into S-T Georgia. At the effective time of such merger, the outstanding shares of the capital stock of BFC shall be converted into the right to receive shares of the common stock of Acquiror (except as provided herein). As a result, shareholders of BFC shall become shareholders of Acquiror and S-T Georgia shall continue to conduct the business and operations of BFC as a wholly-owned subsidiary of Acquiror. The transactions described in this Agreement are subject to the approvals of the shareholders of BFC, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

      Immediately after the execution and delivery of this Agreement, as a condition and inducement to Acquiror's willingness to enter into this Agreement, BFC and Acquiror are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which BFC is granting to Acquiror an option to purchase shares of BFC Common Stock.

      Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

      NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

      1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, BFC shall be merged with and into S-T Georgia in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). S-T Georgia shall be the Surviving Corporation resulting from the Merger, shall remain a wholly-owned subsidiary of Acquiror and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of BFC, S-T Georgia and Acquiror.

      1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Alston & Bird, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

      1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the third business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of BFC approve this Agreement to the extent such approval is required by applicable Law.

      1.4 EXECUTION OF STOCK OPTION AGREEMENT. Immediately after the execution of this Agreement and as a condition thereto, BFC is executing and delivering to Acquiror the Stock Option Agreement.

                                   ARTICLE 2
                                TERMS OF MERGER


      2.1 CHARTER. The Articles of Incorporation of S-T Georgia in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

      2.2 BYLAWS. The Bylaws of S-T Georgia in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

      2.3 DIRECTORS AND OFFICERS. The directors of S-T Georgia in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of S-T Georgia in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

      3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, S-T Georgia, BFC, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

             (a) Each share of Acquiror Capital Stock, including any associated Acquiror Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b) Each share of S-T Georgia Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (c) Each share of BFC Common Stock (excluding shares held by any BFC Company or any Acquiror Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.126 shares of Acquiror Common Stock (subject to possible adjustment pursuant to Section 10.1(h) of this Agreement, the "Exchange Ratio"). Pursuant to the Acquiror Rights Agreement, each share of Acquiror Common Stock issued in connection with the Merger upon conversion of BFC Common Stock shall be accompanied by an Acquiror Right.

      3.2 ANTI-DILUTION PROVISIONS. In the event Acquiror changes the number of shares of Acquiror Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

      3.3 SHARES HELD BY BFC OR ACQUIROR. Each of the shares of BFC Common Stock held by any BFC Company or by any Acquiror Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of BFC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the market value of one share of Acquiror Common Stock at the Effective Time. The market value of one share of Acquiror Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Acquiror) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

      3.5    CONVERSION OF STOCK OPTIONS.    At the Effective Time, all rights
with respect to BFC Common Stock pursuant to stock options or stock appreciation rights ("BFC Options") granted by BFC under the BFC Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Acquiror Common Stock, and Acquiror shall assume each BFC Option, in accordance with the terms of the BFC Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Acquiror and its Compensation Committee shall be substituted for BFC and the Committee of BFC's Board of Directors (including, if applicable, the entire Board of Directors of BFC) administering such BFC Stock Plan, (ii) each BFC Option assumed by Acquiror may be exercised solely for shares of Acquiror Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Acquiror Common Stock subject to such BFC Option shall be equal to the number of shares of BFC Common Stock subject to such BFC Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such BFC Option shall be adjusted by dividing the per share exercise price under each such BFC Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Acquiror shall not be obligated to issue any fraction of a share of Acquiror Common Stock upon exercise of BFC Options and any fraction of a share of Acquiror Common Stock that otherwise would be subject to a converted BFC Option shall represent the right to receive a cash payment upon exercise of such converted BFC Option equal to the product of such fraction and the difference between the market value of one share of Acquiror Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of Acquiror Common Stock at the time of exercise of an Option shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Acquiror) on the last trading day preceding the date of exercise. In addition, notwithstanding clauses (iii) and (iv) of the first sentence of this Section 3.5, each BFC Option which is an "incentive stock option" shall be adjusted as required by
Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. BFC agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5. As soon as practicable after the Effective Time, Acquiror shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Acquiror Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

      4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Acquiror and BFC shall cause the exchange agent selected by Acquiror (the "Exchange Agent") to mail to the former shareholders of BFC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BFC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of BFC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of BFC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Acquiror Common Stock to which such holder may be otherwise entitled (without interest). Acquiror shall not be obligated to deliver the consideration to which any former holder of BFC Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of BFC Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of BFC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Acquiror, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of BFC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

      4.2 RIGHTS OF FORMER BFC SHAREHOLDERS. At the Effective Time, the stock transfer books of BFC shall be closed as to holders of BFC Common Stock immediately prior to the Effective Time and no transfer of BFC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of BFC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by BFC in respect of such shares of BFC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Acquiror on the Acquiror Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 60 days after the Effective Time no dividend or other distribution payable to the holders of record of Acquiror Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of BFC Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such BFC Common Stock certificate, both the Acquiror Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BFC

      BFC hereby represents and warrants to Acquiror as follows:

      5.1 ORGANIZATION, STANDING, AND POWER. BFC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. BFC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC.

      5.2    AUTHORITY; NO BREACH BY AGREEMENT.

             (a) BFC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BFC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of BFC Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by BFC. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of BFC, enforceable against BFC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

             (b) Neither the execution and delivery of this Agreement by BFC, nor the consummation by BFC of the transactions contemplated hereby, nor compliance by BFC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of BFC's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2 of the BFC Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BFC Company under, any Contract or Permit of any BFC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any BFC Company or any of their respective material Assets.

             (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by BFC of the Merger and the other transactions contemplated in this Agreement.

      5.3    CAPITAL STOCK.

             (a) The authorized capital stock of BFC consists of (i) 12,500,000 shares of BFC Common Stock, of which 4,770,523 shares are issued and outstanding as of the date of this Agreement and not more than 5,222,605 shares will be issued and outstanding at the Effective Time, and (ii) 7,500,000 shares of serial preferred stock, par value $.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of BFC are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of BFC has been issued in violation of any preemptive rights of the current or past shareholders of BFC. BFC has reserved 1,105,000 shares of BFC Common Stock for issuance under the BFC Stock Plans, pursuant to which options to purchase not more than 452,082 shares of BFC Common Stock are outstanding.

             (b) Except as set forth in Section 5.3(a) of this Agreement, or as provided in the Stock Option Agreement, there are no shares of capital stock or other equity securities of BFC outstanding and no outstanding Rights relating to the capital stock of BFC.

      5.4 BFC SUBSIDIARIES. BFC has disclosed in Section 5.4 of the BFC Disclosure Memorandum all of the BFC Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the BFC Disclosure Memorandum, BFC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each BFC Subsidiary. No equity securities of any BFC Subsidiary are or may become required to be issued (other than to another BFC Company) by reason of any Rights, and there are no Contracts by which any BFC Subsidiary is bound to issue (other than to another BFC Company) additional shares of its capital stock or Rights or by which any BFC Company is or may be bound to transfer any shares of the capital stock of any BFC Subsidiary (other than to another BFC Company). There are no Contracts relating to the rights of any BFC Company to vote or to dispose of any shares of the capital stock of any BFC Subsidiary. All of the shares of capital stock of each BFC Subsidiary held by a BFC Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the BFC Company free and clear of any Lien. Each BFC Subsidiary is either a savings association or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each BFC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC. Each BFC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Savings Association Insurance Fund.

      5.5    SEC FILINGS; FINANCIAL STATEMENTS.

             (a) BFC has filed and made available to Acquiror all forms, reports, and documents required to be filed by BFC with the SEC since December 31, 1992 (collectively, the "BFC SEC Reports"). The BFC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such BFC SEC Reports or necessary in order to make the statements in such BFC SEC Reports, in light of the circumstances under which they were made, not misleading.

             (b) Each of the BFC Financial Statements (including, in each case, any related notes) contained in the BFC SEC Reports, including any BFC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of BFC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

      5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1994, except as disclosed in the BFC Financial Statements, dated subsequent to December 31, 1994, which are delivered prior to the date of this Agreement or as disclosed in Section 5.6 of the BFC Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC and (ii) BFC has not taken an action or failed to taken any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of BFC contained in this Agreement.

      5.7    TAX MATTERS.

             (a) All Tax returns required to be filed by or on behalf of any of the BFC Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on BFC, and all returns filed are complete and accurate to the Knowledge of BFC. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on BFC, except as reserved against in the BFC Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

             (b) None of the BFC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

             (c) Adequate provision for any Taxes due or to become due for any of the BFC Companies for the period or periods through and including the date of the respective BFC Financial Statements has been made and is reflected on such BFC Financial Statements.

             (d) Deferred Taxes of the BFC Companies have been provided for in accordance with GAAP.

             (e) Each of the BFC Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC.

             (f) None of the BFC Companies has made any payment, is obligated to make any payment or is a party to any contract, agreement of other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

             (g) There are no Liens with respect to Taxes upon any of the Assets of the BFC Companies.

             (h)   There has not been an ownership change, as defined in
Section 382(g) of the Internal Revenue Code of the BFC Companies that occurred during or after any Taxable Period in which the BFC companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

             (i) No BFC Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning a collapsible corporation.

             (j) No BFC Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

             (k) None of the BFC Companies is a party to any tax allocation or sharing agreement and none of the BFC Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was BFC) has any Liability for taxes of any Person (other than BFC and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

      5.8 ASSETS. Except as disclosed in Section 5.8 of the BFC Disclosure Memorandum or as disclosed or reserved against in the BFC Financial Statements delivered prior to the date of this Agreement, the BFC Companies have good and marketable title, free and clear of all Liens, to all of their respective material Assets. All tangible properties used in the businesses of the BFC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BFC's past practices. All Assets which are material to BFC's business on a consolidated basis, held under leases or subleases by any of the BFC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The BFC Companies currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer banking organizations. None of the BFC Companies has received notice from any insurance carrier that (i) any such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any such policies of insurance will be substantially increased. Except as disclosed in Section 5.8 of the BFC Disclosure Memorandum, there are presently no claims pending under any such policies of insurance and no notices have been given by any of the BFC Companies under such policies. The Assets of the BFC Companies include all Assets required to operate the business of the BFC Companies as presently conducted.

      5.9    ENVIRONMENTAL MATTERS.

             (a) To the Knowledge of BFC, each BFC Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC.

             (b) To the Knowledge of BFC, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any BFC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any BFC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC.

             (c) To the Knowledge of BFC, there is no Litigation pending or threatened before any court, governmental agency, or board or other forum in which any of its Loan Properties (or BFC in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC.

             (d) To the Knowledge of BFC, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC.

             (e) To the Knowledge of BFC, there have been no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC.

      5.10 COMPLIANCE WITH LAWS. BFC is duly registered as a savings and loan holding company under the HOLA. Each BFC Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC. Except as disclosed in Section 5.10 of the BFC Disclosure Memorandum, none of the BFC
Companies:

             (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC; and

             (b) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any BFC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC, or (iii) requiring any BFC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

      5.11 LABOR RELATIONS. No BFC Company is the subject of any Litigation asserting that it or any other BFC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other BFC Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any BFC Company, pending or threatened, or to the Knowledge of BFC, is there any activity involving any BFC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

      5.12   EMPLOYEE BENEFIT PLANS.

             (a) BFC has disclosed in Section 5.12 of the BFC Disclosure Memorandum, and has delivered or made available to Acquiror prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any BFC Company or ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "BFC Benefit Plans"). Any of the BFC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "BFC ERISA Plan." Each BFC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "BFC Pension Plan." No BFC Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

             (b) All BFC Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC. Each BFC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and BFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of BFC, no BFC Company has engaged in a transaction with respect to any BFC Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject any BFC Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC.

             (c) No BFC Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA. Since the date of the most recent actuarial valuation, except as disclosed in Section 5.12 of the BFC Disclosure Memorandum, there has been (i) no material change in the financial position of any BFC Pension Plan, (ii) no change in the actuarial assumptions with respect to any BFC Pension Plan, and (iii) no increase in benefits under any BFC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC or materially adversely affect the funding status of any such plan. Neither any BFC Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any BFC Company, or the single-employer plan of any entity which is considered one employer with BFC under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on BFC. No BFC Company has provided, or is required to provide, security to a BFC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

             (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any BFC Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on BFC. No BFC Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on BFC. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any BFC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

             (e) Except as disclosed in Section 5.12 of the BFC Disclosure Memorandum, no BFC Company has any Liability for retiree health and life benefits under any of the BFC Benefit Plans and there are no restrictions on the rights of such BFC Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on BFC.

             (f) Except as disclosed in Section 5.12 of the BFC Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any BFC Company from any BFC Company under any BFC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any BFC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC.

             (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any BFC Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the BFC Financial Statements to the extent required by and in accordance with GAAP.

      5.13 MATERIAL CONTRACTS. Except as disclosed in Section 5.13 of the BFC Disclosure Memorandum or otherwise reflected in the BFC Financial Statements, none of the BFC Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any BFC Company or the guarantee by any BFC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully- secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by BFC with the SEC as of the date of this Agreement that has not been filed as an exhibit to BFC's Form 10-K filed for the fiscal year ended December 31, 1994, or in another SEC Document and identified to Acquiror (together with all Contracts referred to in Sections 5.8 and 5.12(a) of this Agreement, the "BFC Contracts"). With respect to each BFC Contract and except as disclosed in Section 5.13 of the BFC Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no BFC Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC; (iii) no BFC Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of BFC, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC, or has repudiated or waived any material provision thereunder. All of the indebtedness of any BFC Company for money borrowed (other than Federal Home Loan Bank advances) is prepayable at any time by such BFC Company without penalty or premium.

      5.14 LEGAL PROCEEDINGS. Except as disclosed in Section 5.14 of the BFC Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of BFC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any BFC Company, or against any director, employee or employee benefit plan of any BFC Company or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any BFC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC.
Section 5.14 of the BFC Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any BFC Company is a party and which names a BFC Company as a defendant and where, in the case of Litigation brought by Persons other than Regulatory Authorities or other government authorities, the estimated exposure is $250,000 or more.

      5.15 REPORTS. Since January 1, 1992, or the date of organization if later, each BFC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      5.16 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any BFC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Acquiror with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any BFC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to BFC's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a BFC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of BFC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any BFC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

      5.17 ACCOUNTING, TAX AND REGULATORY MATTERS. No BFC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

      5.18 STATE TAKEOVER LAWS. Each BFC Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia (collectively, "Takeover Laws"), including Sections 14-2-1111 and 14-2-1132 of the GBCC.

      5.19 CHARTER PROVISIONS. Each BFC Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any BFC Company or restrict or impair the ability of Acquiror or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any BFC Company that may be directly or indirectly acquired or controlled by it.

      5.20 STATUS OF LOAN PORTFOLIO. All loans shown on the Financial Statements as of June 30, 1995, or which may be entered into after such date, were, and will be, made for good, valuable and adequate consideration in the ordinary course of business of BFC and in accordance in all material respects with sound banking practices and are not and will not be subject, to the Knowledge of BFC, to any defense, set-offs or counter-claims, including such as may be afforded by usury or truth-in-lending laws, except as may be afforded by bankruptcy, insolvency or similar laws or by general principles of equity, other than exceptions, omissions, defenses, set-offs or counter-claims which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC, and the notes and other evidences of indebtedness with respect to the loans and all forms of pledges, mortgages and other collateral documents and security agreements relating to the loans are, and will be, in all material respects enforceable, valid, true and genuine, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC.

      5.21 ADEQUACY OF ALLOWANCE AND OTHER MATTERS. The allowances for possible loan losses as shown on the BFC Financial Statements as of and for the period ended June 30, 1995 were, and the allowance for possible loan losses to be shown on the BFC Financial Statements as of any date subsequent to the execution of this Agreement, will be, adequate to provide for possible losses, net of recoveries as relating to loans previously charged-off, in respect of loans outstanding (including accrued interest receivable) of BFC and its Subsidiaries and other extensions of credit (including letters of credit, or commitments to make loans or extend credit) and each such allowance has been established in accordance with generally accepted accounting principles.

      5.22 DERIVATIVE CONTRACTS. No BFC Company is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on the BFC Financial Statements which is a financial derivative contract (including various combinations thereof).

      5.23 ABSENCE OF UNDISCLOSED LIABILITIES. No BFC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFC, except Liabilities which are accrued or reserved against in the BFC Financial Statement as of and for the period ended June 30, 1995, or reflected in the notes thereto and except for Liabilities incurred since such date in the ordinary course of business of BFC. Since June 30, 1995, none of the BFC Companies has incurred or paid any Liability which would have a Material Adverse Effect on BFC.





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


                                   ARTICLE 6
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND S-T GEORGIA

      Acquiror and S-T Georgia hereby represent and warrant to BFC as follows:

      6.1 ORGANIZATION, STANDING, AND POWER. Acquiror and S-T Georgia are corporations duly organized, validly existing, and in good standing under the Laws of the States of Delaware and Georgia, respectively, and each has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Acquiror and S-T Georgia are each duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

      6.2    AUTHORITY; NO BREACH BY AGREEMENT.

             (a) Each of Acquiror and S-T Georgia has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Acquiror and S-T Georgia. This Agreement represents a legal, valid, and binding obligation of Acquiror and S-T Georgia, enforceable against Acquiror and S-T Georgia in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

             (b) Neither the execution and delivery of this Agreement by Acquiror or S-T Georgia, nor the consummation by Acquiror or S-T Georgia of the transactions contemplated hereby, nor compliance by Acquiror or S-T Georgia with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Acquiror's Certificate of Incorporation or Bylaws or S-T Georgia's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Acquiror Company under, any Contract or Permit of any Acquiror Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Acquiror Company or any of their respective material Assets.

             (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Acquiror of the Merger and the other transactions contemplated in this Agreement.

      6.3 CAPITAL STOCK. The authorized capital stock of Acquiror consists of (i) 200,000,000 shares of Acquiror Common Stock, of which 87,763,319 shares were issued and outstanding as of October 17, 1995, exclusive of Acquiror Rights issued under the Acquiror Rights Agreement, and (ii) 5,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Acquiror Capital Stock are, and all of the shares of Acquiror Common Stock to be issued in exchange for shares of BFC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Acquiror Capital Stock has been, and none of the shares of Acquiror Common Stock to be issued in exchange for shares of BFC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Acquiror.

      6.4    SEC FILINGS; FINANCIAL STATEMENTS.

             (a) Acquiror has filed and made available to BFC all forms, reports, and documents required to be filed by Acquiror with the SEC since December 31, 1992, other than registration statements on Forms S-4 and S-8 (collectively, the "Acquiror SEC Reports"). The Acquiror SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Acquiror SEC Reports or necessary in order to make the statements in such Acquiror SEC Reports, in light of the circumstances under which they were made, not misleading.

             (b) Each of the Acquiror Financial Statements (including, in each case, any related notes) contained in the Acquiror SEC Reports, including any Acquiror SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of Acquiror and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

      6.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1994, except as disclosed in the Acquiror Financial Statements, dated subsequent December 31, 1994, and delivered prior to the date of this Agreement or as disclosed in Section 6.5 of the Acquiror Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror and (ii) neither Acquiror nor S-T Georgia has not taken any action or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Acquiror or S-T Georgia contained in this Agreement.

      6.6 COMPLIANCE WITH LAWS. Each of Acquiror and S-T Georgia is duly registered as a bank holding company under the BHC Act. Each Acquiror Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Except as disclosed in Section 6.6 of the Acquiror Disclosure Memorandum, no Acquiror Company:

             (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror; and

             (b) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Acquiror Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror,
       (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, or (iii) requiring any Acquiror Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

      6.7 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Acquiror, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Acquiror Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Acquiror Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

      6.8 REPORTS. Since January 1, 1992, or the date of organization if later, each Acquiror Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      6.9 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Acquiror Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Acquiror with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Acquiror Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to BFC's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Acquiror Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of BFC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Acquiror Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

      6.10 ACCOUNTING, TAX AND REGULATORY MATTERS. No Acquiror Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

      6.11 RIGHTS AGREEMENT. Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the Acquiror Rights Agreement (other than as contemplated by Section 3.1 of this Agreement) or enable or require the Acquiror Rights to be exercised, distributed or triggered. No "Stock Acquisition Date" or "Triggering Event" (as such terms are defined in the Acquiror Rights Agreement) has occurred.

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

      7.1 AFFIRMATIVE COVENANTS OF BFC. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, BFC shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or
(ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

      7.2 NEGATIVE COVENANTS OF BFC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BFC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of Acquiror, which consent shall not be unreasonably withheld:

             (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any BFC Company, or

             (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a BFC Company to another BFC Company) in excess of an aggregate of $250,000 (for the BFC Companies on a consolidated basis) except in the ordinary course of the business of BFC Subsidiaries consistent with past practices (which shall include, for BFC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any BFC Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the BFC Disclosure Memorandum); or

             (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any BFC Company, or declare or pay any dividend or make any other distribution in respect of BFC's capital stock, provided that BFC may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of BFC Common Stock at a rate not in excess of $.15 per share with usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the BFC Disclosure Memorandum and such dates may not be changed without the prior written consent of Acquiror; provided, that, notwithstanding the provisions of Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of BFC Common Stock do not become entitled to receive both a dividend in respect of their BFC Common Stock and a dividend in respect of Acquiror Common Stock or fail to be entitled to receive any dividend; or

             (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of BFC Common Stock or any other capital stock of any BFC Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or





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             (e)   adjust, split, combine or reclassify any capital stock of
       any BFC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of BFC Common Stock, or, except as disclosed in Section 7.2(e) of the BFC Disclosure Memorandum, sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any BFC Subsidiary (unless any such shares of stock are sold or otherwise transferred to another BFC Company) or any Asset having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or

             (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned BFC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

             (g) grant any increase in compensation or benefits to the employees or officers of any BFC Company, except in accordance with past practice disclosed in Section 7.2(g) of the BFC Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the BFC Disclosure Memorandum; and enter into or amend any severance agreements with officers of any BFC Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any BFC Company except in accordance with past practice disclosed in Section 7.2(g) of the BFC Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

             (h) enter into or amend any employment Contract between any BFC Company and any Person (unless such amendment is required by Law) that the BFC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

             (i) except as disclosed in Section 7.2(i) of the BFC Disclosure Memorandum, adopt any new employee benefit plan of any BFC Company or make any material change in or to any existing employee benefit plans of any BFC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

             (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

             (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any BFC Company for material money damages or restrictions upon the operations of any BFC Company; or

             (l) except in the ordinary course of business, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $250,000) or waive, release, compromise or assign any material rights or claims.

      7.3 COVENANTS OF ACQUIROR AND S-T GEORGIA. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of Acquiror and S-T Georgia covenants and agrees that it shall
(x) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Acquiror Common Stock and the business prospects of the Acquiror Companies and (y) take no action which would (i) materially adversely affect the ability of any





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Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Acquiror Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Acquiror, desirable in the conduct of the business of Acquiror and its Subsidiaries.

      7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

      7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

      8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as practicable after execution of this Agreement, Acquiror shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Acquiror Common Stock upon consummation of the Merger. BFC shall furnish all information concerning it and the holders of its capital stock as Acquiror may reasonably request in connection with such action. BFC shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) BFC shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to BFC's shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of BFC shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of BFC shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approval.

      8.2 EXCHANGE LISTING. Acquiror shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of Acquiror Common Stock to be issued to the holders of BFC Common Stock pursuant to the Merger.

      8.3 APPLICATIONS. Acquiror shall promptly prepare and file, and BFC shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.





                                      A-22
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      8.4    FILINGS WITH STATE OFFICES.  Upon the terms and subject to the conditions of this Agreement, S-T Georgia shall execute and file the Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

      8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

      8.6    INVESTIGATION AND CONFIDENTIALITY.

             (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

             (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

             (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

      8.7 PRESS RELEASES. Prior to the Effective Time, BFC and Acquiror shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

      8.8    CERTAIN ACTIONS.    Except with respect to this Agreement and the
transactions contemplated hereby, no BFC Company nor any Affiliate thereof nor any Representative retained by any BFC Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of BFC's Board of Directors as advised by counsel, no BFC Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but BFC may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Any action taken by BFC upon advice of its counsel, in accordance with the preceding sentence, including the termination of this Agreement, shall not be deemed to be, or to result in, a breach of any of the representations, warranties, covenants, agreements or restrictions of BFC contained in this Agreement. BFC shall promptly notify Acquiror





                                      A-23
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orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction.

      8.9 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

      8.10 STATE TAKEOVER LAWS. Each BFC Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable state Takeover Law, including Parts 2 and 3 of Article 11 of Chapter 2 of Title 14 of the GBCC.

      8.11 CHARTER PROVISIONS. Each BFC Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any BFC Company or restrict or impair the ability of Acquiror or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any BFC Company that may be directly or indirectly acquired or controlled by it.

      8.12 AGREEMENT OF AFFILIATES. BFC has disclosed in Section 12 of the BFC Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of BFC for purposes of Rule 145 under the 1933 Act. BFC shall use its reasonable efforts to cause each such Person to deliver to Acquiror not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of BFC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Acquiror Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Acquiror and BFC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of Acquiror Common Stock issued to such affiliates of BFC in exchange for shares of BFC Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Acquiror and BFC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 12 (and Acquiror shall be entitled to place restrictive legends upon certificates for shares of Acquiror Common Stock issued to affiliates of BFC pursuant to this Agreement to enforce the provisions of this Section 12). Acquiror shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Acquiror Common Stock by such affiliates.

      8.13   EMPLOYEE BENEFITS AND CONTRACTS.

             (a) Following the Effective Time, except as otherwise provided in this Section 15, Acquiror shall provide generally to officers and employees of the BFC Companies employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Acquiror Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Acquiror Companies to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, Acquiror shall provide generally to officers and employees of BFC Companies severance benefits in accordance with the policies of either (i) BFC as disclosed in Section 8.13 of the BFC Disclosure Memorandum, or (ii) Acquiror, whichever of (i) or (ii) will provide the greater benefit to the officer or employee. Acquiror also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in
Section 8.13 of the BFC Disclosure Memorandum to Acquiror between any BFC Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the BFC Benefit Plans. The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Acquiror or any of its Affiliates and any officer or employee of any BFC Company or an obligation on the part of Acquiror or any of its





                                      A-24
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Affiliates to employ any such officers or employees.

             (b) The parties agree that appropriate steps shall be taken to terminate all employee benefit plans of BFC other than the Retirement Plan and Trust of Bankers First Corporation (the "BFC Retirement Plan") and the Bankers First Corporation Employee Stock Ownership Plan (the "ESOP"), as of the Effective Time or as promptly as practicable thereafter. Following the termination of all such plans (other than the BFC Retirement Plan and ESOP), and subject to Section 8.13(c) hereof, Acquiror agrees that the officers and employees of any BFC Company who the Surviving Corporation or its Subsidiaries employs shall be eligible to participate in Acquiror's employee benefit plans, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of Acquiror; provided, that:

                   (i) with respect to Acquiror's group medical insurance plan, Acquiror shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under BFC's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under Acquiror's plan for such current year, and Acquiror shall waive all waiting periods under said plans for pre-existing conditions; and

                   (ii) credit for each such employee's past service with BFC Companies prior to the Effective Time ("Past Service Credit") shall be given by Acquiror to employees for purposes of:

                          (1) determining vacation and sick leave benefits and accruals, in accordance with the established policies of Acquiror;

                          (2) establishing eligibility for participation in and vesting under Acquiror's employee benefit plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are based on length of service; provided, however, notwithstanding anything contained in this Agreement to the contrary, Past Service Credit shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of Acquiror.

             (c) The parties further agree that the BFC Retirement Plan will either be (i) merged into the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan") or (ii) terminated as of such date prior to, on or after the Effective Time, all as Acquiror shall determine and specify. The determination as to whether the BFC Retirement Plan shall be terminated or merged into the ST Retirement Plan shall be made by Acquiror. From and after
(i) January 1 following the termination of the BFC Retirement Plan or (ii) the merger of the BFC Retirement Plan into the ST Retirement Plan, for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST Retirement Plan and the SouthTrust Corporation Employee's Profit Sharing Plan (the "ST PS Plan"), employment by BFC Companies shall be credited as if it were employment by Acquiror, except to the extent otherwise required by applicable Law, but such service shall not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

             (d) The ESOP as amended to the extent, if any, necessary to obtain such a determination letter from the Internal Revenue Service, shall be terminated as of such date prior to, on, or after the Effective Time, as Acquiror and BFC shall mutually determine and specify. Distributions shall be made from the ESOP in accordance with the terms and provisions of the ESOP prior to receipt from the Internal Revenue Service of a favorable determination letter with respect to the effect of such termination upon the qualified status of the ESOP; subject, however, to the trustee's right to retain such amounts as it reasonably deems appropriate as a reserve for any Taxes which may be imposed against the ESOP.





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      8.14   INDEMNIFICATION.

             (a) Acquiror shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the BFC Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Georgia Law and by BFC's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, Acquiror shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Acquiror and the Indemnified Party.

             (b) Acquiror shall, or shall cause the Surviving Corporation to, use its reasonable efforts (and BFC shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time BFC's existing directors' and officers' liability insurance policy (provided that Acquiror may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of BFC given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that neither Acquiror nor the Surviving Corporation shall be obligated to make premium payments for such six-year period in respect of such policy (or coverage replacement of such policy) which exceed, for the portion related to BFC's directors and officers, 200% of the annual premium payments on BFC's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Acquiror shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

             (c) The Surviving Corporation shall not be liable for any settlement effected without its prior written consent. The Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

             (d) If Acquiror or the Surviving Corporation or any of their successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Acquiror or Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.14.

             (e) The provisions of this Section 8.14 are intended to be for the benefit of, and enforceable by, each Indemnified Party, his or her heirs and representatives.

      8.15 CERTAIN MODIFICATIONS; RESTRUCTURING CHARGES. Following the execution of this Agreement, Acquiror and BFC will consult with respect to (i) their loan, accrual, reserve, litigation and real estate evaluation policies and practices (including loan classifications and levels of reserves) and (ii) the character, amount and timing of any restructuring charges to be taken by each of Acquiror and BFC in connection with such matters or otherwise in connection with the transactions contemplated by this Agreement, including (a) any charge in respect to the write off or write down of any Asset, (b) any reserve or other charge relating to the fees and expenses of advisors and other third parties in connection with the transactions contemplated by this Agreement, (c) any reserve or other charge relating to severance, termination, and retirement payments in connection with the transactions contemplated by this Agreement, (d) recapture of the bad-debt reserve of the BFC Companies arising from the conversion of Bankers First Savings Bank, FSB into a national banking association or state bank, and (e) in respect of any SAIF recapitalization special assessment (to the extent permitted by applicable
Law), and any other appropriate accounting adjustment. Acquiror and BFC hereby acknowledge and agree that the decision to effect any such change to the loan, accrual, reserve, litigation and

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real estate evaluation policies or practices of BFC (including loan classifications and levels of reserve) or to make any restructuring charge, including the timing and amount thereof, shall be subject to the mutual agreement of Acquiror and BFC; provided, that no action shall be taken pursuant to this Section 15 unless such action is consistent with generally accepted accounting principles. Notwithstanding anything to the contrary set forth above, the warranties, representations, covenants and agreements of BFC contained in this Agreement shall not be deemed to be untrue, or breached or otherwise affected in any respect, as a consequence of any action taken pursuant to this Section 8.15.


                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

      9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 of this Agreement:

             (A) SHAREHOLDER APPROVAL. The shareholders of BFC shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

             (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital, but not including any requirements that Assets or deposits be divested in order to cure any asserted anti-trust concern, the parties agreeing that the risk of such divestiture requirements is assumed by Acquiror) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

             (C) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

             (D) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Acquiror Common Stock issuable pursuant to the Merger shall have been received.

             (E) EXCHANGE LISTING. The shares of Acquiror Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

             (F) POOLING LETTERS. Each of the Parties shall have received a letter, dated as of the Effective Time, in form and substance reasonably acceptable to such Party, from Arthur Andersen & Co. LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Each of the Parties also shall have received a letter, dated as of the Effective Time, in form and substance reasonably acceptable to such Party, from KPMG Peat Marwick LLP to the effect that such firm is not aware of any matters relating to BFC and its Subsidiaries which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

             (G) TAX MATTERS. Each Party shall have received a written opinion of counsel from Alston & Bird in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of BFC Common Stock for Acquiror Common Stock will not give rise to gain or loss to the shareholders of BFC with respect to such exchange (except to the extent of any cash received), and (iii) none of BFC or Acquiror will recognize gain or loss as a consequence of the Merger (except for the inclusion in income of the amount of the bad-debt reserve maintained by BFC and any other amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of BFC and Acquiror reasonably satisfactory in form and substance to such counsel.

      9.2 CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Acquiror pursuant to Section 11.6(a) of this Agreement:

             (A)   REPRESENTATIONS AND WARRANTIES.  For purposes of this
       Section 9.2(a), the accuracy of the representations and warranties of BFC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of BFC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of BFC set forth in Sections 5.17, 5.18 and 5.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of BFC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18 and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BFC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

             (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of BFC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

             (C) CERTIFICATES. BFC shall have delivered to Acquiror (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by BFC's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Acquiror and its counsel shall request.

             (D) OPINION OF COUNSEL. Acquiror shall have received an opinion of Alston & Bird, counsel to BFC, dated as of the Closing, in form reasonably satisfactory to Acquiror, as to the matters set forth in
       Exhibit 3.

             (E) ACCOUNTANT'S LETTERS. Acquiror shall have received from KPMG Peat Marwick LLP letters dated not more than five days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding BFC, in form and substance reasonably satisfactory to Acquiror, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72.

             (F) AFFILIATES AGREEMENTS. Acquiror shall have received from each affiliate of BFC the affiliates letter referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of Acquiror that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

      9.3 CONDITIONS TO OBLIGATIONS OF BFC. The obligations of BFC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BFC pursuant to Section 11.6(b) of this Agreement:

             (A)   REPRESENTATIONS AND WARRANTIES.  For purposes of this
       Section 9.3(a), the accuracy of the representations and warranties of Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties of Acquiror set forth in
       Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Acquiror set forth in Sections 6.10 and 6.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Acquiror set forth in this Agreement (including the representations and warranties set forth in Sections 6.3, 6.10 and 6.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Acquiror; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

             (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Acquiror to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

             (C) CERTIFICATES. Acquiror shall have delivered to BFC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Acquiror's Board of Directors and S-T Georgia's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BFC and its counsel shall request.

             (D) OPINION OF COUNSEL. BFC shall have received an opinion of Bradley, Arant, Rose & White, counsel to Acquiror, dated as of the Effective Time, in form reasonably acceptable to BFC, as to the matters set forth in Exhibit 4.

             (E) FAIRNESS OPINION. BFC shall have received from The Robinson-Humphrey Company, Inc. a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by BFC shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.


                                   ARTICLE 10
                                  TERMINATION

      10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of BFC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

             (a) By mutual consent of the Board of Directors of Acquiror and the Board of Directors of BFC;

       or

             (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of BFC and Section 9.3(a) in the case of Acquiror or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of BFC and Section 9.3(a) of this Agreement in the case of Acquiror; or

             (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

             (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of BFC fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

             (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

             (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of BFC and Section 9.3(a) in the case of Acquiror or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
       Section 10.1(e) of this Agreement; or

             (g) By the Board of Directors of BFC, in connection with entering into a definitive agreement with a Person in accordance with
       Section 8.8, provided it has complied with all of the provisions thereof, including the advice of counsel and notice provisions thereof; or

             (h) By the Board of Directors of BFC, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if either:

                   (x)    both of the following conditions are satisfied:

                                (1) the Average Closing Price of shares of Acquiror Common Stock shall be less than $21.675; and

                                (2)    (i) the quotient obtained by dividing
              the Average Closing Price on the Determination Date by $25.50 (such number being referred to herein as the "Acquiror Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (x)(2)(ii) (such number being referred to herein as the "Index Ratio"); or

                   (y) the Average Closing Price on the Determination Date of shares of Acquiror Common Stock shall be less than $19.125;

       subject, however, to the following four sentences. If BFC refuses to consummate the Merger pursuant to this Section 10.1(h), it shall give prompt written notice thereof to Acquiror, which notice shall specify which of clauses (x) or (y) is applicable (or if both would be applicable, which clause is being invoked); provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Acquiror shall have the option, in the case of a failure to satisfy the condition in clause (x), to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of $21.675 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Acquiror Ratio. During such five-day period, Acquiror shall have the option, in the case of a failure to satisfy the condition in clause (y), to elect to increase the Exchange Ratio to equal the quotient obtained by dividing (i) the product of $19.125 and the Exchange Ratio (as then in effect) by (ii) the Average Closing Price. If Acquiror makes an election contemplated by either of the two preceding sentences, within such five-day period, it shall give prompt written notice to BFC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(h).

             For purposes of this Section 10.1(h), the following terms shall have the meanings indicated:

                          "Average Closing Price" shall mean the average of the
              daily last sales prices of Acquiror Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Acquiror) for the ten consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the Determination Date.

                          "Determination Date" shall mean the date on which the
              Consent of the Board of Governors of the Federal Reserve System shall be received.

                          "Index Group" shall mean the 20 bank holding
              companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 20 bank holding companies and the weights attributed to them are as follows:

                       Bank Holding Companies                                                        Weighting
                       ----------------------                                                        ---------
                       AmSouth Bancorporation                                                          4.95%
                       Barnett Banks, Inc.                                                             8.18
                       Central Fidelity Banks, Inc.                                                    3.39
                       Compass Bancshares, Inc.                                                        3.23
                       Crestar Financial Corporation                                                   3.20
                       Deposit Guaranty Corporation                                                    1.60
                       First American Corporation                                                      2.16
                       First Commerce Corporation                                                      2.46

                       First Tennessee National Corporation                                            2.86

                       First Virginia Banks, Inc.                                                      2.88
                       Hibernia Corporation                                                           10.12
                       Mercantile Bankshares Corporation                                               4.73
                       National Commerce Bancorporation                                                2.10
                       Regions Financial Corporation                                                   3.85
                       Signet Banking Corporation                                                      8.73
                       Southern National Corporation                                                   4.99
                       SunTrust Banks, Inc.                                                            9.69
                       Trustmark Corporation                                                           2.96
                       Union Planters Corporation                                                      3.47
                       Wachovia Corporation                                                           14.46

                       Total                                                                         100.00%

                          "Index Price" on a given date shall mean the weighted
              average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                          "Starting Date" shall mean October 30, 1995.

             If any company belonging to the Index Group or Acquiror declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Acquiror shall be appropriately adjusted for the purposes of applying this Section 10.1(h).

      10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms as to termination.

      10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4 and 11 and Sections 8.12 and 8.14 of this Agreement.


                                   ARTICLE 11
                                 MISCELLANEOUS

      11.1   DEFINITIONS.

             (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

             "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

             "ACQUIROR CAPITAL STOCK" shall mean, collectively, the Acquiror Common Stock, the Acquiror Preferred Stock and any other class or series of capital stock of Acquiror.

             "ACQUIROR COMMON STOCK" shall mean the $2.50 par value common stock of Acquiror.

             "ACQUIROR COMPANIES" shall mean, collectively, Acquiror and all Acquiror Subsidiaries.

             "ACQUIROR DISCLOSURE MEMORANDUM" shall mean the written information entitled "SouthTrust Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to BFC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

             "ACQUIROR FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Acquiror as of June 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1995, and for each of the three years ended December 31, 1994, 1993 and 1992, as filed by Acquiror in SEC Documents, and (ii) the consolidated statements of condition of Acquiror (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.

             "ACQUIROR PREFERRED STOCK" shall mean the $1.00 par value preferred stock of Acquiror.

             "ACQUIROR RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Acquiror Rights Agreement.

             "ACQUIROR RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated February 22, 1989, between Acquiror and Mellon Bank, N.A., as Rights Agent.

             "ACQUIROR SUBSIDIARIES" shall mean the Subsidiaries of Acquiror, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of Acquiror in the future and owned by Acquiror at the Effective Time.

             "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or
       (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

             "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits (other than the Stock Option Agreement) delivered pursuant hereto and incorporated herein by reference.

             "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

             "BFC COMMON STOCK" shall mean the $.01 par value common stock of BFC.

             "BFC COMPANIES" shall mean, collectively, BFC and all BFC Subsidiaries.

             "BFC DISCLOSURE MEMORANDUM" shall mean the written information entitled "Bankers First Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to Acquiror describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

       Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

             "BFC FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of BFC as of June 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1995, and for each of the three fiscal years ended December 31, 1994, 1993 and 1992, as filed by BFC in SEC Documents, and (ii) the consolidated balance sheets of BFC (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.

             "BFC STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of BFC designated as follows: 1984 Incentive Stock Option Plan, 1986 Incentive Stock Option Plan, 1987 Incentive Stock Option Plan, 1989 Incentive Stock Option Plan, 1991 Incentive Stock Option Plan, Nonqualified Stock Option Plan, Director's Discounted Option Plan and Employee Stock Ownership Plan and Trust.

             "BFC SUBSIDIARIES" shall mean the Subsidiaries of BFC, which shall include the BFC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of BFC in the future and owned by BFC at the Effective Time.

             "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

             "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by S-T Georgia and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

             "CLOSING DATE" shall mean the date on which the Closing occurs.

             "CONFIDENTIALITY AGREEMENT" shall mean that certain
       Confidentiality Agreement, dated May 31, 1995, between BFC and Acquiror.

             "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

             "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

             "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

             "DGCL" shall mean the Delaware General Corporation Law.

             "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response

       Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "ERISA AFFILIATE" shall have the meaning provided in Section 5.12 of this Agreement.

             "EXHIBITS" 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

             "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

             "GBCC" shall mean the Georgia Business Corporation Code.

             "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental
       Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

             "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

             "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

             "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

             "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.

             "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

             "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

             "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and

       (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

             "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

             "LOAN PROPERTY" shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

             "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

             "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of
       (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the transaction contemplated hereby, including those changes and charges contemplated by
       Section 8.15 hereof (whether or not such changes are made or such charges are taken), and (d) the direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement.

             "NASD" shall mean the National Association of Securities Dealers, Inc.

             "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

             "1933 ACT" shall mean the Securities Act of 1933, as amended.

             "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

             "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

             "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

             "PARTY" shall mean either BFC or Acquiror, and "PARTIES" shall mean both BFC and Acquiror.

             "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

             "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

             "PROXY STATEMENT" shall mean the proxy statement used by BFC to solicit the approval of BFC's shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Acquiror relating to the issuance of the Acquiror Common Stock to holders of BFC Common Stock.

             "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Acquiror under the 1933 Act with respect to the shares of Acquiror Common Stock to be issued to the shareholders of BFC in connection with the transactions contemplated by this Agreement.

             "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

             "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

             "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

             "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

             "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

             "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of BFC to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

             "S-T GEORGIA COMMON STOCK" shall mean the $1.00 par value common stock of S-T Georgia.

             "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

             "SURVIVING CORPORATION" shall mean S-T Georgia as the surviving corporation resulting from the Merger.

             "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

             "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

             "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

             (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

             Acquiror Ratio                                                         Section 10.1(h)
             Acquiror SEC Reports                                                   Section 6.4(a)
             Average Closing Price                                                  Section 10.1(h)
             BFC Benefit Plans                                                      Section 5.12(a)
             BFC Contracts                                                          Section 5.13
             BFC ERISA Plan                                                         Section 5.12(a)
             BFC Options                                                            Section 3.5
             BFC Pension Plan                                                       Section 5.12(a)
             BFC Retirement Plan                                                    Section 8.13(b)
             BFC SEC Reports                                                        Section 5.5(a)
             Closing                                                                Section 1.2
             Determination Date                                                     Section 10.1(h)
             Effective Time                                                         Section 1.3
             ERISA Affiliate                                                        Section 5.12(c)
             ESOP                                                                   Section 8.13(b)
             Exchange Agent                                                         Section 4.1
             Exchange Ratio                                                         Section 3.1(c)
             Indemnified Party                                                      Section 8.14(a)
             Index Group                                                            Section 10.1(h)
             Index Price                                                            Section 10.1(h)
             Index Ratio                                                            Section 10.1(h)
             Maximum Amount                                                         Section 8.14(b)
             Merger                                                                 Section 1.1
             Past Service Credit                                                    Section 8.13(b)(ii)
             ST PS Plan                                                             Section 8.13(b)
             ST Retirement Plan                                                     Section 8.13(c)
             Starting Date                                                          Section 10.1(h)
             Stock Option Agreement                                                 Preamble
             Takeover Laws                                                          Section 5.18
             Tax Opinion                                                            Section 9.1(g)

             (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

      11.2   EXPENSES.

             (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

             (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

      11.3 BROKERS AND FINDERS. Except for The Robinson-Humphrey Company, Inc. as to BFC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her or its representing or being retained by or allegedly representing or being retained by BFC or Acquiror, each of BFC and Acquiror, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

      11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.14 of this Agreement.

      11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of BFC Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by the holders of BFC Common Stock without the further approval of such shareholders.

      11.6   WAIVERS.

             (a) Prior to or at the Effective Time, Acquiror, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BFC, to waive or extend the time for the compliance or fulfillment by BFC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Acquiror under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Acquiror.

             (b) Prior to or at the Effective Time, BFC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Acquiror, to waive or extend the time for the compliance or fulfillment by Acquiror of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BFC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BFC.

             (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

      11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

      11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

             BFC:                           Bankers First Corporation
                                            One Tenth Street
                                            Augusta, Georgia 30901
                                            Telecopy Number: (706) 849-3349

                                            Attention: H.M. Osteen, Jr.

             Copy to Counsel:               Alston & Bird
                                            One Atlantic Center
                                            1201 West Peachtree Street
                                            Atlanta, Georgia 30309-3424
                                            Telecopy Number: (404) 881-7777

                                            Attention: F. Dean Copeland

             Acquiror:                      SouthTrust Corporation
                                            420 North 20th Street
                                            Birmingham, Alabama 35203
                                            Telecopy Number: (205) 254-5022

                                            Attention: Frederick W. Murray, Jr.

             Copy to Counsel:               Bradley, Arant, Rose & White
                                            2001 Park Place
                                            Suite 1400
                                            Birmingham, Alabama 35203

                                            Telecopy Number:  (205) 252-0264

                                            Attention: C. Larimore Whitaker

      11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

      11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

      11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

      11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


                         [Signatures on following page]

             IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                BANKERS FIRST CORPORATION


/s/ J. Randal Hall                     By: /s/ H. M. Osteen, Jr.
-------------------                        -----------------------
Secretary                                  President and Chief Executive Officer


[CORPORATE SEAL]


ATTEST:                                SOUTHTRUST CORPORATION


/s/ Alton E. Yother                    By: /s/ F. W. Murray
-------------------                        ------------------
Assistant Secretary                        Executive Vice President


[CORPORATE SEAL]


ATTEST:                                SOUTHTRUST OF GEORGIA, INC.


/s/ Alton E. Yother                    By: /s/ F. W. Murray
-------------------                        ------------------
Assistant Secretary                        Chairman


[CORPORATE SEAL]

                                LIST OF EXHIBITS


Exhibit Number   Description
--------------   -----------
     1.          Form of Stock Option Agreement. (Section 1.4)

     2.          Form of agreement of affiliates of BFC. (Section Section 12, 9.2(f)).

     3.          Matters as to which Alston & Bird will opine. (Section 9.2(d)).

     4.          Matters as to which Bradley, Arant, Rose & White will opine. (Section 9.3(d)).


                                   EXHIBIT 1

                             STOCK OPTION AGREEMENT

   (Exhibit 1 is included as Exhibit B of this Proxy Statement/Prospectus)

                                   EXHIBIT 2

                          FORM OF AFFILIATE AGREEMENT

SouthTrust Corporation
420 North 20th Street
Birmingham, Alabama  35203

Ladies and Gentlemen:

      The undersigned is a shareholder of Bankers First Corporation ("BFC"), a corporation organized and existing under the laws of the State of Georgia and located in Augusta, Georgia, and will become a shareholder of the SouthTrust Corporation ("SouthTrust") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of October 31, 1995 (the "Agreement"), by and among SouthTrust, SouthTrust of Georgia, Inc. ("S-T Georgia") and BFC. Under the terms of the Agreement, BFC will be merged into and with S-T Georgia (the "Merger"), and the shares of the $.01 par value common stock of BFC ("BFC Common Stock") will be converted into and exchanged for shares of the $2.50 par value common stock of SouthTrust ("SouthTrust Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and SouthTrust regarding certain rights and obligations of the undersigned in connection with the shares of SouthTrust to be received by the undersigned as a result of the Merger.

      In consideration of the Merger and the mutual covenants contained herein, the undersigned and SouthTrust hereby agree as follows:

      1. Affiliate Status. The undersigned understands and agrees that as to BFC he is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he will be such an "affiliate" at the time of the Merger.

      2. Initial Restriction on Disposition. The undersigned agrees that he will not sell, transfer, or otherwise dispose of his interests in, or reduce his risk relative to, any of the shares of SouthTrust Common Stock into which his shares of BFC Common Stock are converted upon consummation of the Merger until such time as SouthTrust notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of SouthTrust and BFC. SouthTrust agrees that it will publish such results within 45 days after the end of the first fiscal quarter of SouthTrust containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

      3. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

             (a) During the 30 days immediately preceding the Effective Time of the Merger, the undersigned has not sold, transferred, or otherwise disposed of his interests in, or reduced his risk relative to, any of the shares of SouthTrust Common Stock or BFC Common Stock beneficially owned by the undersigned as of the date of the Shareholders' Meeting of BFC held to approve the Merger.

             (b) The SouthTrust Common Stock received by the undersigned as a result of the Merger will be taken for his own account and not for others, directly or indirectly, in whole or in part.

             (c) SouthTrust has informed the undersigned that any distribution by the undersigned of SouthTrust Common Stock has not been registered under the 1933 Act and that shares of SouthTrust Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that SouthTrust is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of SouthTrust Common Stock or to take any other action necessary to make compliance with an exemption from such registration available.

      4. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of SouthTrust Common Stock received by the undersigned pursuant to the Merger will be given to SouthTrust's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

       "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as SouthTrust Corporation ("SouthTrust") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of SouthTrust) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of SouthTrust) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for SouthTrust that such sale or transfer is otherwise exempt from the registration requirements of such Act."

Such legend will also be placed on any certificate representing SouthTrust securities issued subsequent to the original issuance of the SouthTrust Common Stock pursuant to the Merger as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the SouthTrust Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of the undersigned, SouthTrust shall cause the certificates representing the shares of SouthTrust Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the SouthTrust Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), SouthTrust, upon the request of the undersigned, will cause the certificates representing the shares of SouthTrust Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by SouthTrust of an opinion of its counsel to the effect that such legend may be removed.

      5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of SouthTrust Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for BFC.

      6. Filing of Reports by SouthTrust. SouthTrust agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of SouthTrust Common Stock issued to the undersigned pursuant to the Merger.

      7. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of SouthTrust Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for SouthTrust Common Stock together with such additional information as the transfer agent may reasonably request. If SouthTrust's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), SouthTrust shall cause such counsel to provide such opinions as may be necessary to SouthTrust's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

      8. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the capital stock of BFC and SouthTrust that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of SouthTrust or becomes a director or officer of SouthTrust upon consummation of the Merger, among other things, any sale of SouthTrust Common Stock by the undersigned within a period of less than six months following the effective time of the Mergers may subject the undersigned to liability pursuant to
Section 16(b) of the Securities Exchange Act of 1934, as amended.

      9. Miscellaneous. This Affiliate Agreement is the complete agreement between SouthTrust and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

      This Affiliate Agreement is executed as of the ___ day of ___________, 1995.

                                                   Very truly yours,

                                                   ___________________________
                                                   Signature

                                                   ___________________________
                                                   Print Name

                                                   ___________________________

                                                   ___________________________
                                                   Address

                                                   [add below the signatures of
                                                   all registered owners of
                                                   shares deemed beneficially
                                                   owned by the affiliate]

                                                   ___________________________
                                                   Name:

                                                   ___________________________
                                                   Name:

                                                   ___________________________
                                                   Name:

AGREED TO AND ACCEPTED as of
_______________, 1996

SOUTHTRUST CORPORATION


By:_________________________

                                   EXHIBIT 3

                              MATTERS AS TO WHICH
                            ALSTON & BIRD WILL OPINE


      1. BFC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia with full corporate power and authority to conduct its business as described in the proxy statement used to solicit the approval by the shareholders of BFC of the transactions contemplated by the Agreement ("Proxy Statement"), and to own and use its Assets.

      2. The execution and delivery by BFC of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of BFC or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which BFC or any of its Subsidiaries is a party or by which BFC or any of its Subsidiaries is bound.

      3. The Agreement has been duly and validly authorized, executed and delivered by BFC, and assuming valid authorization, execution and delivery by Acquiror and S-T Georgia, constitutes a valid and binding agreement of BFC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

                                   EXHIBIT 4

                              MATTERS AS TO WHICH
                    BRADLEY, ARANT, ROSE & WHITE WILL OPINE


      1. Acquiror and S-T-Georgia are corporations duly organized, validly existing and in good standing under the Laws of the States of Delaware and Georgia, respectively, with full corporate power and authority to conduct their business as described in the proxy statement used to solicit the approval by the shareholders of BFC of the transactions contemplated by the Agreement ("Proxy Statement"), and to own and use their respective Assets.

      2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation, Articles of Incorporation or Bylaws of Acquiror or S-T Georgia or, to our knowledge, any order, arbitration award, judgment, or decree to which Acquiror or S-T Georgia is a party or by which Acquiror or S-T Georgia is bound.

      3. The Agreement has been duly and validly executed and delivered by Acquiror and S-T Georgia, and assuming valid authorization, execution and delivery by BFC, constitutes a valid and binding agreement of Acquiror and S-T Georgia, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

      4. The shares of Acquiror Common Stock to be issued to the shareholders of BFC upon consummation of the Merger have been registered under the 1933 Act, are duly authorized, and, when issued in accordance with the Agreement, will be validly issued, fully paid and non-assessable and will not not have been issued in violation of any statutory preemptive rights of shareholders.

                                                                       EXHIBIT B

                             STOCK OPTION AGREEMENT


      STOCK OPTION AGREEMENT, dated as of October 31, 1995 (the "Agreement"), by and between Bankers First Corporation, a Georgia corporation ("Issuer"), and SouthTrust Corporation, a Delaware corporation ("Grantee").

      WHEREAS, Grantee and Issuer have entered into that certain Agreement and Plan of Merger, dated as of October 31, 1995 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into SouthTrust of Georgia, Inc., a wholly owned subsidiary of Grantee, with SouthTrust of Georgia, Inc. as the surviving entity; and

      WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

      NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

      1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

      2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase a number of shares of common stock, par value $.01 per share ("Issuer Common Stock"), of Issuer up to 942,854 shares (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock) at a purchase price per Option Share (the "Purchase Price") equal to $29.00 (subject to adjustment as set forth herein).

      3.     EXERCISE OF OPTION.

             (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of its agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event; provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to Section 10.1(b) or 10.1(c) thereof (but, in each case, only if the breach giving rise to such termination was willful) (each a "Default Termination")), (C) 12 months after a Default Termination, and (D) 12 months after termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the Home Owners' Loan Act of 1933, as amended (the "HOLA"). The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee. The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

             (b) As used herein, a "Purchase Event" means any of the following events subsequent to the date of this Agreement:

                   (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed, or publicly announced an intention to authorize, recommend, or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation, or similar transaction involving Issuer or any of its Subsidiaries (other than transactions solely between Issuer's Subsidiaries), (B) except as permitted pursuant to Section 7.2 of the Merger Agreement, the disposition, by sale, lease, exchange, or otherwise, of Assets of Issuer or any of its Subsidiaries representing in either case 25% or more of the consolidated Assets of Issuer and its Subsidiaries, or (C) the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 25% or more of the voting power of Issuer or any of its Subsidiaries (each of (A), (B) or (C), an "Acquisition Transaction"); or

                   (ii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act), other than a group of which Grantee or any Subsidiary of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of Issuer Common Stock.

             (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

                   (i) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

                   (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act, the HOLA, or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction; or

                   (iii) any person (other than Grantee or any Subsidiary of Grantee) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction; or

                   (iv) any person (other than Grantee or any Subsidiary of Grantee) shall have filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act, the HOLA, or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

             (d) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the

"Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of the Thrift Supervision (the "OTS") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Holder in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

             (e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Holder purchase under the terms of this Agreement that number of Option Shares which have a "Spread Value" in excess of $5,650,000. For purposes of this Agreement, "Spread Value" shall mean the difference between (i) the product of (1) the sum of the total number of Option Shares (x) Holder intends to purchase at the Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option, and (2) the higher of (I) the closing bid price of Issuer Common Stock as quoted on the Nasdaq National Market on the last trading day immediately preceding the Closing Date and (II) the consideration per share of Issuer Common Stock to be offered or paid to or received by holders of Issuer Common Stock in connection with an Acquisition Transaction (provided, that if the consideration to be offered, paid, or received shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement), and (ii) the product of (1) the total number of Option Shares (x) Holder intends to purchase at the Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option and (2) the applicable Purchase Price of such Option Shares. In the event the Spread Value exceeds $5,650,000, the number of Option Shares which Grantee is entitled to purchase at the Closing Date shall be reduced to that number of shares necessary such that the Spread Value equals or is less than $5,650,000.

      4.     PAYMENT AND DELIVERY OF CERTIFICATES.

             (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(f) hereof.

             (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in
Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and
(B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

             (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

       THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF OCTOBER 31, 1995. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

      5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

             (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

             (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

      6. REPRESENTATIONS AND WARRANTS OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

             (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

             (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Laws.

      7.     ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

             (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split- up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

             (b) In the event that Issuer shall enter in an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or
(iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Holder shall receive for each Option Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Issuer Common Stock less the Purchase Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Issuer Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Option would have the same election or similar rights as would the holder of the number of shares of Issuer Common Stock for which the Option is then exercisable); provided, that if the sum of (i) the aggregate value of the Net Consideration to be received by Holder pursuant to this
Section 7(b) and (ii) the consideration to be received for Option Shares with respect to which the Option shall have previously been exercised, less the aggregate Purchase Price paid therefor (collectively, the "Total Consideration") shall exceed $5,650,000, then the Net Consideration shall be reduced to the extent necessary such that the Total Consideration equals or is less than $5,650,000. If the consideration to be offered, paid, or received pursuant to this Section 7(b) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

      8.     REPURCHASE AT THE OPTION OF HOLDER.

             (a) Subject to the last sentence of Section 3(a), at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) that occurs prior to the termination of this Option pursuant to Section 3(a) hereof, Issuer shall repurchase from Holder the Option and all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                   (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

                   (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                   (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares;

provided, that the amounts to be paid pursuant to clauses (ii) and (iii) above shall not exceed $5,650,000.

             (b) If Holder exercises its rights under this Section 8, Issuer shall, within ten business days after the Request Date (the "Repurchase Closing"), pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board, the OTS or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Federal Reserve Board, the OTS or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this
Section 8, Issuer shall promptly give notice of such fact to Holder. If the Federal Reserve Board, the OTS or other agency prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by the Federal Reserve Board, the OTS or other agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

                   Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

             (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii), or 7(b)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's Assets, the Applicable Price shall be the sum of the price paid in such sale for such Assets and the current market value of the remaining Assets of Issuer as determined by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid, or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

             (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii), or 7(b)(iii) shall be consummated.

      9.     REGISTRATION RIGHTS.

             (a) Following the termination of the Merger Agreement, Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible prepare and file a registration statement under the Securities Laws if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder in such request, including, without limitation, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

             (b) If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Laws in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Selling Shareholder), Issuer will cause all such shares for which Holder shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement a dividend reinvestment or similar plan, an employee benefit plan or a registration filed on Form S-4 or any successor form; provided, further, that such election pursuant to clause (i) may only be made two times. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders and any other person (other than Issuer) who or which is permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each Selling Shareholder bears to the total number of shares requested to be registered by all Selling Shareholders (including such other persons) then desiring to have Issuer Common Stock registered for sale.

             (c) Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Laws pursuant to subparagraph (a) above:

                   (i) prior to the earliest of (a) termination of the Merger Agreement pursuant to Section 10.1 thereof, (b) failure to obtain the requisite stockholder approval pursuant to Section 9.1(a) of the Merger Agreement, and (c) a Purchase Event or a Preliminary Purchase Event;

                   (ii)   on more than two occasions;

                   (iii)  more than once during any calendar year;

                   (iv) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Laws and such shares were registered as requested; and

                   (v) unless a request therefor is made to Issuer by Selling Shareholders holding at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.

                   Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

             (d) Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), accounting expenses, legal expenses, printing expenses, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph (a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or (b) above. Underwriting discounts and commissions relating to Option Shares, fees and fees and disbursements of counsel to the Selling Shareholders, and any other expenses incurred by such Selling Shareholders in connection with any such registration shall be borne by such Selling Shareholders.

             (e) In connection with any registration under subparagraph (a) or (b) above Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages, and liabilities caused by any untrue statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages, or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director, and controlling person of Issuer shall be indemnified by such Selling Shareholder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages, and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

                   Promptly upon receipt by a party indemnified under this subparagraph (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party falls to assume the defense of such action with counsel' satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

                   If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages, or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages, or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the selling shareholders, and the underwriters from the offering of the securities and also the relative fault of Issuer, the selling shareholders, and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages, or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages, and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

                   In connection with any registration pursuant to subparagraph
(a) or (b) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).

             (f) Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by Holder in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rules 144 and 144A. Issuer shall at its expense provide Holder with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Laws, or required pursuant to any state securities laws or the rules of any stock exchange.

             (g) Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

      10. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any national securities exchange or any other automated quotations system maintained by a self-regulatory organization, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any national securities exchange or any other automated quotations system maintained by a self-regulatory organization and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

      11. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

      12.    MISCELLANEOUS.

             (A) EXPENSES. Except as otherwise provided in Section 10, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

             (B) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

             (C) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 9(e) and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

             (D) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia without regard to any applicable conflicts of law rules.

             (E) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

             (F) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice):

             (G) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

             (H) ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

             (I) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

             (J) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief, and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

      IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


ATTEST:                               BANKERS FIRST CORPORATION


_______________________               By: ______________________________
Secretary                                 President and Chief Executive Officer


[CORPORATE SEAL]




ATTEST:                               SOUTHTRUST CORPORATION


_______________________               By: ______________________________
Secretary                                 President


[CORPORATE SEAL]

                                                                      EXHIBIT  C



                      THE ROBINSON-HUMPHREY COMPANY, INC.



                             _______________, 1996




Board of Directors
Bankers First Corporation
One 10th Street
Augusta, Georgia  30901

Gentlemen:

                 In connection with the proposed acquisition of Bankers First Corporation ("BNKF") by SouthTrust Corporation ("SOTR") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement of Combination dated as of October 31, 1995 among such parties (the "merger Agreement"), are fair, from a financial point of view, to the stockholders of BNKF. Under the terms of the merger, holders of all outstanding shares of BNKF stock will receive consideration equal to 1.126 shares of SOTR common stock for each BNKF share held. Based on a closing share price for SOTR of $26.1875 the implied purchase price per share as of January 3, 1996 was $29.4871 per BNKF share.

                 Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

                 In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, BNKF's financial results for fiscal years 1990 through 1994 and for the quarter ended September 30, 1995 and certain documents and information we deem relevant to our analysis. We have also held discussions with senior management of BNKF for the purpose of reviewing the historical and current operations of, and outlook for BNKF, industry trends, the terms of the proposed Merger, and related matters.

                 We have also studied published financial data concerning certain other publicly traded banks which we deem comparable to BNKF as well as certain financial data relating to acquisitions of other banks that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

                 We have reviewed similar information and data relating to SOTR including its historical financial statements, from fiscal 1990 up through and including the quarter ended September 30, 1995.

                 In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by BNKF and SOTR. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of BNKF and SOTR.

                 Based upon the foregoing and upon current market and economic conditions, we are of the opinion that, from a financial point of view, the terms of the Merger as provided in the Merger Agreement are fair to the stockholders of BNKF.

                                        Very truly yours,




                                        THE ROBINSON-HUMPHREY COMPANY, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Certificate of Incorporation and the Bylaws of Registrant provide that Registrant shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of the State of Delaware, which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and settlements incurred by him in connection with any such suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a derivative action on behalf of the corporation, if he not be adjudged to be liable for negligence or misconduct.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following exhibits are filed as part of this Registration
Statement:

   2 Agreement and Plan of Merger by and among Bankers First Corporation, SouthTrust Corporation and SouthTrust of Georgia, Inc. (included as Exhibit A to the Proxy Statement/Prospectus filed as part of this Registration Statement).
*  3(a)   Composite Restated Bylaws of SouthTrust Corporation.
*  3(b)   Composite Restated Certificate of Incorporation of SouthTrust
          Corporation.
*  4(a)   Certificate of Adoption of Resolutions designating Series A
          Junior Participating Preferred Stock, adopted February 22,
          1989, which was filed as Exhibit 1 to SouthTrust Corporation's Registration Statement on Form 8-A (File No. 1-3613).
*  4(b)   Stockholders' Rights Agreement, dated as of February 22, 1989, between SouthTrust Corporation and Mellon Bank, N.A., Rights
          Agent, which was filed as Exhibit 1 to SouthTrust
          Corporation's Registration Statement on Form 8-A (File No.
          1-3613).
*  4(c)   Indenture, dated as of May 1, 1987 between SouthTrust
          Corporation and National Westminster Bank USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration
          Statement on Form S-3 (Registration No. 33-13637).
*  4(d)   Subordinated Indenture, dated as of May 1, 1992, between
          SouthTrust Corporation and Chemical Bank, which was filed as
          Exhibit 4(1)(ii) to the Registration Statement on Form S-3 of SouthTrust Corporation (Registration No. 33-44857).
*  4(e)   Composite Restated Bylaws of SouthTrust Corporation.
*  4(f)   Composite Restated Certificate of Incorporation of SouthTrust
          Corporation.
   5      Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
   8      Form of Opinion of Alston & Bird regarding certain tax matters.
   23(a)  Consent of Arthur Andersen LLP.
   23(b)  Consent of KPMG Peat Marwick LLP
   23(c)  Consent of Bradley, Arant, Rose & White (included in Exhibit
          5).
   23(d)  Consent of Alston & Bird.
   23(e)  Consent of The Robinson-Humphrey Company, Inc.
   24     Powers of Attorney.

______________________________
*   Incorporated by reference.

 ITEM 22.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)     (1)      The undersigned registrant hereby undertakes as
                          follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration
                          Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                 (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on January 12, 1996.


                                                 SOUTHTRUST CORPORATION


                                        By:   /s/ WALLACE D. MALONE, JR.
                                           ------------------------------------
                                              Its Chairman of the Board of
                                              Directors, President and Chief
                                                    Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



             Signature                                            Title                            Date
             ---------                                            -----                            ----
 /s/  WALLACE D. MALONE, JR.                      Chairman, President, Chief Executive      January 12, 1996
----------------------------------                          Officer, Director
      Wallace D. Malone, Jr.



    /s/ AUBREY D. BARNARD                               Secretary, Treasurer and            January 12, 1996
----------------------------------                        Controller (Principal
        Aubrey D. Barnard                                     Accounting and
                                                            Financial Officer)


                                                                 Director                   January 12, 1996
----------------------------------
      Allen J. Keesler, Jr.


                *                                                Director                   January 12, 1996
----------------------------------
         Herbert Stockham


                *                                                Director                   January 12, 1996
----------------------------------
         Bill L. Harbert


                *                                                Director                   January 12, 1996
----------------------------------
          T. W. Mitchell


                *                                                Director                   January 12, 1996
----------------------------------
        Charles G. Taylor

                *                                                 Director                   January 12, 1996
----------------------------------
        William C. Hulsey


                *                                                 Director                   January 12, 1996
----------------------------------
         John M. Bradford


                *                                                 Director                   January 12, 1996
----------------------------------
    Wm. Kendrick Upchurch, Jr.


                *                                                 Director                   January 12, 1996
----------------------------------
        H. Allen Franklin


                *                                                 Director                   January 12, 1996
----------------------------------
         F. Crowder Falls


*   /s/ WILLIAM L. PRATER                                                                    January 12, 1996
----------------------------------
        William L. Prater
         Attorney-in-fact

                               INDEX TO EXHIBITS

                                                                                                                     PAGE IN
                                                                                                                   SEQUENTIALLY
EXHIBIT                                                                                                              NUMBERED
   NO.                                            DESCRIPTION                                                         FILING
---------                                         -----------                                                       ----------
    2       Agreement and Plan of Merger by and among Bankers First Corporation, SouthTrust Corporation and
            SouthTrust of Georgia, Inc. (included as Exhibit A to the Proxy Statement/Prospectus filed as part of this Registration Statement).
*   3(a)    Composite Restated Bylaws of SouthTrust Corporation.
*   3(b)    Composite Restated Certificate of Incorporation of SouthTrust Corporation.
*   4(a)    Certificate of Adoption of Resolutions designating Series A Junior Participating Preferred Stock, adopted February 22, 1989, which was filed as Exhibit 1 to SouthTrust Corporation's Registration
            Statement on Form 8-A (File No. 1-3613).
*   4(b)    Stockholders' Rights Agreement, dated as of February 22, 1989, between SouthTrust Corporation and
            Mellon Bank, N.A., Rights Agent, which was filed as Exhibit 1 to SouthTrust Corporation's
            Registration Statement on Form 8-A (File No. 1-3613).
*   4(c)    Indenture, dated as of May 1, 1987 between SouthTrust Corporation and National Westminster Bank
            USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration Statement on Form S-3
            (Registration No. 33-13637).
*   4(d)    Subordinated Indenture, dated as of May 1, 1992, between SouthTrust Corporation and Chemical Bank, which was filed as Exhibit 4(1)(ii) to the Registration Statement on Form S-3 of SouthTrust
            Corporation (Registration No. 33-44857).
*   4(e)    Composite Restated Bylaws of SouthTrust Corporation.
*   4(f)    Composite Restated Certificate of Incorporation of SouthTrust Corporation.
    5       Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
    8       Form of Opinion of Alston & Bird regarding certain tax matters.
    23(a)   Consent of Arthur Andersen LLP.
    23(b)   Consent of KPMG Peat Marwick LLP
    23(c)   Consent of Bradley, Arant, Rose & White (included in Exhibit 5).
    23(d)   Consent of Alston & Bird.
    23(e)   Consent of The Robinson-Humphrey Company, Inc.
    24      Powers of Attorney.

*   Incorporated by reference.